Exhibit 10.1

EXECUTION COPY

INVESTMENT AGREEMENT

dated as of April 29, 2010

between

STERLING FINANCIAL CORPORATION

and

THOMAS H. LEE EQUITY FUND VI, L.P.

THOMAS H. LEE PARALLEL FUND VI, L.P.

and

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

4.14	No Change in Control	67
4.15	Listing Authorization	67
4.16	Continued Listing Authorization	67
4.17	Other Private Placements	68
4.18	Certain Other Transactions	68
4.19	Transfer Restrictions	70

ARTICLE V

Termination

5.1	Termination	70
5.2	Effects of Termination	71

ARTICLE VI

Miscellaneous

6.1	Survival	71
6.2	Amendment	71
6.3	Waivers	72
6.4	Counterparts and Facsimile	72
6.5	Governing Law	72
6.6	WAIVER OF JURY TRIAL	72
6.7	Notices	72
6.8	Entire Agreement, Etc.	73
6.9	Other Definitions	74
6.10	Captions	77
6.11	Severability	77
6.12	No Third Party Beneficiaries	77
6.13	Time of Essence	77
6.14	Certain Adjustments	77
6.15	Public Announcements	77
6.16	Specific Performance	78
6.17	No Recourse	78

LIST OF EXHIBITS

Exhibit A:	Form of Series B Certificate
Exhibit B:	Form of Warrant
Exhibit C:	Form of Opinion(s)
Exhibit D:	Form of Amendment to Company Certificate of Incorporation
Exhibit E:	Agreed Plan

INDEX OF DEFINED TERMS

Term	Location of Definition
Affiliate	6.9(2)
Agency	2.2(y)(2)(A)
Agreed Plan	4.2
Agreement	Preamble
Articles of Incorporation	Recitals
Beneficially Own/Beneficial Owner/Beneficial Ownership	6.9(9)
Benefit Plans	2.2(p)(1)
BHC Act	1.2(c)(2)(xii)
Board Representative	4.4(f)
Business Combination	6.9(11)(C)
business day	6.9(7)
Capitalization Date	2.2(c)
Cease and Desist Order	2.2(n)(4)
Change in Control	6.9(11)
Charter Amendment Proposal	3.1(b)
CIBC Act	1.2(c)(1)(i)
Closing	1.2(a)
Closing Date	1.2(a)
Code	1.2(c)(2)(v)
Common Stock/Common Shares	Recitals
Company	Preamble
Company Financial Statements	2.2(f)
Company Indemnified Parties	4.7(b)
Common Price Adjustment	Recitals
Company Preferred Stock	2.2(c)
Company Option	2.2(c)
Company Reports	2.2(g)(1)
Company Restricted Stock	2.2(c)
Company Significant Agreement	2.2(k)
Company Subsidiary/Company Subsidiaries	2.2(b)
Control/Controlling/Controlled by/under Common Control with	6.9(3)
De Minimis Claim	4.7(e)
Disclosed Agreements	2.2(s)(2)
Disclosure Schedule	2.1(a)
Employees	2.2(p)(1)
Employment Agreements	4.14
Environmental Law	2.2(u)
ERISA	2.2(p)(1)
ERISA Affiliate	2.2(p)(3)
ERISA Plans	2.2(p)(2)
Exchange Act	2.2(g)(1)

Term	Location of Definition
FDIC	2.2(b)
Federal Reserve	1.2(c)(2)(xi)
GAAP	2.1(b)
Governmental Entity	1.2(c)(1)(i)
Hazardous Substance	2.2(u)
herein/hereof/hereunder	6.9(6)
Holder	4.9(k)(1)
Holders’ Counsel	4.9(k)(2)
including/includes/included/include	6.9(5)
Incumbent Directors	6.9(11)(A)
Indemnified Party	4.7(c)
Indemnifying Party	4.7(c)
Indemnitee	4.9(g)(1)
Information	3.3(b)
Interim Financials	2.2(f)
Insurer	2.2(y)(2)(C)
Intellectual Property	2.2(w)
Investment	Recitals
Investors	Preamble
Investor Indemnified Parties	4.7(a)
IRS	2.2(i)(2)(i)
IT Assets	2.2(w)
Liens	2.2(b)
Loan Investor	2.2(y)(2)(B)
Losses	4.7(a)
Material Adverse Effect	2.1(b)
Material Event	4.9(a)(3)(C)
NASDAQ	4.15
New Security	4.3(a)
Nominating Committee	4.4(a)
Non-Qualifying Transaction	6.9(11)(C)
Observer	4.4(d)
or	6.9(4)
Other Private Placements	Recitals
Parent Corporation	6.9(11)(C)
Par Value Change	1.2(c)(2)(xvii)
Pending Underwritten Offering	4.9(l)
Pension Plan	2.2(p)(2)
person	6.9(8)
Piggyback Registration	4.9(a)(4)
Preferred Price Adjustment	Recitals
Previously Disclosed	2.1(c)
Purchase Price	1.2(b)

Term	Location of Definition
Qualifying Ownership Interest	4.4(a)
Recapitalization Transactions	2.2(v)
Register/registered/registration	4.9(k)(3)
Registered	2.2(w)
Registrable Securities	4.9(k)(4)
Registration Expenses	4.9(k)(5)
Regulatory Agreement	2.2(z)
Required Approvals	2.2(e)
Rule 144	4.9(k)(6)
Rule 144A	4.9(k)(6)
Rule 158	4.9(k)(6)
Rule 159A	4.9(k)(6)
Rule 405	4.9(k)(6)
Rule 415	4.9(k)(6)
Scheduled Black-out Period	4.9(k)(7)
Scheduled Intellectual Property	2.2(w)(1)
SEC	2.1(c)
Securities	Recitals
Securities Act	2.2(g)(1)
Selling Expenses	4.9(k)(8)
Series B Shares/Series B Stock	Recitals
Series B Stock Articles of Amendment	Recitals
Series C Shares/Series C Stock	Recitals
Series D Shares/Series D Stock	Recitals
Shelf Registration Statement	4.9(a)(2)
Special Registration	4.9(i)
Stock Plans	2.2(c)
Stockholder Proposals	3.1(b)
subsidiary	6.9(1)
Surviving Corporation	6.9(11)(C)
Tax/Taxes	2.2(i)
Tax Return/Tax Returns	2.2(i)
TARP Exchange	Recitals
TARP Exchange Agreement	Recitals
TARP Preferred Stock	Recitals
TARP Warrant	Recitals
to the knowledge of the Company/Company’s knowledge	6.9(10)
Transaction Deadline	5.1(b)
Transaction Documents	Recitals
Transaction Expenses	3.2
Treasury	Recitals
TruPS Exchange	1.2(c)(2)(iv)
Unlawful Gains	2.2(n)(5)

Term	Location of Definition
Voting Debt	2.2(c)
Voting Securities	4.1(a)(1)
Warrant	Recitals
Warrant Certificate	Recitals
Washington Secretary	Recitals
Written Agreement	2.2(n)(4)

INVESTMENT AGREEMENT, dated as of April 29, 2010 (this “Agreement”), between Sterling Financial Corporation, a Washington corporation (the “Company”), and Thomas H. Lee Equity Fund VI, L.P., a Delaware limited partnership ,Thomas H. Lee Parallel Fund VI, L.P., a Delaware limited partnership, and Thomas H. Lee Parallel (DT) Fund VI, L.P., a Delaware limited partnership (each, an “Investor” and collectively, the “Investors”).

RECITALS:

A. The Investment. The Company intends to sell to the Investors, and the Investors intend to purchase in the aggregate from the Company, as an investment in the Company, the securities as described herein. The securities to be purchased at the Closing (as defined below) are:

(i) 1,647,451 shares of Convertible Participating Voting Preferred Stock, Series B, no par value per share and liquidation preference $3.75 per share, of the Company, having the terms set forth in Exhibit A (the “Series B Stock” or “Series B Shares”) each convertible, subject to the approval of the Stockholder Proposals, into 375 shares (and, in the aggregate, 617,794,206 shares) of Common Stock of the Company (the “Common Stock” or “Common Shares”), the price of which Series B Shares shall be equal to the lesser of (x) $0.20 per Common Share on an as converted basis and (y) the lowest price per Common Share on an as converted basis sold in any of the Other Private Placements (the “Preferred Price Adjustment”);

(ii) 55,740,831 shares of Common Stock, the price of which Common Shares shall be equal to the lesser of (x) $0.20 per Common Share and (y) the lowest price per Common Share sold in any of the Other Private Placements (the “Common Price Adjustment”); and

(iii) a warrant (the “Warrant”) to purchase shares of Common Stock, having the terms set forth in Exhibit B. Until the approval of each of the Stockholder Proposals is obtained, the Warrant shall settle in shares of Series B Stock; thereafter, the Warrant shall settle in shares of Common Stock. The purchase of the Series B Shares, Common Stock and Warrant by the Investors is referred to herein as the “Investment.”

B. Other Private Placements. The Company intends to sell up to 244,259,169 shares of Common Stock and up to 7,219,215 shares of Convertible Participating Voting Preferred Stock, Series D, no par value per share and liquidation preference $3.75 per share, (the “Series D Stock” or “Series D Shares”), such Series D Stock having substantially identical rights, preferences and privileges as the Series B Shares, except that the Series D Stock shall not bear cumulative dividends in the event the Stockholder Proposals shall not have been approved within 120 days of the Closing Date, in one or more private placement transactions to other investors, with the closing of such offerings to occur simultaneously with the Closing of this transaction (the “Other Private Placements”).

C. TARP Exchange. The United States Department of Treasury (the “Treasury”) holds (i) 303,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “TARP Preferred Stock”) and (ii) a warrant to purchase 6,437,677 shares of the Common Stock at an exercise price of $7.06 per share (the “TARP Warrant”). On the terms and subject to the conditions set forth in Exchange Agreement by and between the Company and Treasury dated as of the date hereof (the “TARP Exchange Agreement”), the Company intends to exchange the TARP Preferred Stock for Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series C (the “Series C Shares” or “Series C Stock”), which shares the Company shall then convert into 378,750,000 shares of Common Stock (subject to adjustment as provided therein), and to amend the warrant held by Treasury dated December 5, 2008 to among other things reduce the exercise price thereof to $0.20 per share (collectively, the “TARP Exchange”).

D. The Securities. The term “Securities” refers collectively to (1) the shares of Series B Stock purchased under this Agreement, (2) the Warrant issued under this Agreement (3) the Common Stock issued under this Agreement and (4) any securities (including shares of Common Stock and Series B Stock) into which any of the foregoing are converted, exchanged or exercised in accordance with the terms thereof and of this Agreement, as applicable. When issued, the Series B Stock shall have the designations, relative rights, preferences, voting powers and limitations set forth in articles of amendment substantially in the form attached as Exhibit A (the “Series B Stock Articles of Amendment”), which will amend the Company’s Articles of Restatement of Restated Articles of Incorporation, as amended on September 21, 2009 by the Articles of Amendment of Restated Articles of Incorporation (the “Articles of Incorporation”), by filing the Series B Stock Articles of Amendment with the Secretary of State of the State of Washington (the “Washington Secretary”). When issued, the Warrant shall be evidenced by a certificate substantially in the form attached as Exhibit B (the “Warrant Certificate”).

E. Transaction Documents. The term “Transaction Documents” refers collectively to this Agreement, the Warrant and the Series B Stock Articles of Amendment.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

Purchase; Closing

1.1 Purchase. On the terms and subject to the conditions set forth herein, the Investors shall (i) purchase from the Company, and the Company shall sell to the Investors, a number of shares of Series B Shares as set forth in Section 1.2(b) and (ii) receive from the Company, and the Company shall deliver to the Investors, the Warrant. Notwithstanding the foregoing, in the event that the Company sells more or less than 244,259,169 shares of Common Stock and 7,219,215 shares of Series D Stock in the Other Private Placements, the number of shares of Common Stock and shares of Series B Stock to be sold to the Investors and the Purchase Price shall be proportionally increased or decreased in order to maintain aggregate ownership by the Investors of 15.9% of the issued and outstanding Common Stock of the Company by the Investors on an as-converted basis; provided, that in no event shall the number of shares of Series B Stock or Common Stock to be purchased by the Investors be more than 1,658,614 and 55,699,727, respectively, and the purchase price to be paid by the Investors for any such shares of Series B Stock or Common Stock be in excess of the Preferred Price Adjustment or the Common Price Adjustment, respectively, without the prior written consent of the Investors.

1.2 Closing. (a) Unless this Agreement has been terminated pursuant to Article V, and subject to the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article I, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Davis Polk & Wardwell LLP located at 450 Lexington Avenue, New York, NY 10017, or remotely via the electronic or other exchange of documents and signature pages, as soon as practicable (the “Closing Date”), but in no event later than the second business day after the satisfaction or waiver of the conditions set forth in Article I (excluding conditions that, but their terms, cannot be satisfied until the Closing, but the Closing shall be subject to the satisfaction or waiver of those conditions), or at such other place or such other date as agreed to by the parties hereto.

(b) Subject to the satisfaction or waiver on the Closing Date of the conditions to the Closing in Section 1.2(c), the Preferred Price Adjustment, the Common Price Adjustment, the adjustment as provided in Section 1.1 and the adjustments set forth in Section 4.18, if any, at the Closing, the Company shall deliver to the Investors (1)(i) certificates representing 1,647,451 shares of Series B Stock, (ii) certificates representing 55,740,831 shares of Common Stock and (iii) one or more certificates representing the Warrant exercisable to purchase (a) if each of the Stockholder Proposals has not been approved, 449,023 shares of Series B Stock and (b) if each has been so approved, 168,383,759 shares of Common Stock against (2) payment by wire transfer of immediately available United States funds to a bank account designated by the Company for an aggregate purchase price of $134,707,007 (the “Purchase Price”).

(c) Closing Conditions. (1) The respective obligation of each of the Investors and the Company to consummate the Closing is subject to the fulfillment or written waiver by the Investors and the Company prior to the Closing of the following conditions:

(i) all approvals and authorizations of, filings and registrations with, and notifications to all governmental or regulatory authorities, agencies, courts, commissions or other entities, whether federal, state, local or foreign, or applicable self-regulatory organizations (each, a “Governmental Entity”), required to consummate the Closing (including, but not limited to, the approval of the Federal Reserve of the Investors’ notice filed pursuant to the Change in Bank Control Act of 1978, as amended (the “CIBC Act”) and under the Depository Institution Management Interlocks Act with respect to the Board Representative) shall have been obtained or made and shall be in full force and effect provided, however, that, with respect to the Investors, no such approval, authorization, filing, registration or notification by a Governmental Authority shall impose any restraint or condition that would be expected to impair in any respect the benefits to the Investors of the transactions contemplated by this Agreement (it being acknowledged by the Investors that the conditions imposed on them in the passivity letter previously provided to the Company are deemed not to impair the benefits to the Investors in any respect under this proviso); and

(ii) no provision of any applicable law or regulation and no judgment, injunction, order or decree shall prohibit the Closing or shall prohibit or restrict the Investors or their respective Affiliates from owning, voting, or, subject to receipt of approval of the Stockholder Proposals, converting or exercising any Securities in accordance with the terms thereof and no lawsuit has been commenced by a Governmental Entity or a third party seeking to effect any of the foregoing.

(2) The obligation of the Investors to consummate the Closing is also subject to the fulfillment or written waiver prior to the Closing (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment of those conditions) of each of the following conditions:

(i) the representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except (1) to the extent such representations and warranties are made as of a specified date, in which case, subject to clause (2) below, such representations and warranties shall be true and correct in all respects as of such date and (2) with respect to each of the representations and warranties of the Company in this Agreement (other than Section 2.2(b) (but only with respect to the last sentence thereof), Section 2.2(c) (which shall be true and correct except to a de minimis extent that is addressed to the Investors’ reasonable satisfaction at the Closing pursuant to Section 6.14), Section 2.2(e), Section 2.2(q), Section 2.2(j)(3), Section 2.2(aa) and Section 2.2(bb)), where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, would not be reasonably likely to have a Material Adverse Effect with respect to the Company);

(ii) the Company shall have performed in all material respects all obligations required to be performed by it at or prior to Closing under this Agreement;

(iii) the Company shall have exchanged the TARP Preferred Stock for 303,000 shares of Series C Stock and the Company shall have elected to convert, and provided timely notice in connection with such election to the holder of the Series C Stock, such Series C Stock into 378,750,000 shares of Common Stock, subject to adjustment, in accordance with the terms and conditions set forth in the TARP Exchange Agreement (or otherwise on terms and conditions satisfactory to the Investors in their reasonable judgment), which exchange and conversion shall have occurred on the same day as the Closing Date;

(iv) the exchange, repurchase, redemption or other similar transaction or payments of any distributions thereon, in each case, if any, of or with respect to, as applicable, any of the trust preferred securities issued by certain vehicles associated with the Company shall, to the extent (x) consummated or (y) the Company having entered into an agreement or understanding in relation thereto on or prior to the Closing (a “TruPS Exchange”), be on terms and conditions reasonably satisfactory to the Investors;

(v) since the date of this Agreement, (a) there shall have been no material change to any rules under Sections 382, 383 or 384 of the U.S. Internal Revenue Code of 1986, as amended and the Treasury Regulations promulgated thereunder (the “Code”), that adversely affect the application of Sections 382, 383 or 384 of the Code to any net operating losses, unrealized built-in losses or other tax attributes of the Company and any Affiliate (if relevant) that exist on or after the Closing Date, or (b) an Ownership Change (as defined by Section 382(g) of the Code), in the Investors’ reasonable judgment, has not occurred and will not occur as a result of the transactions contemplated herein;

(vi)(a) the Company shall receive gross proceeds of an aggregate amount not less than $720 million and not more than $730 million, prior to or contemporaneously with the Closing, from the Other Private Placements and the Investment (assuming, for purposes of this clause (a), that the Investment has been consummated) and (b) the Other Private Placements shall have been conducted as set forth in this Agreement (or otherwise on terms and conditions satisfactory to the Investors in their reasonable judgment);

(vii) any Required Approvals required to consummate the transactions contemplated by this Agreement shall have been made or been obtained and shall be in full force and effect as of the Closing Date; provided, however, that no such Required Approval shall impose any restraint or condition that would be expected to impair in any respect the benefits to the Investors of the transactions contemplated by this Agreement (it being acknowledged by the Investors that the conditions imposed on them in the passivity letter previously provided to the Company are deemed not to impair the benefits to the Investors in any respect under this proviso);

(viii) at the Closing, taking into account the transactions contemplated by this Agreement and assuming the full conversion of the Series B Stock and Series D Stock into shares of Common Stock, the Other Private Placements, the TARP Exchange, the Company’s Tier 1 leverage ratio shall be no lower than 9.5%.

(ix) following the date hereof, the Company shall not have agreed to enter into or entered into (a) any agreement or transaction in order to raise capital or (b) any transaction that resulted in, or would result in if consummated, a Change in Control of the Company, in each case, other than in connection with the Investment, the Other Private Placements and the TARP Exchange;

(x) since (and excluding) the date hereof, no Material Adverse Effect (within the meaning of clauses (1) and (2)(x) of the definition thereof) shall have occurred with respect to the Company and be continuing;

(xi) the Board of Governors of the Federal Reserve System (the “Federal Reserve”) shall not have notified the Company or the Investors that it has changed any of the following positions:

(1) the Series B Shares and the Series D Shares, following conversion, shall qualify as unrestricted Tier 1 capital pursuant to the Capital Adequacy Guidelines for Bank Holding Companies, 12 C.F.R., Appendix A to Part 225; and

(2) the Company’s capital structure immediately after the Closing will otherwise comply with the “predominance” of voting common equity provisions of 12 C.F.R., Appendix A to Part 225;

(xii) the Investors shall have received, from the Federal Reserve written confirmation, satisfactory to them in their reasonable judgment, to the effect that neither the Investors nor any of their respective Affiliates (which for purposes of this paragraph shall include all “affiliates” as defined in the Bank Holding Company Act of 1956 (the “BHC Act”) or Regulation Y of the Federal Reserve) shall be deemed to “control” the Company or any Company Subsidiary after the Closing for purposes of the BHC Act by reason of the consummation of the transactions contemplated by this Agreement; it being acknowledged by the Investors that the conditions imposed on it in the passivity letter previously provided to the Company are deemed reasonable;

(xiii) at the Closing, the Company shall have caused the Investors to receive, substantially in the forms attached hereto as Exhibit C, opinions of Davis,

Polk & Wardwell LLP and Witherspoon, Kelley, Davenport & Toole, P.S., counsel to the Company;

(xiv) as of the Closing Date, Sterling Savings Bank and Golf Savings Bank, collectively, shall have at least $2,750,000,000 in core deposits (including, money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $2,800,000,000 in certificates of deposits, excluding governmental and brokered deposits;

(xv) the Investors shall have received a certificate, dated the Closing Date, signed on behalf of the Company by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(2)(i) and (ii) have been satisfied or waived;

(xvi) the consummation of the transactions contemplated by this Agreement, the Other Private Placements, any TruPs Exchange and the TARP Exchange shall qualify as a recapitalization for financial accounting purposes under GAAP;

(xvii) the par value of the Company’s capital securities, including the Common Stock and the Series B Stock, shall be changed to $0.00 per share (the “Par Value Change”); and

(xviii) following the date hereof, neither the Federal Reserve nor the FDIC shall have notified the Company or the Investors that they will impose on the Investors or the Company any requirements that would reasonably be expected, in the Investors’ discretion, to impair any economic benefits to the Investors or materially affect the Company’s business going forward.

(3) The obligation of the Company to consummate the Closing is also subject to the fulfillment or written waiver prior to the Closing of the following conditions:

(i) the representations and warranties of the Investors set forth in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such date);

(ii) each Investor has performed in all material respects all obligations required to be performed by it at or prior to Closing under Section 3.1;

(iii) the Company shall have received a certificate signed on behalf of the Investors by a senior executive officer certifying to the effect that the conditions set forth in Sections 1.2(c)(3)(i) and (ii) have been satisfied; and

(iv) two (2) business days prior to the Closing Date, the Company shall have received from the Investors a schedule allocating the Securities to be issued to each Investor and the corresponding Purchase Price allocable to each Investor.

1.3 Treatment of Stock Plans. The Company shall take all actions necessary to ensure the continuation of the Company Options and other awards issued under the Stock Plans in accordance with their terms as exist on the date hereof.

ARTICLE II

Representations and Warranties

2.1 Disclosure. (a) On or prior to the date of this Agreement, each of the Company and the Investors delivered to the other a schedule (“Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 2.2 with respect to the Company, or in Section 2.3 with respect to the Investors, or to one or more of its covenants contained in Article III; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item in such schedule shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company or the Investors, as applicable.

(b) “Material Adverse Effect” means, with respect to the Investors, only clause (2) that follows, or, with respect to the Company, both clauses (1) and (2) that follow, any circumstance, event, change, development or effect that, individually or in the aggregate (1) is or would reasonably be expected to be material and adverse to the financial position, results of operations, business, assets or liabilities, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole, respectively, or (2) would or would reasonably be expected to (x) materially impair the ability of either the Investors or the Company, respectively, to perform its obligations under this Agreement or (y) otherwise materially impede the consummation of the Closing and the other transactions contemplated by this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred under clause (1), any effect shall be excluded to the extent that it results from (A) changes, after the date of this Agreement, in the U.S. generally accepted accounting principles (“GAAP”), (B) general changes in the economy or the industries in which the Company and its Subsidiaries operate, (C) any acts of war, terrorism, insurrection or civil disobedience, (D) any change in law applicable to the Company or Subsidiaries (not including any changes in banking or bank holding company laws, rules and regulations), (E) actions or omissions of the Company expressly required by the terms of this Agreement or taken with the prior written consent of the Investors (other than the Par Value Change), (F) changes in the market price or trading volumes of the Common Stock or the Company’s other securities (but not the underlying causes of such changes) or (G) the failure of the Company to meet any internal or public projections, forecasts, estimates or guidance (but not the underlying causes of such failure), in each case, to the extent that such circumstances, events, changes, developments or effects described in any of the foregoing clauses (A), (B), (C) or (D) do not have a disproportionate effect on the Company and the Company Subsidiaries, taken as a whole (relative to other participants in the industries, markets or geographic areas in which the Company and its Subsidiaries compete).

(c) “Previously Disclosed” with regard to (1) any party means information set forth on its Disclosure Schedule corresponding to the provision of this Agreement, to which such information relates; provided that information which, on its face, reasonably should indicate to the reader that it relates to another provision of this Agreement shall also be deemed to be Previously Disclosed with respect to such other provision, and (2) the Company, includes information publicly disclosed by the Company in the Company Reports filed by it with or furnished to the Securities and Exchange Commission (the “SEC”) and publicly available prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or other statements that are similarly non-specific and are predictive or forward-looking in nature).

2.2 Representations and Warranties of the Company. Except as Previously Disclosed, the Company represents and warrants as of the date of this Agreement and as of the Closing Date (except to the extent made only as of a specified date, in which case as of such date) to the Investors that:

(a) Organization and Authority. The Company is a corporation duly organized and validly existing under the laws of the State of Washington, is duly qualified to do business and is in good standing in all other jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on the Company and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. The Company is duly registered as a bank holding company under the BHC Act. The Company has furnished to the Investors true, correct and complete copies of the Company’s Articles of Incorporation and bylaws as amended through the date of this Agreement.

(b) Company’s Subsidiaries. The Company has Previously Disclosed a true, complete and correct list of all of its subsidiaries as of the date of this Agreement (individually, a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), all shares of the outstanding capital stock of each of which are owned directly or indirectly by the Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, gross-up right, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such Company Subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by the Company are duly authorized and validly issued, fully paid and nonassessable and are owned by it free and clear of any lien, adverse right or claim, charge, option, pledge, covenant, title defect, security interest or other encumbrances of any kind (“Liens”), with no personal liability attaching to the ownership thereof. Each Company Subsidiary is an entity duly organized, validly existing, duly qualified to do business and, to the extent applicable, in good standing under the laws of its jurisdiction of incorporation, and has corporate or other appropriate organizational power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company. Except in respect of the Company Subsidiaries, the Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture. Sterling Savings Bank is duly organized and validly existing as a Washington-state chartered bank, Golf Savings Bank is duly organized and validly existing as a Washington-state chartered savings bank and each of their respective deposit accounts are insured by the Federal Deposit Insurance Corporation (“FDIC”) to the fullest extent permitted by the Federal Deposit Insurance Act and the rules and regulations of the FDIC thereunder, and all premiums and assessments required to be paid in connection therewith have been paid when due. The Company beneficially owns all of the outstanding capital securities and has sole Control of Sterling Savings Bank and Golf Savings Bank.

(c) Capitalization. The authorized capital stock of the Company consists of 750,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share (the “Company Preferred Stock”). As of the close of business on April 23, 2010 (the “Capitalization Date”), there were 52,178,573 shares of Common Stock outstanding and 303,000 shares of Company Preferred Stock outstanding, consisting of 303,000 shares of TARP Preferred Stock. Since the Capitalization Date and through the date of this Agreement, except in connection with the Transaction Documents and the transactions contemplated hereby and thereby, including the Other Private Placements and the TARP Exchange, the Company has not (i) issued or authorized the issuance of any shares of Common Stock or Company Preferred Stock, or any securities convertible into or exchangeable or exercisable for shares of Common Stock or Company Preferred Stock, (ii) reserved for issuance any shares of Common Stock or Company Preferred Stock or (iii) repurchased or redeemed, or authorized the repurchase or redemption of, any shares of Common Stock or Company Preferred Stock.

As of the close of business on the Capitalization Date, other than in respect of the Series B Stock, the Series C Stock and the Common Stock issuable upon conversion of the Series C Stock, the Series D Stock, the Company’s Series E Participating Cumulative Preferred Stock, the Warrant and the TARP Warrant and awards outstanding under or pursuant to the Benefit Plans in respect of which an aggregate of 4,241,453 shares of Common Stock have been reserved for issuance, no shares of Common Stock or Company Preferred Stock were reserved for issuance. All of the issued and outstanding shares of Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the stockholders of the Company may vote (“Voting Debt”) are issued and outstanding. Section 2.2(c) of the Disclosure Schedule sets forth the following information with respect to each outstanding option to purchase shares of Common Stock (a “Company Option”) or right to acquire shares of stock (“Company Restricted Stock”) under the Company’s 1998 Long-Term Incentive Plan, 2001 Long-Term Incentive Plan, 2003 Long-Term Incentive Plan and the 2007 Long-Term Incentive Plan (the “Stock Plans”) which is true and correct as of the date of this Agreement: (i) the name and, to the knowledge of the Company, the country and state of residence of each holder of Company Options; (ii) the number of shares of Company Common Stock subject to such Company Option, and as applicable for each Company Option, the date of grant, exercise price, number of shares vested or not otherwise subject to repurchase rights, reacquisition rights or other applicable restrictions as of the date hereof, vesting schedule or schedule providing for the lapse of repurchase rights, reacquisition rights or other applicable restrictions, the type of Company Option and the Company Stock Plan or other plan under which such Company Options were granted or purchased; and (iii) whether, in the case of a Company Option, such Company Option is an Incentive Stock Option (within the meaning of the Code). The Company has made available to the Investors copies of each form of stock option agreements evidencing outstanding Company Options and has also delivered any other stock option agreements to the extent there are variations from the form of agreement, specifically identifying the holder(s) to whom such variant forms apply. An aggregate of 375,254 shares of Common Stock are held for the benefit of participants in the Company’s Amended and Restated Deferred Compensation Plan and the 2005 Deferred Compensation Plan, all of which are issued and outstanding as of the Capitalization Date. As of the date of this Agreement, except for (i) the outstanding Company Options described in this Section 2.2(c) and listed on Section 2.2(c) of the Disclosure Schedule and (ii) as set forth elsewhere in this Section 2.2(c), the Company does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of, or securities or rights convertible into or exchangeable or exercisable for, any shares of Common Stock or Company Preferred Stock or any other equity securities of the Company or Voting Debt or any securities representing the right to purchase or otherwise receive any shares of capital stock of the Company (including any rights plan or agreement). The Company has Previously Disclosed all shares of Company capital stock that have been purchased, redeemed or otherwise acquired, directly or indirectly, by the Company or any Company Subsidiary since December 31, 2009 and all dividends or other distributions have been declared, set aside, made or paid to the stockholders of the Company since that date. Each Company Option under the Stock Plans (i) was granted in compliance with all applicable laws and all of the terms and conditions of the Stock Plans pursuant to which it was issued, (ii) has an exercise price equal to or greater than the fair market value of a share of Common Stock at the close of business on the date of such grant, (iii) has a grant date identical to or following the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (iv) otherwise is exempt from or complies with Section 409A of the Code so that the recipient of such Company Option is not subject to the additional taxes and interest pursuant to Section 409A of the Code and (v) except for disqualifying dispositions, qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively.

(d) Authorization.

(1) The Company has the corporate power and authority to enter into or issue, as applicable, this Agreement, the Common Stock, the Series B Stock and the Warrant and to carry out its obligations hereunder and thereunder. The execution, delivery and performance, as applicable, of this Agreement, the Common Stock, the Series B Stock and the Warrant by the Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors. Subject to such approvals of all Governmental Entities as may be required by statute or regulation, this Agreement, the Common Stock, the Series B Stock and the Warrant have been duly and validly executed, issued and delivered, as applicable, by the Company and, assuming due authorization, execution and delivery of this Agreement by the Investors, are valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law). No other corporate proceedings are necessary for the execution, issuance and delivery, as applicable, by the Company of this Agreement, the Common Stock, the Series B Stock and the Warrant, the performance by it of its obligations hereunder and thereunder or the consummation by it of the transactions contemplated hereby and thereby, subject to receipt of the approval by the Company’s stockholders of the Stockholder Proposals. To the Company’s knowledge, all shares of Common Stock entitled to vote on the Stockholder Proposals shall be eligible to vote on such proposals. The Board of Directors has resolved that the transactions contemplated hereby are in the best interests of stockholders of the Company.

(2) Neither the execution, issue, delivery and performance, as applicable, by the Company of this Agreement, the Common Stock, the Series B Stock and the Warrant, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by the Company with any of the provisions thereof, shall (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien, upon any of the properties or assets of the Company or any Company Subsidiary under any of the material terms, conditions or provisions of (A) its articles of incorporation or bylaws (or similar governing documents) or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any Company Subsidiary is a party or by which it may be bound, or to which the Company or any Company Subsidiary or any of the properties or assets of the Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in Section 2.2(e) below, violate any ordinance, permit, concession, grant, franchise, law, statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any Company Subsidiary or any of their respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on the Company.

(e) Consents. Section 2.2(e) of the Disclosure Schedule lists all material governmental and any other material consents, approvals, authorizations, applications, registrations and qualifications that are required to be obtained in connection with or for the consummation of the transactions contemplated by this Agreement (the “Required Approvals”). Other than the securities or blue sky laws of the various states and the Required Approvals, no material notice to, registration, declaration or filing with, exemption or review by, or authorization, order, consent or approval of, any Governmental Entity, or expiration or termination of any statutory waiting period, is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

(f) Financial Statements. Each of the consolidated balance sheets of the Company and the Subsidiaries and the related consolidated statements of income, stockholders’ equity and cash flows, together with the notes thereto, included in any Company Report filed with the SEC prior to the date of this Agreement, and the unaudited consolidated balance sheets of the Company and the Subsidiaries as of March 31, 2010 and the related consolidated statements of income, stockholders’ equity and cash flows for the period ending March 31, 2010, together with the notes thereto and in the form Previously Disclosed to the Investors (the “Interim Financials” and, collectively, the “Company Financial Statements”), (1) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries,

(2) to the extent filed with the SEC, complied as to form, as of their respective date of such filing, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (3) have been prepared in accordance with GAAP applied on a consistent basis and (4) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries at the dates and the consolidated results of operations, changes in stockholders’ equity and cash flows of the Company and the Company Subsidiaries for the periods stated therein (subject to the absence of notes and year-end audit adjustments in the case of the Interim Financials).

(g) Reports.

(1) Since December 31, 2006, the Company and each Company Subsidiary have filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with any Governmental Entity (the foregoing, collectively, the “Company Reports”) and has paid all material fees and assessments due and payable in connection therewith. As of their respective filing dates, the Company Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be. As of the date of this Agreement, there are no outstanding comments from the SEC or any other Governmental Entity with respect to any Company Report that were enumerated within such report or otherwise were the subject of written correspondence with respect thereto. The Company Reports, including the documents incorporated by reference in each of them, each contained all the information required to be included in it and, when it was filed and as of the date of each such Company Report filed with or furnished to the SEC, or if amended prior to the date of this Agreement, as of the date of such amendment, did not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in it, in light of the circumstances under which they were made, not misleading and complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002. Copies of all of the Company Reports not otherwise publicly filed have, to the extent allowed by applicable law, rule or regulation, been made available to the Investors by the Company.

(2) The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries or accountants

(including all means of access thereto and therefrom), except for any nonexclusive ownership and nondirect control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described below in this Section 2.2(g). The Company (A) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (B) has disclosed, based on its most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Board of Directors (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date of this Agreement, the Company has no knowledge of any reason that its outside auditors and its chief executive officer and chief financial officer shall not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, without qualification, when next due. Since December 31, 2006, (i) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any Company Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors or any committee thereof or to any director or officer of the Company.

(h) Properties and Leases. The Company and the Company Subsidiaries have good and marketable title to all real properties and all other properties and assets owned by them (other than any assets the Company has repossessed), in each case, free from Liens that would affect the value thereof or interfere with the use made or to be made thereof by them in any material respect. The Company and the Company Subsidiaries own or lease all properties as are necessary to their operations as now conducted. All leases of real property and all other leases material to the Company or any Company Subsidiary pursuant to which the Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any existing default by the Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a default except for such as would not reasonably be expected to have a Material Adverse Effect.

(i) Taxes. (1) Each of the Company and the Company Subsidiaries has filed all material federal, state, county, local and foreign Tax Returns, including information returns, required to be filed by it and all such filed Tax Returns are, true, complete and correct in all material respects, and paid all material Taxes owed by it and no Taxes owed by it or assessments received by it are delinquent. (2) (i) No Tax Returns of the Company and the Company Subsidiaries referred to in subsection (1) above have been the subject of an audit by the Internal Revenue Service (the “IRS”) or the appropriate state, local or foreign taxing authority for the period for assessment where the statute of limitations remains open; (ii) all deficiencies asserted or assessments made as a result of any such audits have been paid in full and (iii) no claim has ever been made by an authority in a jurisdiction where the Company and the Company Subsidiaries do not file Tax Returns that the Company and the Company Subsidiaries are or may be subject to taxation by that jurisdiction. (3) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, that is still in effect, or has pending a request for any such extension or waiver. (4) Neither the Company nor any Company Subsidiary is a party to any pending action or proceeding, nor to the Company’s knowledge is any such action or proceeding threatened by any Governmental Entity, for the assessment or collection of Taxes, interest, penalties, assessments or deficiencies that could reasonably be likely to have a Material Adverse Effect on the Company and no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the Tax returns, business or properties of the Company or any Company Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for (other than those issues that are not reasonably likely to have a Material Adverse Effect on the Company). (5) Except as is not reasonably likely to have a Material Adverse Effect on the Company, each of the Company and the Company Subsidiaries has withheld and paid all Taxes that it is required to withhold from amounts owing to employees, creditors or other third parties. (6) Neither the Company nor any Company Subsidiary has been informed by any jurisdiction that the jurisdiction believes that the Company or any Company Subsidiary was required to file any material Tax return that was not filed. (7) Neither the Company nor any Company Subsidiary has entered into any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign law. (8) Neither the Company nor any Company Subsidiary has liability for the Taxes of any person other than the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law). (9) Neither the Company nor any Company Subsidiary is currently subject to a Section 382 Limitation, as defined in Section 382 of the Code. (10) Neither the Company nor any Company

Subsidiary is a party to or is otherwise bound by or has any obligation under any Tax allocation or sharing agreement. (11) Neither the Company nor any Company Subsidiary is a party to any agreement, contract, arrangement, or plan that could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or foreign Tax law). (12) Neither the Company nor any Company Subsidiary has been a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355(a) of the Code: (i) at any time during the two-year period prior to the date hereof, (ii) at any time during the period commencing on the date hereof and ending on the Closing Date or (iii) which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with and including the transactions contemplated by this Agreement. (13) The Company does not have any 5-Percent Shareholders (as defined by Section 382(k)(7) of the Code). (14) No Ownership Change (as defined by Section 382(g) of the Code) has occurred since December 31, 2009. (15) The Company is not aware of any state of facts currently existing or contemplated that would give rise to the imposition of any limitations under Section 382 of the Code on the use of any net operating loss carryforwards, built-in losses or other tax attributes at any time following the Closing. (16) After giving effect to the transactions described herein occurring on the Closing Date and any other transactions contemplated by this Agreement as if such transactions had occurred immediately after the Closing Date (and, for the avoidance of doubt, including the effect of a subsequent exercise of any Warrants or other options (as defined in Treas. Reg. § 1.382-4) issued in connection with such transactions that would increase the cumulative percentage point change), the cumulative percentage point change in the stock ownership of the Company for Section 382 purposes shall not be more than 47%.

For the purposes of this Agreement, the term “Tax” (including, with correlative meaning, the term “Taxes”) shall mean (1) any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added, (2) liability for the payment of any amounts of the type described in clause (1) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, and (3) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other person with respect to the payment of any amounts of the type described in clause (1) or (2). For the purposes of this Agreement, the term “Tax Return” (including, with correlative meaning, the term “Tax Returns”) shall mean all federal, state, local and foreign returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns and any amendments thereto) required to be filed or delivered pursuant to applicable tax laws.

(j) Absence of Certain Changes. Since December 31, 2009, (1) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the ordinary course, consistent with prior practice, (2) except for publicly disclosed ordinary dividends on the Common Stock and outstanding Company Preferred Stock, the Company has not made or declared any distribution in cash or in kind to its stockholders or issued or repurchased any shares of its capital stock or other equity interests, (3) through (and including) the date of this Agreement, no Material Adverse Effect has occurred with respect to the Company and is continuing and (4) there has not been (i) any capital expenditure or series of related capital expenditures made by or on behalf of the Company or the Company Subsidiaries in excess of $2,000,000; or (ii) any capital investment or acquisition of the securities or assets of, or series of related capital investments or acquisitions, any other person by or on behalf of the Company or the Company Subsidiaries involving more than $2,000,000 and, in the case of both clauses (i) and (ii), outside of the ordinary course of business consistent with past practice.

(k) Commitments and Contracts. The Company has Previously Disclosed or provided to the Investors or their representatives true, correct and complete copies of each of the following to which the Company or any Company Subsidiary is a party or subject as of the date of this Agreement (whether written or oral, express or implied) (each, a “Company Significant Agreement”):

(1) any material employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by the Company or such Company Subsidiary);

(2) any material plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

(3) any material labor contract or agreement with any labor union;

(4) any contract containing covenants that limit the ability of the Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which or with whom, the Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

(5) any other contract or agreement which is a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K;

(6) any joint venture, partnership, strategic alliance or other similar contract (including any franchising agreement, but in any event excluding introducing broker agreements); and any contract relating to the acquisition or disposition of any material business or material assets (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations or contains continuing indemnity obligations of the Company or any of the Company Subsidiaries;

(7) any contract with any Governmental Entity that imposes any material obligation or restriction on the Company or the Company Subsidiaries;

(8) any contract relating to indebtedness for borrowed money, letters of credit, capital lease obligations, obligations secured by a Lien or interest rate or currency hedging agreements (including guarantees in respect of any of the foregoing, but in any event excluding trade payables, securities transactions and brokerage agreements arising in the ordinary course of business consistent with past practice, intercompany indebtedness and immaterial leases for telephones, copy machines, facsimile machines and other office equipment) in excess of $2,000,000, except for those issued in the ordinary course of business;

(9) any real property lease and any other lease with annual rental payments aggregating $1,000,000 or more; and

(10) any material agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity, except for those entered into in the ordinary course of business.

Each of the Company Significant Agreements is valid and binding on the Company and the Company Subsidiaries, as applicable, and in full force and effect. The Company and each of the Company Subsidiaries, as applicable, are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by them to date under each Company Significant Agreement. Neither the Company nor any of the Company Subsidiaries knows of, or has received notice of, any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation of or a default) by any party under any Company Significant Agreement. To the Company’s knowledge, as of the date of this Agreement, there are no material transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed material transactions, or series of related transactions between the Company or any Company Subsidiaries, on the one hand, and the Company, any current or former director or executive officer of the Company or any Company Subsidiaries or any person who Beneficially Owns 5% or more of the Common Shares (or any of such person’s immediate family members or Affiliates) (other than Company Subsidiaries), on the other hand.

(l) Offering of Securities. Neither the Company nor any person acting on its behalf has taken any action (including, any offering of any securities of the Company under circumstances which would require the integration of such offering with the offering of any of the Securities to be issued pursuant to this Agreement or any other Transaction Document under the Securities Act and the rules and regulations of the SEC promulgated thereunder) which might subject the offering, issuance or sale of any of such Securities to the registration requirements of the Securities Act.

(m) Litigation and Other Proceedings; No Undisclosed Liabilities.

(1) There is no pending or, to the knowledge of the Company, threatened, claim, action, suit, investigation or proceeding, against the Company or any Company Subsidiary, nor is the Company or any Company Subsidiary subject to any order, judgment or decree, in each case, except as would not reasonably be expected to have a Material Adverse Effect on the Company.

(2) Neither the Company nor any of the Company Subsidiaries has any liabilities or obligations of any nature (absolute, accrued, contingent or otherwise) which are not properly reflected or reserved against in the financial statements described in Section 2.2(f) to the extent required to be so reflected or reserved against in accordance with GAAP, except for liabilities that have arisen since December 31, 2009 in the ordinary and usual course of business and consistent with past practice and that have not had a Material Adverse Effect.

(n) Compliance with Laws and Other Matters; Insurance. The Company and each Company Subsidiary:

(1) in the conduct of its business is in material compliance with all, and the condition and use of its properties does not violate or infringe, in any material respect, any applicable material domestic (federal, state or local) or foreign laws, statutes, ordinances, licenses, rules, regulations, policies or guidelines, judgments, demands, writs, injunctions, orders or decrees applicable thereto or to employees conducting its business, including the Troubled Asset Relief Program, the Emergency Economic Stabilization Act of 2008, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act of 2001, all other applicable fair lending laws or other laws relating to discrimination and the Bank Secrecy Act, and, as of the date hereof, each of Sterling Savings Bank and Golf Savings Bank has a Community Reinvestment Act rating of “satisfactory” or better;

(2) has all material permits, licenses, franchises, authorizations, orders and approvals of, and has made all filings, applications and registrations with, Governmental Entities that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of the Company or such Company Subsidiary; and all such material permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the knowledge of the Company, no material suspension or cancellation of any of them is threatened, and all such filings, applications and registrations are current;

(3) currently is complying in all material respects with, and is not under investigation with respect to or, to the knowledge of the Company, has been threatened to be charged with or given notice of any material violation of, all applicable federal, state, local and foreign laws, regulations, rules, judgments, injunctions or decrees;

(4) has, except (i) for statutory or regulatory restrictions of general application, (ii) the Written Agreement, between Sterling Financial Corporation and the Federal Reserve Bank of San Francisco, dated December 24, 2009 (the “Written Agreement”), and (iii) the Stipulation and Consent to the Issuance of an Order to Cease and Desist, between Sterling Savings Bank and the Federal Deposit Insurance Corporation and the Washington Department of Financial Institutions, dated October 9, 2009 (the “Cease and Desist Order”), not been placed under any material restriction by a Governmental Entity on its business or properties, and except for routine examinations by applicable Governmental Entities, as of the date of this Agreement, received no notification or communication from any Governmental Entity that an investigation by any Governmental Entity with respect to the Company or any of the Company Subsidiaries is pending or threatened;

(5) has not, since December 31, 2006 nor to its knowledge, has any other person on behalf of the Company or any Company Subsidiary that qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, knowingly acted, by itself or in conjunction with another, in any act in connection with the concealment of any currency, securities or other proprietary interest that is the result of a felony as defined in the U.S. Anti-Money Laundering laws (“Unlawful Gains”), nor knowingly accepted, transported, stored, dealt in or brokered any sale, purchase or any transaction of other nature for Unlawful Gains;

(6) to the extent it qualifies as a “financial institution” under the U.S. Anti-Money Laundering laws, has implemented in all material respects such anti-money laundering mechanisms and kept and filed all material reports and other necessary material documents as required by, and otherwise complied in all material respects with, the U.S. Anti-Money Laundering laws and the rules and regulations thereunder; and

(7) is presently insured, and during each of the past three calendar years (or during such lesser period of time as the Company has owned such

Company Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

(o) Labor. Employees of the Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority, nor have there been in the last three years. There are no organizing activities, strikes, work stoppages, slowdowns, labor picketing lockouts, material arbitrations or material grievances, or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary, nor have there been for the last three years.

(p) Company Benefit Plans.

(1) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and Company Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”) are listed on Schedule 2.2(p)(1), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed Schedule 2.2(p)(1) including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto, have been made available to the Investors.

(2) All Benefit Plans are in substantial compliance with ERISA, the Code and other applicable laws. Each Benefit Plan which is subject to ERISA (the “ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. Neither the Company nor any of the Company Subsidiaries has

engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any Company Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of the Company Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA.

(3) Neither the Company, any Company Subsidiary nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a multiemployer plan, as defined in Section 3(37) of ERISA. All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Financial Statements.

(4) As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of the Company Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or Company Subsidiaries may amend or terminate any such retiree health and life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(5) None of the transactions contemplated by this Agreement, individually or in the aggregate, shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any anti-dilution adjustment under the Stock Plans or the Employment Agreements or any other contract or agreement to which the Company or any Company Subsidiary is a party.

(6) There has been no amendment to, announcement by the Company or any of the Company Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby shall (v) entitle any Employee, officer or director of the Company or any of the Company Subsidiaries to unemployment compensation or severance pay or any increase in severance pay upon any termination of employment after the date hereof; (w) increase any benefits otherwise payable under any Benefit Plan; (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans; (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, the Investors to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible Section 280G of the Code.

(q) Status of Securities. The shares of Common Stock, Series B Stock (upon filing of the applicable Series B Stock Articles of Amendment with the Washington Secretary) and the Warrant to be issued pursuant to this Agreement have been duly authorized by all necessary corporate action of the Company. When issued and sold against receipt of the consideration therefor as provided in this Agreement or upon the exercise of the Warrant, as applicable, such shares of Common Stock and Series B Stock shall be validly issued, fully paid and nonassessable, shall not subject the holders thereof to personal liability, shall have no par value and shall not be subject to preemptive rights of any other stockholder of the Company. The shares of Common Stock issuable upon the conversion of the Series B Stock and exercise of the Warrant shall, upon approval of each of the Stockholder Proposals and filing of the applicable Series B Stock Articles of Amendment with the Washington Secretary, have been duly authorized by all necessary corporate action and, when so issued, upon such conversion or exercise shall be validly issued, fully paid and nonassessable, shall not subject the holders thereof to personal liability, shall have no par value and shall not be subject to preemptive rights of any other stockholder of the Company. The Warrant, when executed and delivered by the Company pursuant to this Agreement, shall constitute a valid and legally binding agreement of the Company enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws relating to or affecting creditors generally or by general equitable principles (whether applied in equity or at law)).

(r) Investment Company. Neither the Company nor any of the Company Subsidiaries is or acts as the principal investment adviser to an “investment company” as defined under the Investment Company Act of 1940, as amended, and neither the Company nor any of the Company Subsidiaries sponsors any person that is such an investment company.

(s) Risk Management; Derivatives.

(1) The Company and the Company Subsidiaries have in place risk management policies and procedures sufficient in scope and operation to protect against risks of the type and in amounts reasonably expected to be incurred by persons of similar size and in similar lines of business as the Company and the Company Subsidiaries.

(2) All material derivative instruments, including swaps, forwards, caps, floors and option agreements, whether entered into for the Company’s own account, or for the account of one or more of the Company Subsidiaries or their customers, were entered into (i) only for purposes of mitigating identified risk and in the ordinary course of business, (ii) in accordance with prudent practices and in all material respects with all applicable laws, rules, regulations and regulatory policies, and (iii) with counterparties believed by the Company to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Company or one of the Company Subsidiaries, enforceable in accordance with its terms. Neither the Company nor the Company Subsidiaries, nor any other party thereto, is in material breach of or has materially defaulted under any such agreement or arrangement except as listed on Schedule 2.2(s) (such agreements, the “Disclosed Agreements”).

(t) Foreign Corrupt Practices and International Trade Sanctions. Neither the Company nor any Company Subsidiary, nor any of their respective directors, officers, agents, employees or any other persons acting on their behalf (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal, or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person knowing that the person shall pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing any improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(u) Environmental Matters. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company, the Company and each Company Subsidiary: (i) have complied at all times with all applicable Environmental Laws; (ii) have not owned or operated any property that has been contaminated with any Hazardous Substance that could be expected to result in liability pursuant to any Environmental Law; (iii) are not liable for Hazardous Substance disposal or contamination on any third party property; (iv) have not received any notice, demand, letter, claim or request for information indicating that it may be in violation of or subject to liability under any Environmental Law; (v) are not subject to any order, decree, injunction or agreement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law; (vi) are not subject to any circumstances or conditions that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any property in connection with any Environmental Law; (vii) have not participated in the management of any borrower or other third party property, or taken any other actions such that they could be deemed an owner or operator of such property for purposes of any Environmental Law and (viii) have made available to the Investors copies of all environmental reports, studies, assessments, and memoranda in its possession relating to the Company or its Subsidiaries or any of their current or former properties or operations. For purposes of this Agreement, “Environmental Law” means any law, regulation, order, decree, common law or agency requirement relating to the protection of the environment or human health and safety and “Hazardous Substance” means any substance that is regulated pursuant to any Environmental Law including any waste, petroleum products, asbestos, mold and lead products.

(v) Anti-Takeover Provisions and Agreed Plan Not Applicable. The Board of Directors has taken all necessary action to ensure that, prior to the Closing (x) each of the consummation of the Investment and the other transactions contemplated by the Transaction Documents, a TruPS Exchange, if any, the TARP Exchange and the Other Private Placements (collectively, the “Recapitalization Transactions”) (1) shall have been approved pursuant to Section 23B.19.040(1)(a)(ii) of the Revised Code of Washington and (2) shall be deemed to be exceptions to the prohibitions and restrictions of Section 23B.19.040 of the Revised Code of Washington, (y) any other similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” law does not and shall not apply to the Transaction Documents or the Recapitalization Transactions and (z) none of the Transaction Documents and the Recapitalization Transactions shall cause any Person, solely by virtue of the consummation of any or all of the Recapitalization Transactions or execution of the Transaction Documents, to become an Acquiring Person under the Agreed Plan.

(w) Intellectual Property.

(1) The Company has Previously Disclosed or provided to the Investors or their representatives a true, complete and correct list of all Registered Intellectual Property owned by the Company and each of the Company Subsidiaries, indicating for each Registered item the registration or application number and the applicable filing jurisdiction (the “Scheduled Intellectual Property”), and, to the knowledge of the Company, such Scheduled Intellectual Property is not subject to any outstanding order, judgment, decree or agreement adversely affecting the use thereof by the Company or any of the Company Subsidiaries. The Company and each of the Company Subsidiaries owns, or is licensed to use (in each case, free and clear of any material claims, liens or encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted.

(2) To the knowledge of the Company, the use of any Intellectual Property by the Company and the Company Subsidiaries does not currently infringe on or otherwise violate the rights of any person, and has not done so in the past five years, and such use is in accordance with any applicable license pursuant to which the Company or any of the Company Subsidiaries acquired the right to use any Intellectual Property.

(3) To the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of the Company Subsidiaries with respect to any material Intellectual Property owned by or licensed to the Company or the Company Subsidiaries.

(4) Neither the Company nor any of the Company Subsidiaries has received any notice of any pending claim with respect to any Intellectual Property used by the Company or any of the Company Subsidiaries.

(5) To the knowledge of the Company, no Intellectual Property owned or licensed by the Company or any of the Company Subsidiaries is being used or enforced in a manner that would be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(6) The IT Assets owned, used or held for use by the Company or any of the Company Subsidiaries operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the business. To the Company’s knowledge, no person has gained unauthorized access to the IT Assets. The Company and the Company Subsidiaries have implemented reasonable backup and disaster recovery technology consistent with industry practices. The Company and the Company Subsidiaries take reasonable measures, directly or indirectly, to ensure the confidentiality, privacy and security of customer, employee and other confidential information. The Company and the Company Subsidiaries have complied with all Internet domain name registration and other requirements of Internet domain registrars concerning Internet domain names that are used in the business.

For the purposes of this Agreement, “Intellectual Property” shall mean trademarks, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, know-how, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights. “IT Assets” shall mean the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation used in the business of the Company and the Company Subsidiaries. For purposes of this Section (w), “Registered” shall mean issued by, registered with, renewed by or the subject of a pending application before any Governmental Entity or internet domain registrar.

(x) Brokers and Finders. Except for Sandler O’Neill + Partners, L.P., Barclays Capital, Inc. and FBR Capital Markets, neither the Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for the Company or any Company Subsidiary, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(y) Mortgage Banking Business. Except as has not had and would not reasonably be expected to have a Material Adverse Effect on the Company:

(1) The Company and each Company Subsidiary have complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary satisfied, (A) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (B) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company or any Company Subsidiary and any Agency, Loan Investor or Insurer, (C) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or Insurer and (D) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and

(2) No Agency, Loan Investor or Insurer has (A) claimed in writing that the Company or any Company Subsidiary has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or any Company Subsidiary to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (B) imposed in writing restrictions on the activities (including commitment authority) of the Company or any Company Subsidiary or (C) indicated in writing to the Company or any Company Subsidiary that it has terminated or intends to terminate its relationship with the Company or any Company Subsidiary for poor performance, poor loan quality or concern with respect to the Company’s or any Company Subsidiary’s compliance with laws.

For purposes of this Section 2.2(y):

(A) “Agency” shall mean the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association, the Government National Mortgage Association, or any other federal or state agency with authority to (i) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary or (ii) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including, without limitation, state and local housing finance authorities;

(B) “Loan Investor” shall mean any person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any Company Subsidiary or a security backed by or representing an interest in any such mortgage loan; and

(C) “Insurer” shall mean a person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any Company Subsidiary, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

(z) Agreements with Regulatory Agencies. Neither the Company nor any Company Subsidiary is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2008, has adopted any board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management or its operations or business (each item in this sentence, a “Regulatory Agreement”), with the exception of the Written Agreement and the Cease and Desist Order, nor has the Company or any Company Subsidiary been advised since December 31, 2008 and until the date of this Agreement by any Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement. Except as Previously Disclosed, the Company and each Company

Subsidiary are in compliance in all material respects with each Regulatory Agreement to which it is party or subject (including, for the avoidance of doubt, the Written Agreement and the Cease and Desist Order), and neither the Company nor any Company Subsidiary has received any notice from any Governmental Entity indicating that either the Company or any Company Subsidiary is not in compliance in all material respects with any such Regulatory Agreement.

(aa) As of the date hereof, the characteristics of the loan portfolio of the Company have not materially changed from the characteristics of the loan portfolio of the Company as of December 31, 2009, reflected in the tape provided to the Investors, except for the sale, in January 2010, of $230 million indirect automobile loan portfolio.

(bb) Prior to the Closing, no counterparty to any of the Disclosed Agreements (other than the Company or any of the Company Subsidiaries) has declared or otherwise asserted that an event of default has occurred under any of the Disclosed Agreements, and as of immediately prior to the Closing, no event of default shall exist with respect to any of the Disclosed Agreements.

(cc) As of the date hereof, Sterling Savings Bank and Golf Savings Bank, collectively, shall have at least $2,750,000,000 in core deposits (including money market, demand, checking, savings and transactional accounts and excluding secured governmental deposits and certificates of deposits) and at least $2,800,000,000 in certificates of deposits, excluding governmental and brokered deposits.

2.3 Representations and Warranties of the Investors. Except as Previously Disclosed, each Investor hereby represents and warrants as of the date of this Agreement (except to the extent made only as of a specified date, in which case as of such date) to the Company that:

(a) Organization and Authority. Each Investor is a limited partnership duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a Material Adverse Effect on such Investor and has partnership power and authority to own its properties and assets and to carry on its business as it is now being conducted. Each Investor has furnished the Company with a true, correct and complete copy of its certificate of limited partnership through the date of this Agreement.

(b) Authorization.

(1) Each Investor has the partnership power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by each Investor and the consummation of the transactions contemplated hereby have been duly authorized by such Investor’s partnership and no further approval or authorization by any of the partners is required. Subject to such approvals of Governmental Entities as may be required by statute or regulation, this Agreement is a valid and binding obligation of each Investor enforceable against such Investor in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganizations, fraudulent transfer or similar laws affecting creditors generally or by general equitable principles (whether applied in equity or at law).

(2) Neither the execution, delivery and performance by each Investor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Investor with any of the provisions hereof, shall (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any Lien upon any of the properties or assets of such Investor under any of the material terms, conditions or provisions of (A) its certificate of limited partnership or partnership agreement or (B) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such Investor is a party or by which it may be bound, or to which such Investor or any of the properties or assets of such Investor may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the knowledge of such Investor, any judgment, ruling, order, writ, injunction or decree applicable to such Investor or any of their respective properties or assets except in the case of clauses (i)(B) and (ii) for such violations, conflicts and breaches as would not reasonably be expected to have a Material Adverse Effect on such Investor.

(c) Purchase for Investment. Each Investor acknowledges that the Securities have not been registered under the Securities Act or under any state securities laws. Each Investor (1) is acquiring the Securities pursuant to an exemption from registration under the Securities Act solely for investment with no present intention to distribute any of the Securities to any person, (2) will not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws, (3) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the Securities and of making an informed investment decision and (4) is an “accredited investor” (as that term is defined by Rule 501 of the Securities Act).

(d) Financial Capability. At Closing, each Investor shall have available funds necessary to consummate the Closing on the terms and conditions contemplated by this Agreement.

(e) Brokers and Finders. Neither the Investors nor their Affiliates or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, and no broker or finder has acted directly or indirectly for any Investor, in connection with the Transaction Documents or the transactions contemplated hereby and thereby.

(f) Ownership. As of the date of this Agreement, each Investor is not the owner of record or the Beneficial Owner of shares of Common Stock, securities convertible into or exchangeable for Common Stock or any other equity or equity linked security of the Company or any of the Company Subsidiaries.

ARTICLE III

Covenants

3.1 Filings; Other Actions.

(a) Each of the Investors and the Company shall cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to perform covenants contemplated by this Agreement and the other Transaction Documents; the Investors shall make or file any such applications, notices, petitions or filings required to be made by it with Governmental Entities as promptly as practicable, and in any event not later than the date that is 10 calendar days, after the date of this Agreement; provided, however, that nothing in this Agreement shall obligate the Investors to provide any of their, their Affiliates’ or their control persons’ or equity holders’ nonpublic, proprietary, personal or otherwise confidential information. In furtherance and not in limitation of the foregoing, the Investors will use reasonable best efforts to seek and obtain the written confirmation described in Section 1.2(c)(2)(xii), and in the event that the Federal Reserve demands changes to the structure of the transactions contemplated by this Agreement and the other Transaction Documents as a condition precedent to providing such written confirmation, each of the Investors and the Company will cooperate and consult with the other and use all reasonable efforts to make such changes, subject to Section 4.12; provided that no such changes shall, in the Investors’ sole discretion, adversely affect the economic and accounting aspects of the transactions contemplated by this Agreement and the other Transaction Documents with respect to the Investment and/or the Company and its Affiliates. Each party shall execute and deliver both before and after the Closing such further certificates, agreements and other documents and take such other actions as the other party may reasonably request to consummate or implement such transactions or to evidence such events or matters. In particular, the Investors shall use their reasonable best efforts to promptly obtain, and the Company shall cooperate as may reasonably be requested by the Investors and use its reasonable best efforts to help the Investors promptly obtain or submit, as the case may be, as promptly as practicable, all notices to and, to the extent required by applicable law or regulation, consents, approvals or exemptions from bank regulatory authorities (including the Investors’ notice to the Federal Reserve pursuant to the Change in Bank Control Act, as amended, and applicable rules and regulations thereunder and application to the FDIC pursuant to the Depository Institution Management Interlocks Act and applicable rules and regulations thereunder), for the transactions contemplated by the Transaction Documents. Each of the Investors and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all the information relating to the other party, and any of their respective subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees to keep the other party apprised of the status of matters relating to completion of the transactions contemplated hereby. The Investors and the Company shall promptly furnish each other to the extent permitted by applicable laws with copies of written communications received by them or their subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement or by any other Transaction Document.

(b) Unless this Agreement has been terminated pursuant to Section 5.1, the Company shall call a meeting of its stockholders, promptly after the Closing, to vote on proposals (i) to amend the Articles of Incorporation to increase the number of authorized shares of Common Stock to at least 10,000,000,000 shares or such larger number as the Board of Directors determines in its reasonable judgment is necessary to effectuate the conversion of the Series B Stock, Series C Stock and the Series D Stock into, and exercise of the Warrant and the TARP Warrant for, Common Stock and (ii) to approve the conversion of the Series B Stock and the Series D Stock into, and exercise of the Warrant for, Common Stock in accordance with the respective terms of the Series B Shares, Series D Shares and the Warrant (collectively, the “Stockholder Proposals”). In addition, promptly following the receipt of the Stockholder Proposals described in clause (i) above, the Company shall call a meeting of its stockholders to amend the Articles of Incorporation to adopt certain restrictions on acquisitions and dispositions of securities by persons that hold, or intend to acquire, 5% or more of the value of the Common Shares of the Company, in substantially the form attached hereto as Exhibit D (the “Charter Amendment Proposal”). The Board of Directors shall unanimously recommend to the Company’s stockholders that such stockholders approve the Stockholder Proposals and the Charter Amendment Proposal. The Investors shall vote or cause to be voted all shares of capital stock beneficially owned by them and eligible to vote on the Stockholder Proposals and the Charter Amendment Proposal and in favor of such Stockholder Proposals and the Charter Amendment Proposal, but only to the extent such Stockholder Proposals and the Charter Amendment Proposal entail only the specific items set forth in the respective definitions thereof. In connection with each of the meetings at which such proposals will be voted on, the Company shall promptly prepare (and the Investors shall reasonably cooperate with the Company to prepare) and file (but, in the case of the preliminary proxy statement regarding the Stockholder Proposals, in no event more than fifteen business days after the last date on which the Company accepts a subscription agreement from an investor in the Other Private Placements) with the SEC a preliminary proxy statement, shall use its reasonable best efforts to solicit proxies for such stockholder approval and shall use its reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive proxy statement related to such stockholders’ meeting to be mailed to the Company’s stockholders as promptly as practicable after clearance thereof by the SEC. The Company shall notify the Investors promptly of the receipt of any comments from the SEC or its staff with respect to the proxy statement and of any request by the SEC or its staff for amendments or supplements to such proxy statement or for additional information and shall supply the Investors with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to such proxy statement. If at any time prior to such stockholders’ meeting there shall occur any event that is required to be set forth in an amendment or supplement to the proxy statement, the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders such an amendment or supplement. Each of the Investors and the Company agree promptly to correct any information provided by it or on its behalf for use in the proxy statement if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall as promptly as practicable prepare and mail or otherwise disseminate to its stockholders an amendment or supplement to correct such information to the extent required by applicable laws and regulations. The Company shall consult with the Investors prior to mailing any proxy statement, or any amendment or supplement thereto, and provide the Investors with reasonable opportunity to comment thereon. The directors’ recommendation described in this Section 3.1 shall be included in the proxy statement filed in connection with obtaining such stockholder approval. In the event that the approval of any of the Stockholder Proposals or the Charter Amendment Proposal, as applicable, is not obtained at such special stockholders’ meeting, the Company shall include a proposal to approve (and, the Board of Directors shall unanimously recommend approval of) such Stockholder Proposal or such Charter Amendment Proposal, as applicable, at a meeting of its stockholders no less than once in each subsequent three-month period until such approval is obtained or made, with such three-month period to commence on the date that is 120 days after the Closing Date to the extent such approval pertains to a Stockholder Proposal.

(c) Each party agrees, upon request, to furnish the other party with all information concerning itself, its subsidiaries, Affiliates, directors, officers, partners and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement in connection with such stockholders’ meeting and any other statement, filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Governmental Entity in connection with the Closing and the other transactions contemplated by the Transaction Documents.

(d) The Company hereby identifies and agrees to treat the Investors as “Strategic Investors” for purposes of the Agreed Plan, the Series B Stock Articles of Amendment and the Articles of Amendment of Restated Articles of Incorporation of the Company.

3.2 Expenses. The Company shall reimburse the Investors at the Closing for all reasonable documented out-of-pocket expenses incurred by the Investors and their Affiliates in connection with due diligence, the negotiation and preparation of the Transaction Documents and undertaking of the transactions contemplated by the Transaction Documents (including fees and expenses of counsel and accounting fees incurred by or on behalf of the Investors or their Affiliates in connection with the transactions contemplated hereby, but excluding the purchase or exercise price for any of the Securities and any investment banking related fees) (collectively, the “Transaction Expenses”). In the event this Agreement is terminated pursuant to Section 5.1, the Company shall, subject to receiving all necessary regulatory approvals (and only to the extent of such approvals), reimburse up to $2,000,000 of the Transaction Expenses. Other than as set forth in the foregoing sentence, each of the parties will bear and pay all other costs and expenses incurred by it or in its behalf in connection with the transactions contemplated under the Transaction Documents.

3.3 Access, Information and Confidentiality.

(a) From the date of this Agreement, until the date when the shares of Common Stock owned by the Investors represent less than 4.9% of the outstanding Common Shares (counting (i) as shares of Common Stock owned by the Investors and outstanding, all shares of Common Stock into which Series B Shares or the Warrant owned by the Investors are convertible or exercisable and (ii) as shares outstanding, (A) all shares of Common Stock into which shares of Series D Stock then outstanding are convertible or exercisable and (B) excluding all Common Shares issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities), the Company shall ensure that upon reasonable notice, the Company and its subsidiaries shall use reasonable efforts to afford to the Investors and their representatives (including officers and employees of the Investors, and counsel, accountants and other professionals retained by the Investors) such access during normal business hours to its books, records (including Tax returns and appropriate work papers of independent auditors under normal professional courtesy), properties and personnel and to such other information as the Investors may reasonably request.

(b) Except as otherwise provided in Section 6.15, each party to this Agreement shall hold, and shall cause its respective subsidiaries and their directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless disclosure to a Governmental Entity is necessary or appropriate in connection with any necessary regulatory approval or unless compelled to disclose by judicial or administrative process or, in the written opinion of its counsel, by other requirement of law or the applicable requirements of any Governmental Entity, all nonpublic records, books, contracts, instruments, computer data and other data and information (collectively, “Information”) concerning the other party hereto furnished to it by such other party or its representatives pursuant to this Agreement (except to the extent that such information can be shown to have been (1) previously known by such party on a nonconfidential basis, (2) in the public domain through no fault of such party or (3) later lawfully acquired from other sources by the party to which it was furnished), and neither party hereto shall release or disclose such Information to any other person, except its auditors, attorneys, financial advisors, other consultants and advisors and, to the extent permitted above, to bank regulatory authorities.

(c) The Company shall promptly provide the Investors with written notice of the occurrence of any circumstance, event, change, development or effect occurring after the date hereof and relating to the Company or any Company Subsidiary of which the Company has knowledge and which constitutes a Material Adverse Effect or otherwise cause or render any of the representations and warranties of the Company set forth in this Agreement to be inaccurate.

3.4 Conduct of the Business. Prior to the earlier of the Closing Date and the termination of this Agreement pursuant to Section 5.1, the Company shall, and, shall cause each Company Subsidiary to: (a) use commercially reasonable efforts to carry on its business in the ordinary course of business and use reasonable best efforts to maintain and preserve its and such Company Subsidiary’s business (including its organization, assets, properties, goodwill and insurance coverage) and preserve business relationships with customers, strategic partners, suppliers, distributors and others having business dealings with it; provided, that nothing in this clause (a) shall limit or require any actions that the Board of Directors may, in good faith, determine to be inconsistent with their duties or the Company’s obligations under applicable law or imposed by any Governmental Entity, (b) if the Company shall (1) declare or pay any dividend or distribution (other than ordinary cash dividends consistent with past practices) on any shares of Company capital stock, or (2) take any action that would require any adjustment to be made under the terms of the Securities as if such Securities were issued on the date of this Agreement, make appropriate adjustments with respect to the Investors such that the Investors shall receive the benefit of such transaction as if the Securities to be issued to the Investors at the Closing had been outstanding as of the date of such action and (c) to the extent reasonably practicable, shall consult with the Investors prior to taking any material actions outside of the ordinary course of business. Additionally except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 3.4 of the Disclosure Schedule, the Company shall and shall cause the Company Subsidiaries to not take any of the following actions: (i) grant or provide any severance or termination payments or benefits to any director, officer or Employee of the Company or any of the Company Subsidiaries; (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or Employee of the Company or any of the Company Subsidiaries; (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards; (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan; (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or Employees of the Company or any of the Company Subsidiaries.

ARTICLE IV

Additional Agreements

4.1 Agreement. The Investors agree that until such time as the Investors no longer have a Qualifying Ownership Interest, without the prior approval of the Board of Directors, neither the Investors nor any of their Affiliates shall, directly or indirectly:

(a) in any way acquire, offer or propose to acquire or agree to acquire, other than as contemplated in the Transaction Documents, Beneficial Ownership of any Voting Securities if such acquisition would result in the Investors or their Affiliates (i) being deemed to “control” the Company within the meaning of the BHC Act and the CIBC Act, (ii) make any acquisition that would result in the Investors owning in aggregate more than 33% of the total equity of the Company or (iii) having Beneficial Ownership of 25% or more in aggregate of the outstanding shares of a class of voting securities (in each case (ii) and (iii), within the meaning of the BHC Act and Regulation Y) or Common Stock of the Company (for the avoidance of doubt, for purposes of calculating the Beneficial Ownership of the Investors and their Affiliates hereunder, (x) any security that is convertible into, or exercisable for, any such voting securities or Common Stock that is Beneficially Owned by the Investors or their Affiliates shall be treated as fully converted or exercised, as the case may be, into the underlying voting securities or Common Stock and (y) any security convertible into, or exercisable for, the Common Stock that is Beneficially Owned by any person other than the Investors or any of their Affiliates shall not be taken into account), other than in the case of clauses (i), (ii) or (iii), solely as a result of the exercise of any rights or obligations set forth in the Securities or this Agreement; provided that nothing in this Section 4.1 shall prevent the Investors or their Affiliates from voting any Voting Securities then Beneficially Owned by the Investors or their Affiliates in any manner.

(1) For purposes of this Agreement, “Voting Securities” shall mean at any time shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

(2) Notwithstanding the foregoing, the parties hereby agree that nothing in this Section 4.1 shall apply to any portfolio company with respect to which the Investors are not the party exercising control over the decision to purchase Voting Securities or to vote such Voting Securities; provided, that the Investors do not provide to such entity any non-public information concerning the Company or any Company Subsidiary and such portfolio company is not acting at the request or direction of or in coordination with the Investors; and provided, further, that ownership of such shares is not attributed to the Investors under the BHC Act and the rules and regulations promulgated thereunder.

(b) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A under the Exchange Act, disregarding clause (iv) of Rule 14a-1(1)(2) and including any otherwise exempt solicitation pursuant to Rule 14a-2(b)) to vote, or seek to advise or influence any person or entity with respect to the voting of, any Voting Securities of the Company or any Company Subsidiary;

(c) call or seek to call a meeting of the stockholders of the Company or any of the Company Subsidiaries or initiate any stockholder proposal for action by stockholders of the Company or any of the Company Subsidiaries, form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act and the rules and regulations promulgated thereunder) with respect to any Voting Securities, or seek, propose or otherwise act alone or in concert with others, to influence or control the management, board of directors or policies of the Company or any Company Subsidiaries;

(d) bring any action or otherwise act to contest the validity of this Section 4.1 (provided that neither the Investors nor any of their Affiliates shall be restricted from contesting the applicability of this Section 4.1 to the Investors or any of their Affiliates under any particular circumstance) or seek a release of the restrictions contained herein, or make a request to amend or waive any provision of this Section 4.1;

(e) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into any acquisition transaction, merger or other business combination relating to all or part of the Company or any of the Company Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any Company Subsidiary or any of their respective businesses; or

(f) publicly disclose any intention, plan or arrangement inconsistent with any of the foregoing;

provided, that without limiting the Investors’ obligations under Section 4.12, nothing in this Section 4.1 shall prevent the Investors or their Affiliates from voting or disposing of any Voting Securities then Beneficially Owned by the Investors or their Affiliates in any manner; provided, further, that nothing in clauses (b), (c) or (e) of this Section 4.1 shall apply to the Investors’ Board Representative solely in his or her capacity as a director of the Company.

4.2 No Rights Agreement. Except for the plan a copy of which is attached as Exhibit E hereto (the “Agreed Plan”), the Company shall not enter into any poison pill agreement, stockholders’ rights plan or similar agreement that shall limit the Investors’ rights to acquire up to the caps set forth in Section 4.1.

4.3 Gross-Up Rights.

(a) Sale of New Securities. After the Closing, for so long as the Investors own Securities representing the Qualifying Ownership Interest (before giving effect to any issuances triggering provisions of this Section 4.3), at any time that the Company makes any public or nonpublic offering or sale of any equity (including Common Stock, preferred stock or restricted stock), or any securities, options or debt that is convertible or exchangeable into equity or that includes an equity component (such as, an “equity” kicker) (including any hybrid security) (any such security, a “New Security”) (other than (1) pursuant to the granting or exercise of employee stock options or other stock incentives pursuant to the Company’s stock incentive plans approved by the Board of Directors (so long as the authorized awards under the Company’s stock incentive plans represent less than 10% of the outstanding shares of capital stock) or the issuance of stock pursuant to the Company’s employee stock purchase plan approved by the Board of Directors or similar plan where stock is being issued or offered to a trust, other entity or otherwise, for the benefit of any employees, officers or directors of the Company, in each case, in the ordinary course of providing incentive compensation, (2) issuances of capital stock as full or partial consideration for a merger, acquisition, joint venture, strategic alliance, license agreement or other similar nonfinancing transaction or (3) issuances of shares of Common Stock upon the conversion or exercise of any convertible preferred stock or warrants issued in connection with the Other Private Placements or the TARP Exchange, in each case, in accordance with the terms thereof as of the date hereof) or (4) issuances of rights, stock or other property pursuant to the Agreed Plan) the Investors shall be afforded the opportunity to acquire from the Company for the same price (net of any underwriting discounts or sales commissions) and on the same terms (except that, to the extent permitted by law and the Certificate of Incorporation and bylaws of the Company, the Investors may elect to receive such securities in nonvoting form, convertible into voting securities in a widely dispersed offering) as such securities are proposed to be offered to others, up to the amount of New Securities in the aggregate required to enable it to maintain its proportionate Common Stock-equivalent interest in the Company immediately prior to any such issuance of New Securities. The amount of New Securities that the Investors shall be entitled to purchase in the aggregate shall be determined by multiplying (x) the total number or principal amount of such offered New Securities by (y) a fraction, the numerator of which is the number of shares of Common Stock held by the Investors plus the number of shares of Common Stock represented by the Series B Stock and the Warrant held by the Investors on an as-converted basis as of such date, and the denominator of which is the number of shares of Common Stock then outstanding plus the number of shares of Common Stock represented by the Series B Stock and Series D Stock then outstanding (if any) plus the number of shares of Common Stock represented by the Warrant held by the Investors on an as-converted basis on such date (after giving effect to any applicable adjustment thereunder). Notwithstanding anything herein to the contrary, in no event shall the Investors have the right to purchase securities hereunder to the extent that such purchase would result in the Investors exceeding the ownership limitations set forth in Section 4.1(a).

(b) Notice. In the event the Company proposes to offer or sell New Securities that are subject to the Investors’ rights under Section 4.3(a), it shall give the Investors written notice of its intention, describing the price (or range of prices), anticipated amount of securities, timing and other terms upon which the Company proposes to offer the same (including, in the case of a registered public offering and to the extent possible, a copy of the prospectus included in the registration statement filed with respect to such offering), no later than five business days, as the case may be, after the initial filing of a registration statement with the SEC with respect to an underwritten public offering, after the commencement of marketing with respect to a Rule 144A offering or after the Company proposes to pursue any other offering. The Investors shall have 10 business days from the date of receipt of such a notice to notify the Company in writing that they intend to exercise their rights provided in this Section 4.3 and as to the amount of New Securities the Investors desire to purchase, up to the maximum amount calculated pursuant to Section 4.3(a). Such notice shall constitute a nonbinding indication of interest of the Investors to purchase the amount of New Securities so specified at the price and other terms set forth in the Company’s notice to it. The failure of the Investors to respond within such 10 business day period shall be deemed to be a waiver of the Investors’ rights under this Section 4.3 only with respect to the offering described in the applicable notice.

(c) Purchase Mechanism. If the Investors exercise their rights provided in this Section 4.3, the closing of the purchase of the New Securities with respect to which such right has been exercised shall take place within 30 calendar days after the giving of notice of such exercise, which period of time shall be extended for a maximum of 20 days in order to comply with applicable laws and regulations (including receipt of any applicable regulatory or stockholder approvals). Each of the Company and the Investors agree to use their commercially reasonable efforts to secure any regulatory or stockholder approvals or other consents, and to comply with any law or regulation necessary in connection with the offer, sale and purchase of, such New Securities.

(d) Failure of Purchase. In the event the Investors fail to exercise their rights provided in this Section 4.3 within the 10 day period described in Section 4.3(b) or, if so exercised, the Investors are unable to consummate such purchase within the time period specified in Section 4.3(c) above because of their failure to obtain any required regulatory or stockholder consent or approval, the Company shall thereafter be entitled during the period of 90 days following the conclusion of the applicable period to sell or enter into an agreement (pursuant to which the sale of the New Securities covered thereby shall be consummated, if at all, within 30 days from the date of such agreement) to sell the New Securities not elected to be purchased pursuant to this Section 4.3 or which the Investors are unable to purchase because of such failure to obtain any such consent or approval, at a price and upon other terms that, taken in the aggregate, are not more favorable to the purchasers of such securities than were specified in the Company’s notice to the Investors. Notwithstanding the foregoing, if such sale is subject to the receipt of any regulatory or stockholder approval or consent or the expiration of any waiting period, the time period during which such sale may be consummated shall be extended until the expiration of five business days after all such approvals or consents have been obtained or waiting periods expired, but in no event shall such time period exceed 90 days from the date of the applicable agreement with respect to such sale. In the event the Company has not sold the New Securities or entered into an agreement to sell the New Securities within such 90-day period (or sold and issued New Securities in accordance with the foregoing within 30 days from the date of said agreement (as such period may be extended in the manner described above for a period not to exceed 90 days from the date of such agreement)), the Company shall not thereafter offer, issue or sell such New Securities without first offering such securities to the Investors in the manner provided above.

(e) Non-Cash Consideration. In the case of the offering of securities for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair value thereof as determined by the Board of Directors; provided, however, that such fair value as determined by the Board of Directors shall not exceed the aggregate market price of the securities being offered as of the date the Board of Directors authorizes the offering of such securities.

(f) Cooperation. The Company and the Investors shall cooperate in good faith to facilitate the exercise of the Investors’ rights under this Section 4.3, including securing any required approvals or consents.

4.4 Governance Matters. (a) The Company shall cause the Board Representative to be elected or appointed, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Company’s Nominating Committee (the “Nominating Committee”) (such approval not to be unreasonably withheld or delayed), to the Board of Directors on the Closing Date and thereafter as long as the Investors own in aggregate 4.9% or more of the number of shares of Common Stock (counting (i) as shares of Common Stock owned by the Investors and outstanding, all shares of Common Stock into which Series B Shares or the Warrant owned by the Investors are convertible or exercisable and (ii) as shares outstanding, (A) all shares of Common Stock into which shares of Series D Stock then outstanding are convertible or exercisable and (B) excluding all Common Shares issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities) (the “Qualifying Ownership Interest”). The Company shall be required to recommend to its stockholders the election of the Board Representative to the Board of Directors at the Company’s annual meeting, subject to satisfaction of all legal and governance requirements regarding service as a director of the Company and to the approval of the Nominating Committee (such approval not to be unreasonably withheld or delayed). If the Investors no longer have a Qualifying Ownership Interest, the

Investors shall have no further rights under Sections 4.4(a) through 4.4(c) and, in each case, at the written request of the Board of Directors, shall use all reasonable best efforts to cause their Board Representative to resign from the Board of Directors as promptly as possible thereafter. The Board of Directors shall cause the Board Representative to be appointed to the Personnel Committee and Nomination Committee of the Board, so long as the Board Representative qualifies to serve on such committees under the applicable rules of the NASDAQ, the SEC and the Company’s corporate governance guidelines and the charters of such committees.

(b) The Board Representative shall, subject to applicable law, be the Company’s and the Nominating Committee’s nominee to serve on the Board of Directors. The Company shall use its reasonable best efforts to have the Board Representative elected as a director of the Company by the stockholders of the Company and the Company shall solicit proxies for the Board Representative to the same extent as it does for any of its other nominees to the Board of Directors.

(c) Subject to Section 4.4(a), upon the death, resignation, retirement, disqualification or removal from office of the Board Representative, the Investors shall have the right to designate the replacement for the Board Representative, which replacement shall satisfy all legal and governance requirements regarding service as a director of the Company. The Board of Directors of the Company shall use its reasonable best efforts to take all action required to fill the vacancy resulting therefrom with such person (including such person, subject to applicable law, being the Company’s and the Nominating Committee’s nominee to serve on the Board of Directors, using all reasonable best efforts to have such person elected as director of the Company by the stockholders of the Company and the Company soliciting proxies for such person to the same extent as it does for any of its other nominees to the Board of Directors).

(d) The Company hereby agrees that, from and after the Closing Date, for so long as the Investors own in aggregate 4.9% or more of the number of shares of Common Stock (counting (i) as shares of Common Stock owned by the Investors and outstanding, all shares of Common Stock into which Series B Shares or the Warrant owned by the Investors are convertible or exercisable and (ii) as shares outstanding, (A) all shares of Common Stock into which shares of Series D Stock then outstanding are convertible or exercisable and (B) excluding all Common Shares issued by the Company after the Closing Date other than as contemplated by this Agreement and the Securities), the Company shall, subject to applicable law, invite a person designated by the Investors and reasonably acceptable to the Board of Directors (the “Observer”) to attend meetings of the Board of Directors (including any meetings of committees thereof which the Board Representative is a member) in a nonvoting observer capacity. If the Investors no longer Beneficially Own the minimum number of shares of Common Stock as specified in the first sentence of this Section 4.4(d), the Investors shall have no further rights under this Section 4.4(d).

(e) The Board Representative shall be entitled to the same compensation and same indemnification in connection with his or her role as a director as the other members of the Board of Directors, and the Board Representative shall be entitled to reimbursement for documented, reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee thereof, to the same extent as the other members of the Board of Directors. The Company shall notify the Board Representative and the Observer of all regular meetings and special meetings of the Board of Directors and of all regular and special meetings of any committee of the Board of Directors of which the Board Representative is a member. The Company shall provide the Board Representative and Observer with copies of all notices, minutes, consents and other material that it provides to all other members of the Board of Directors concurrently as such materials are provided to the other members. The Observer shall not be entitled to participate in discussions of matters brought to the Board of Directors.

(f) For purposes of this Agreement, “Board Representative” means Scott Jaeckel or such successor as the Investors shall designate as provided herein.

4.5 Legend.

(a) The Investors agree that all certificates or other instruments representing the Securities subject to this Agreement shall bear a legend substantially to the following effect:

“(i) THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

(ii) THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 29, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.”

(b) Upon request of the Investors, upon receipt by the Company of an opinion of counsel reasonably satisfactory to the Company to the effect that such legend is no longer required under the Securities Act or applicable state laws, as the case may be, the Company shall promptly cause clause (i) of the legend to be removed from any certificate for any Securities to be so transferred and clause (ii) of the legend shall be removed upon the expiration of such transfer and other restrictions set forth in this

Agreement. The Investors acknowledge that the Securities have not been registered under the Securities Act or under any state securities laws and agrees that it shall not sell or otherwise dispose of any of the Securities, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities laws.

4.6 Reservation for Issuance. The Company shall reserve that number of Common Shares and Series B Shares sufficient for issuance upon exercise or conversion of Securities owned at any time by the Investors without regard to any limitation on such conversion; provided, that in the case of the Warrants and the Series B Stock, the Company shall reserve such sufficient number of Common Shares following the approval of the Stockholder Proposals.

4.7 Indemnity. (a) The Company agrees to indemnify and hold harmless each of the Investors and their Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Investors within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Investor Indemnified Parties”), to the fullest extent lawful, from and against any and all actions, suits, claims, proceedings, costs, losses, liabilities, damages, expenses (including reasonable out-of-pocket attorneys’ fees, expenses and disbursements), amounts paid in settlement and other costs (collectively, “Losses”) arising out of or resulting from (1) any inaccuracy in or breach of the Company’s representations, warranties or certifications, as applicable (x) in this Agreement or (y) in the certificate delivered pursuant to Section 1.2(c)(2)(xv) and (2) the Company’s breach of agreements or covenants made by the Company in this Agreement and the Warrant or (3) any Losses arising out of or resulting from any legal, administrative or other proceedings arising out of the transactions contemplated by this Agreement and the terms of the Securities (other than any Losses attributable to the errors or omissions on the part of the Investors, but not including the transactions contemplated hereby and other than any Losses relating to any specific claim where proceedings are initiated by the Investors or any Investor Indemnified Party where the Investors or such Indemnified Party is not the substantially prevailing party with respect to such claim).

(b) The Investors agree to indemnify and hold harmless each of the Company and its Affiliates and each of their respective officers, directors, partners, employees and agents, and each person who controls the Company within the meaning of the Exchange Act and the rules and regulations promulgated thereunder (collectively, the “Company Indemnified Parties”), to the fullest extent lawful, from and against any and all Losses arising out of or resulting from (1) any inaccuracy in or breach of the Investors’ representations or warranties in this Agreement or (2) the Investors’ breach of agreements or covenants made by the Investors in this Agreement.

(c) A party entitled to indemnification hereunder (each, an “Indemnified Party”) shall give written notice to the party indemnifying it (the “Indemnifying Party”) of any claim with respect to which it seeks indemnification promptly after the discovery by such Indemnified Party of any matters giving rise to a claim for indemnification; provided, that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4.7 unless and to the extent that the Indemnifying Party shall have been actually prejudiced by the failure of such Indemnified Party to so notify such party. Such notice shall describe in reasonable detail such claim. In case any such action, suit, claim or proceeding is brought against an Indemnified Party, the Indemnified Party shall be entitled to hire, at the cost and expense of the Indemnifying Party counsel and conduct the defense thereof; provided, however, that the Indemnifying Party shall only be liable for the legal fees and expenses of one law firm for all Indemnified Parties, taken together with regard to any single action or group of related actions. If the Indemnifying Party assumes the defense of any claim, all Indemnified Parties shall thereafter deliver to the Indemnifying Party copies of all notices and documents (including court papers) received by the Indemnified Party relating to the claim, and any Indemnified Party shall cooperate in the defense or prosecution of such claim. Such cooperation shall include the retention and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Indemnifying Party shall not be liable for any settlement of any action, suit, claim or proceeding effected without its written consent; provided, however, that the Indemnifying Party shall not unreasonably withhold, delay or condition its consent. The Indemnifying Party further agrees that it shall not, without the Indemnified Party’s prior written consent (which shall not be unreasonably withheld or delayed), settle or compromise any claim or consent to entry of any judgment in respect thereof in any pending or threatened action, suit, claim or proceeding in respect of which indemnification has been sought hereunder unless such settlement or compromise includes an unconditional release of such Indemnified Party from all liability arising out of such action, suit, claim or proceeding.

(d) The Company shall not be required to indemnify any Investor Indemnified Party (1) for any claim pursuant to Section 4.7(a)(1) if the amount of Losses incurred with respect to such claim are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim”) (it being understood and agreed that one or more related claims shall be treated as one claim for purposes of determining whether such $50,000 threshold has been met) and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (excluding any De Minimis Claims) pursuant to Section 4.7(a)(1) exceed $1,500,000, in which event the Company shall be responsible for the amount of such excess. The Investors shall not be required to indemnify any Company Indemnified Parties (1) for any claim pursuant to Section 4.7(b)(1) if the amount of Losses incurred with respect to such claim are less than $50,000 (any claim involving Losses less than such amount being referred to as a “De Minimis Claim” and (2) unless and until the aggregate amount of all Losses incurred with respect to all claims (excluding any De Minimis Claims) pursuant to Section 4.7(b)(1) exceed $1,500,000, in which event the Investors shall be responsible for the amount of such excess.

(e) No indemnity obligation under this Section 4.7 shall result from a breach of the representation set forth in Section 2.2(c) to the extent that such breach is fully remedied by an adjustment under Section 6.14 hereof. The cumulative indemnification obligation of (1) the Company to all of the Investor Indemnified Parties or (2) the Investors to all of the Company Indemnified Parties, in each case, for inaccuracies in or breaches of representations and warranties, shall in no event exceed the Purchase Price.

(f) The obligations of the Indemnifying Party under this Section 4.7 shall survive the Transfer, redemption or conversion of the Securities issued pursuant to this Agreement, or the closing or termination of this Agreement and any other Transaction Document. The indemnity provided for in this Section 4.7 shall be the sole and exclusive monetary remedy of Indemnified Parties after the Closing for any inaccuracy of any representation or warranty or any other breach of any covenant or agreement contained in this Agreement; provided, that nothing herein shall limit in any way any such party’s remedies in respect of intentional and willful fraud, intentional and willful misrepresentation or omission or intentional and willful misconduct by the other party in connection with the transactions contemplated hereby. No party to this Agreement (or any of its Affiliates) shall, in any event, be liable or otherwise responsible to any other party (or any of its Affiliates) for any consequential or punitive damages of such other party (or any of its Affiliates) arising out of or relating to this Agreement or the performance or breach hereof. The indemnification rights contained in this Section 4.7 are not limited or deemed waived by any investigation or knowledge by the Indemnified Party prior to or after the date hereof.

(g) Any indemnification payments pursuant to this Section 4.7 shall be treated as an adjustment to the Purchase Price for the Securities for U.S. federal income and applicable state and local Tax purposes, unless a different treatment is required by applicable law.

4.8 Exchange Listing. The Company shall promptly use its reasonable best efforts to cause the shares of Common Stock reserved for issuance pursuant to the exercise of the Warrant and pursuant to the conversion of the Series B Stock to be approved for listing on the NASDAQ, subject to official notice of issuance and upon receipt of the requisite approval by the Company’s stockholders of the Stockholder Proposals, as promptly as practicable, and in any event before the Closing if permitted by the rules of the NASDAQ.

4.9 Registration Rights.

(a) Registration.

(1) Subject to the terms and conditions of this Agreement, the Company covenants and agrees that as promptly as practicable after the Closing Date (and in any event, (i) for all Registrable Securities other than the Series B Stock, no later than the date that is 30 days after the Closing

Date and (ii) for the Series B Stock, if the shares of Series B Stock are still outstanding and “Registrable Securities” pursuant to Section 4.9(k)(4), no later than the date that is 120 days after the Closing Date), the Company shall have prepared and filed with the SEC one or more Shelf Registration Statements covering such Registrable Securities (or otherwise designate an existing Shelf Registration Statement filed with the SEC to cover such Registrable Securities), and, to the extent the Shelf Registration Statement has not theretofore been declared effective or is not automatically effective upon such filing, the Company shall use reasonable best efforts to cause such Shelf Registration Statement to be declared or become effective and to keep such Shelf Registration Statement continuously effective and in compliance with the Securities Act and usable for resale of such Registrable Securities for a period from the date of its initial effectiveness until the time as there are no such Registrable Securities remaining (including by refiling such Shelf Registration Statement (or a new Shelf Registration Statement) if the initial Shelf Registration Statement expires). Notwithstanding the foregoing, if on the filing deadlines referenced above the Company is not eligible to file a registration statement on Form S-3, then the Company shall not be obligated to file a Shelf Registration Statement unless and until requested to do so in writing by the Investors.

(2) Any registration pursuant to this Section 4.9(a) shall be effected by means of a shelf registration under the Securities Act (a “Shelf Registration Statement”) in accordance with the methods and distribution set forth in the Shelf Registration Statement and Rule 415. If the Investors or any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with this Agreement intends to distribute any Registrable Securities by means of an underwritten offering it shall promptly so advise the Company and the Company shall take all reasonable steps to facilitate such distribution, including the actions required pursuant to Section 4.9(c). The lead underwriters in any such distribution shall be selected by the holders of a majority of the Registrable Securities to be distributed.

(3) The Company shall not be required to effect a registration (including a resale of Registrable Securities from an effective Shelf Registration Statement):

(A) with respect to securities that are not Registrable Securities or with respect to Registrable Securities that cannot be sold under a registration statement as a result of the Transfer restrictions set forth herein;

(B) during any Scheduled Black-out Periods;

(C) if, during the 6-month period following the Closing, there is existing or pending any acquisition or probable acquisition, business combination or other similar transaction (a “Material Event”) that, in the good faith judgment of the Board of Directors, would make it inappropriate or inadvisable to effect such registration to be effected at such time, in which event the Company shall have the right to defer such registration during such period until, in the good faith judgment of the Board of Directors, public disclosure of such Material Event or the omission to disclose such Material Event would not be prejudicial or contrary to the interests of the Company; or

(D) if the Company has notified the Investors and all other Holders that in the good faith judgment of the Board of Directors, it would be materially detrimental to the Company or its security holders for such registration to be effected at such time, in which event the Company shall have the right to defer such registration for a period of not more than 45 days after receipt of the request of the Investors or any other Holder; provided, that such right to delay a registration pursuant to this clause (D) shall be exercised by the Company (x) only if the Company has generally exercised (or is concurrently exercising) similar black-out rights (if any) against holders of similar securities that have registration rights and (y) not more than two times in any 12-month period and not more than 90 days in the aggregate in any 12-month period.

(4) If during any period when the Shelf Registration Statement is not effective or available, the Company proposes to register any of its securities, other than a registration pursuant to Section 4.9(a)(1) or a Special Registration, and the registration form to be filed may be used for the registration or qualification for distribution of Registrable Securities, the Company shall give prompt written notice to the Investors and all other Holders of its intention to effect such a registration (but in no event less than ten days prior to the anticipated filing date) and shall include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within ten business days after the date of the Company’s notice (a “Piggyback Registration”). Any such person that has made such a written request may withdraw its Registrable Securities from such Piggyback Registration by giving written notice to the Company and the managing underwriter, if any, on or before the fifth business day prior to the planned effective date of such Piggyback Registration. The Company may terminate or withdraw any registration under this Section 4.9(a)(4) prior to the effectiveness of such registration, whether or not the Investors or any other Holders have elected to include Registrable Securities in such registration.

(5) If the registration referred to in Section 4.9(a)(4) is proposed to be underwritten, the Company shall so advise the Investors and all other Holders as a part of the written notice given pursuant to Section 4.9(a)(4). In such event, the right of the Investors and all other Holders to registration pursuant to this Section 4.9(a) shall be conditioned upon such persons’ participation in such underwriting and the inclusion of such persons’ Registrable Securities in the underwriting, and each such person shall (together with the Company and the other persons distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company. If any participating person disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the managing underwriter and the Investors.

(6) If (x) the Company grants “piggyback” registration rights to one or more third parties to include their securities in an underwritten offering under the Shelf Registration Statement pursuant to Section 4.9(a)(2) or (y) a Piggyback Registration under Section 4.9(a)(4) relates to an underwritten primary offering on behalf of the Company, and in either case the managing underwriters advise the Company that in their reasonable opinion the number of securities requested to be included in such offering exceeds the number which can be sold without adversely affecting the marketability of such offering (including an adverse effect on the per share offering price), the Company shall include in such registration or prospectus only such number of securities that in the reasonable opinion of such underwriters can be sold without adversely affecting the marketability of the offering (including an adverse effect on the per share offering price), which securities shall be so included in the following order of priority: (i) first, in the case of a Piggyback Registration under Section 4.9(a)(4), the securities the Company proposes to sell, (ii) second, Common Stock and other securities of the Company issued to Treasury, (iii) third, Registrable Securities of the Investors and all other Holders who have requested registration of Registrable Securities pursuant to Sections 4.9(a)(2) or 4.9(a)(4), as applicable, pro rata on the basis of the aggregate number of such securities or shares owned by each such person and (iv) fourth, any other securities of the Company that have been requested to be so included, subject to the terms of this Agreement.

(b) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance hereunder shall be borne by the Company. All Selling Expenses incurred in connection with any registrations hereunder shall be borne by the Holders selling in such registration pro rata on the basis of the aggregate number of securities or shares being sold.

(c) Obligations of the Company. The Company shall use its reasonable best efforts for so long as there are Registrable Securities outstanding, to take such actions as are under its control to not become an ineligible issuer (as defined in Rule 405 under the Securities Act). In addition, whenever required to effect the registration of any Registrable Securities or facilitate the distribution of Registrable Securities pursuant to an effective Shelf Registration Statement, the Company shall, as expeditiously as reasonably practicable:

(1) Prepare and file with the SEC a prospectus supplement with respect to a proposed offering of Registrable Securities pursuant to an effective registration statement, subject to Section 4.9(c), keep such registration statement effective or such prospectus supplement current.

(2) Prepare and file with the SEC such amendments and supplements to the applicable registration statement and the prospectus or prospectus supplement used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(3) Furnish to the Holders and any underwriters such number of copies of the applicable registration statement and each such amendment and supplement thereto (including in each case all exhibits) and of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned or to be distributed by them.

(4) Use its reasonable best efforts to register and qualify the securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as shall be reasonably requested by the Holders or any managing underwriter(s), to keep such registration or qualification in effect for so long as such registration statement remains in effect, and to take any other action which may be reasonably necessary to enable such seller to consummate the disposition in such jurisdictions of the securities owned by such Holder; provided, that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(5) Notify each Holder of Registrable Securities at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the applicable prospectus, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in light of the circumstances then existing.

(6) Give written notice to the Holders:

(A) when any registration statement filed pursuant to Section 4.9(a) or any amendment thereto has been filed with the SEC (except for any amendment effected by the filing of a document with the SEC pursuant to the Exchange Act) and when such registration statement or any post-effective amendment thereto has become effective;

(B) of any request by the SEC for amendments or supplements to any registration statement or the prospectus included therein or for additional information;

(C) of the issuance by the SEC of any stop order suspending the effectiveness of any registration statement or the initiation of any proceedings for that purpose;

(D) of the receipt by the Company or its legal counsel of any notification with respect to the suspension of the qualification of the Common Stock for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

(E) of the happening of any event that requires the Company to make changes in any effective registration statement or the prospectus related to the registration statement in order to make the statements therein not misleading (which notice shall be accompanied by an instruction to suspend the use of the prospectus until the requisite changes have been made); and

(F) if at any time the representations and warranties of the Company contained in any underwriting agreement contemplated by Section 4.9(c)(10) cease to be true and correct.

(7) Use its reasonable best efforts to prevent the issuance or obtain the withdrawal of any order suspending the effectiveness of any registration statement referred to in Section 4.9(c)(6)(C) at the earliest practicable time.

(8) Upon the occurrence of any event contemplated by Section 4.9(c)(5) or 4.9(c)(6)(E) and subject to the Company’s rights under Section 4.05(d), the Company shall promptly prepare a post-effective amendment to such registration statement or a supplement to the related prospectus or file any other required document so that, as thereafter delivered to the Holders and any underwriters, the prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(9) Use reasonable best efforts to procure the cooperation of the Company’s transfer agent in settling any offering or sale of Registrable Securities, including with respect to the transfer of physical stock certificates into book-entry form in accordance with any procedures reasonably requested by the Holders or any managing underwriter(s).

(10) If an underwritten offering is requested pursuant to Section 4.9(a)(2), enter into an underwriting agreement in customary form, scope and substance and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith or by the managing underwriter(s), if any, to expedite or facilitate the underwritten disposition of such Registrable Securities, and in connection therewith in any underwritten offering (including making members of management and executives of the Company available to participate in “road shows,” similar sales events and other marketing activities), (i) make such representations and warranties to the Holders that are selling stockholders and the managing underwriter(s), if any, with respect to the business of the Company and its subsidiaries, and the Shelf Registration Statement, prospectus and documents, if any, incorporated or deemed to be incorporated by reference therein, in each case, in customary form, substance and scope, and, if true, confirm the same if and when requested, (ii) use its reasonable best efforts to furnish the underwriters with opinions of counsel to the Company, addressed to the managing underwriter(s), if any, covering the matters customarily covered in such opinions requested in underwritten offerings, (iii) use its reasonable best efforts to obtain “cold comfort” letters from the independent certified public accountants of the Company (and, if necessary, any other independent certified public accountants of any business acquired by the Company for which financial statements and financial data are included in the Shelf Registration Statement) who have certified the financial statements included in such Shelf Registration Statement, addressed to each of the managing underwriter(s), if any, such letters to be in customary form and covering matters of the type customarily covered in “cold comfort” letters, (iv) if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures customary in underwritten offerings, and (v) deliver such documents and certificates as may be reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith, their counsel and the managing underwriter(s), if any, to evidence the continued validity of the representations and warranties made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company. Notwithstanding anything contained herein to the contrary, the Company shall not be required to enter into any underwriting agreement or permit any underwritten offering absent an agreement by the applicable underwriter(s) to indemnify the Company in form, scope and substance as is customary in underwritten offerings by the Company in which an affiliate of the Company acts as an underwriter.

(11) Make available for inspection by a representative of Holders that are selling stockholders, the managing underwriter(s), if any, and any attorneys or accountants retained by such Holders or managing underwriter(s), at the offices where normally kept, during reasonable business hours, financial and other records, pertinent corporate documents and properties of the Company, and cause the officers, directors and employees of the Company to supply all information, in each case, reasonably requested by any such representative, managing underwriter(s), attorney or accountant in connection with such Shelf Registration Statement.

(12) Cause all such Registrable Securities (other than the Warrant (or any successor warrant)) to be listed on each securities exchange on which the same class of securities issued by the Company are then listed or, if the same class of securities is not then listed on any securities exchange, use its reasonable best efforts to cause all such Registrable Securities (other than the Warrant (or any successor warrant)) of such class to be listed on the New York Stock Exchange or the NASDAQ Stock Market, as determined by the Company.

(13) If requested by Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith, or the managing underwriter(s), if any, promptly include in a prospectus supplement or amendment such information as the Holders of a majority of the Registrable Securities being registered and/or sold in connection therewith or managing underwriter(s), if any, may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such prospectus supplement or such amendment as soon as practicable after the Company has received such request.

(14) Timely provide to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

(d) Suspension of Sales. During any Scheduled Black-out Period and upon receipt of written notice from the Company that a registration statement, prospectus or prospectus supplement contains or may contain an untrue statement of a material fact or omits or may omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that circumstances exist that make inadvisable use of such registration statement, prospectus or prospectus supplement, each Holder of Registrable Securities shall forthwith discontinue disposition of Registrable Securities pursuant to such registration statement until termination of such Scheduled Black-out Period or until such Holder has received copies of a supplemented or amended prospectus or prospectus supplement, or until such Holder is advised in writing by the Company that the use of the prospectus and, if applicable, prospectus supplement may be resumed, and, if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the prospectus and, if applicable, prospectus supplement covering such Registrable Securities current at the time of receipt of such notice. The total number of days that any such suspension may be in effect in any 180-day period shall not exceed 90 days; provided, however, that if there is existing or pending a Material Event that, in the good faith judgment of the Board of Directors, would make use of the Shelf Registration Statement inappropriate or inadvisable at such time, the Company shall have the right to suspend such registration during the 6-month period following Closing until, in the good faith judgment of the Board of Directors, public disclosure of such Material Event or the omission to disclose such Material Event would not be prejudicial or contrary to the interests of the Company.

(e) Termination of Registration Rights. A Holder’s registration rights as to any securities held by such Holder (and its Affiliates, partners, members and former members) shall not be available unless such securities are Registrable Securities.

(f) Furnishing Information.

(1) Neither the Investors nor any Holder shall use any free writing prospectus (as defined in Rule 405) in connection with the sale of Registrable Securities without the prior written consent of the Company.

(2) It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 4.9(c) that the Investors and/or the selling Holders and the underwriters, if any, shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as shall be required to effect the registered offering of their Registrable Securities.

(g) Indemnification.

(1) The Company agrees to indemnify each Holder and, if a Holder is a person other than an individual, such Holder’s officers, directors, employees, agents, representatives and Affiliates, and each Person, if any, that controls a Holder within the meaning of the Securities Act (each, an “Indemnitee”), against any and all Losses, joint or several, arising out of or based upon any untrue statement or alleged untrue statement of material fact contained in any registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto or any documents incorporated therein by reference or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto); or any omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that the Company shall not be liable to such Indemnitee in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon (i) an untrue statement or omission made in such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto or contained in any free writing prospectus (as such term is defined in Rule 405) prepared by the Company or authorized by it in writing for use by such Holder (or any amendment or supplement thereto), in reliance upon and in conformity with information regarding such Indemnitee or its plan of distribution or ownership interests which was furnished in writing to the Company by such Indemnitee for use in connection with such registration statement, including any such preliminary prospectus or final prospectus contained therein or any such amendments or supplements thereto, or (ii) offers or sales effected by or on behalf such Indemnitee “by means of” (as defined in Rule 159A) a “free writing prospectus” (as defined in Rule 405) that was not authorized in writing by the Company.

(2) If the indemnification provided for in Section 4.9(g)(1) is unavailable to an Indemnitee with respect to any Losses or is insufficient to hold the Indemnitee harmless as contemplated therein, then the Company, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the Indemnitee, on the one hand, and the Company, on the other hand, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. The relative fault of the Company, on the one hand, and of the Indemnitee, on the other hand, shall be determined by reference to, among other factors, whether the untrue statement of a material fact or omission to state a material fact relates to information supplied by the Company or by the Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; the Company and each Holder agree that it would not be just and equitable if contribution pursuant to this Section 4.9(g)(2) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in Section 4.9(g)(1). No Indemnitee guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from the Company if the Company was not guilty of such fraudulent misrepresentation.

(h) Assignment of Registration Rights. The rights of the Investors to registration of Registrable Securities pursuant to Section 4.9(a) may be assigned by the Investors to a transferee or assignee of Registrable Securities to which (i) there is transferred to such transferee no less than $5,000,000 in Registrable Securities and (ii) such Transfer is permitted under the terms hereof; provided, however, that the transferor shall, within ten days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the number and type of Registrable Securities that are being assigned.

(i) Holdback. With respect to any underwritten offering of Registrable Securities by the Investors or other Holders pursuant to this Section 4.9, the Company agrees not to effect (other than pursuant to such registration or pursuant to a Special Registration) any public sale or distribution, or to file any Shelf Registration Statement (other than such registration or a Special Registration) covering any of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the period not to exceed ten days prior and 60 days following the effective date of such offering or such longer period up to 90 days as may be requested by the managing underwriter. The Company also agrees to cause each of its directors and senior executive officers to execute and deliver customary lockup agreements in such form and for such time period up to 90 days as may be requested by the managing underwriter. “Special Registration” means the registration of (i) equity securities and/or options or other rights in respect thereof solely registered on Form S-4 or Form S-8 (or successor form) or (ii) shares of equity securities and/or options or other rights in respect thereof to be offered to directors, members of management, employees, consultants, customers, lenders or vendors of the Company or Company Subsidiaries or in connection with dividend reinvestment plans.

(j) Rule 144; Rule 144A Reporting. With a view to making available to the Investors and Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its reasonable best efforts to:

(1) make and keep public information available, as those terms are understood and defined in Rule 144(c)(1) or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of this Agreement;

(2) so long as the Investors or a Holder owns any Registrable Securities, furnish to the Investors or such Holder forthwith upon request: (x) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 under the Securities Act, and of the Exchange Act; (y) a copy of the most recent annual or quarterly report of the Company; and (z) such other reports and documents as the Investors or Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration; and

(3) to take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act.

(k) As used in this Section 4.9, the following terms shall have the following respective meanings:

(1) “Holder” means the Investors and any other holder of Registrable Securities to whom the registration rights conferred by this Agreement have been transferred in compliance with Section 4.9(h) hereof.

(2) “Holders’ Counsel” means one counsel for the selling Holders chosen by Holders holding a majority interest in the Registrable Securities being registered.

(3) “Register,” “registered” and “registration” shall refer to a registration effected by preparing and (a) filing a registration statement in compliance with the Securities Act and applicable rules and regulations thereunder, and the declaration or ordering of effectiveness of such registration statement or (b) filing a prospectus and/or prospectus supplement in respect of an appropriate effective registration statement on Form S-3.

(4) “Registrable Securities” means (A) all Common Stock held by the Investors from time to time, (B) the shares of Common Stock issued or issuable pursuant to the conversion of the Series B Stock or exercise of the Warrant, (C) the Warrant, (D) to the extent that each of the Stockholder Proposals have not been approved within 120 days of the Closing Date, all Series B Stock held by the Investors from time to time, including any shares of Series B Stock issued or issuable pursuant to the exercise of the Warrant, in each case, only until such approval of the Stockholder Proposals has been obtained, and (E) any equity securities issued or issuable directly or indirectly with respect to the securities referred to in any of the foregoing clauses by way of conversion, exercise or exchange thereof or stock dividend or stock split or in connection with a combination of shares, recapitalization, reclassification, merger, amalgamation, arrangement, consolidation or other reorganization, provided that, once issued, such securities shall not be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they may be sold pursuant to Rule 144 without limitation thereunder on volume or manner of sale, (iii) they shall have ceased to be outstanding or (iv) they have been sold in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of the securities. No Registrable Securities may be registered under more than one registration statement at one time.

(5) “Registration Expenses” means all expenses incurred by the Company in effecting any registration pursuant to this Agreement (whether or not any registration or prospectus becomes effective or final) or otherwise complying with its obligations under this Section 4.9, including, without limitation, all registration, filing and listing fees, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses, expenses incurred in connection with any “road show,” the reasonable fees and disbursements of Holders’ Counsel (not to exceed $50,000), and expenses of the Company’s independent accountants in connection with any regular or special reviews or audits incident to or required by any such registration, but shall not include Selling Expenses and the compensation of regular employees of the Company, which shall be paid in any event by the Company.

(6) “Rule 144,” “Rule 158,” “Rule 159A,” “Rule 405” and “Rule 415” mean, in each case, such rule promulgated under the Securities Act (or any successor provision), as the same shall be amended from time to time.

(7) “Scheduled Black-out Period” means the period from and including the 15th day of the third month of a fiscal quarter of the Company to and including the business day after the day on which the Company publicly releases its earnings for such fiscal quarter.

(8) “Selling Expenses” means all discounts, selling commissions and stock transfer taxes applicable to the sale of Registrable Securities and fees and disbursements of counsel for any Holder (other than the fees and disbursements of Holders’ Counsel included in Registration Expenses).

(l) At any time, any holder of Securities (including any Holder) may elect to forfeit its rights set forth in this Section 4.9 from that date forward; provided, that a Holder forfeiting such rights shall nonetheless be entitled to participate under Sections 4.9(a)(4)-(6) in any Pending Underwritten Offering to the same extent that such Holder would have been entitled to if the holder had not withdrawn; and provided, further, that no such forfeiture shall terminate a Holder’s rights or obligations under Section 4.9(f) with respect to any prior registration or Pending Underwritten Offering. “Pending Underwritten Offering” means, with respect to any Holder forfeiting its rights pursuant to this Section 4.9(l), any underwritten offering of Registrable Securities in which such Holder has advised the Company of its intent to register its Registrable Securities either pursuant to Section 4.9(a)(2) or 4.9(a)(4) prior to the date of such Holder’s forfeiture.

4.10 Articles of Amendment. In connection with the Closing and subject to the Par Value Change, the Company shall file the Series B Stock Articles of Amendment for the Series B Stock in the State of Washington, and such Series B Stock Articles of Amendment shall continue to be in full force and effect as of the Closing Date.

4.11 Voting. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, the Investors together with their Affiliates shall not have the ability to exercise any voting rights of any Securities in excess of 24.9% of the total outstanding Voting Securities of the Company.

4.12 Additional Regulatory Matters. So long as the Investors have a Qualifying Ownership Interest:

(a) each of the Company and the Investors agree to cooperate and use its reasonable best efforts to communicate with each other with respect to their respective purchases of equity capital securities of the Company with the objective, among other things, that Company repurchases not cause the Investors or their Affiliates to be deemed to become, or “control”, a “bank holding company” with respect to the Company and its Affiliates within the meaning of the BHC Act, including the rules and regulations promulgated thereunder (or any successor provision);

(b) the Company shall not take any action, (including, any redemption, repurchase or recapitalization of Common Stock, of securities or rights, options, or warrants to purchase Common Stock, or securities of any type whatsoever that are, or may become, convertible into or exchangeable into or exercisable for Common Stock in each case, where the Investors are not given the right to participate in such redemption, repurchase or recapitalization to the extent of the Investors’ pro rata proportion) that, based on the advice of legal, could cause the Investors or any of their Affiliates to be deemed to become, or “control”, a “bank holding company” with respect to the Company and its Affiliates within the meaning of the BHC Act, including the rules and regulations promulgated thereunder (or any successor provision); provided, however, that the Company shall not be deemed to have violated this Section 4.12(b) if it has given the

Investors the opportunity to participate in such redemption, recapitalization or repurchase to the extent the Investors’ pro rata proportion and the Investors fail to so participate; and

(c) the Investors shall not take, permit or allow any action that would cause any Company Subsidiary to become a “commonly controlled insured depository institution” (as that term is defined for purposes of 12 U.S.C. §1815(e), as may be amended or supplemented from time to time, and any successor thereto) with respect to any institution that is not a direct or indirect Company Subsidiary.

In the event that either party hereto, as applicable, breaches its obligations under this Section 4.12 or believes that it is reasonably likely to breach such obligations, it shall immediately notify the other party and shall cooperate in good faith with such other party to modify an ownership or other arrangements or take any other action, in each case, as is necessary to cure or avoid such breach.

4.13 Most Favored Nation. The Company shall not offer any investors in the Other Private Placements, or any other capital raising transaction occurring at the same time as the transactions contemplated by this Agreement terms more favorable, in form or substance, than those offered in connection with the Investment, unless the Investors are also provided with such terms.

4.14 No Change in Control. The Company shall and shall cause the Company Subsidiaries to take all actions necessary to ensure that none of the transactions contemplated by this Agreement, the Other Private Placements, the TARP Exchange and a TruPS Exchange, if any, individually or in the aggregate, shall give rise to a change in control under, or result in the breach or the violation of, or the acceleration of any right under, or result in any additional rights, or the triggering of any antidilution adjustment under the Stock Plans, the employment agreements with J. Gregory Seibly, Daniel Byrne, Ezra Eckhardt, Larry Conley, Carol Mangan, Deborah Meekins, Tom Colosimo, Don Wood, Kade Peterson, Cindy Parker, David Herbison and Brian Read (collectively, the “Employment Agreements”) or any other contract or agreement to which the Company or any Company Subsidiary is a party, including without limitation having any such contracts or agreements waived in writing or amended prior to Closing.

4.15 Listing Authorization. The Company shall use its reasonable best efforts to cause (a) promptly following the approval of all of the Stockholder Proposals, all of the Common Shares of the Company then outstanding and (b) promptly following the effectiveness of a Shelf Registration Statement filed with the SEC in accordance with Section 4.9 with respect to the Warrant and the Series B Shares to be acquired in the Investment, the Warrant and such Series B Shares, in each case (a) and (b), to have been authorized for listing on the Nasdaq National Market (“NASDAQ”) or such other market on which the Common Stock is then listed or quoted subject to official notice of issuance.

4.16 Continued Listing Authorization. The Company shall take all steps necessary to prevent the Common Shares from being delisted from the NASDAQ,

including, effecting a reverse stock split of the Common Stock, if necessary, to comply with NASDAQ Listing Rule 5450(a)(1).

4.17 Other Private Placements. The Company shall provide the Investors with copies of any and all written documents the Company or its representatives prepare for the purposes of the Other Private Placements, including the offering memorandum, and shall cooperate with the Investors to incorporate the Investors’ reasonable comments to such documents provided on a timely basis prior to furnishing such documents to the potential participants in such Other Private Placements.

4.18 Certain Other Transactions.

(a) Notwithstanding anything in this Agreement to the contrary, the Company shall not directly or indirectly effect or cause to be effected any transaction with a third party that would reasonably be expected to result in a Change in Control unless such third party shall have provided prior assurance in writing to the Investors (in a form that is reasonably satisfactory to the Investors) that the terms of this Agreement shall be fully performed (i) by the Company or (ii) by such third party if it is the successor of the Company or if the Company is its direct or indirect subsidiary. For the avoidance of doubt, it is understood and agreed that, in the event that a Change in Control occurs on or prior to the Closing, the Investors shall maintain the right under this Agreement to acquire, pursuant to the terms and conditions of this Agreement, the Securities (or such shares of stock or other securities or property (including cash) into which the Securities may have become exchangeable as a result of such Change in Control), as if the Closing had occurred immediately prior to such Change in Control.

(b) In the event that, at or prior to the Closing, (i) the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock issued and outstanding is changed as a result of any reclassification, stock split (including reverse split), stock dividend or distribution (including any dividend or distribution of securities convertible or exchangeable into or exercisable for shares of Common Stock), merger, tender or exchange offer or other similar transaction, (ii) the Company fixes a record date that is at or prior to the Closing Date for the payment of any non-stock dividend or distribution on the Common Stock other than any Ordinary Cash Dividends (as defined in the Warrant), then at the Investors’ option, which may be exercised in the Investors’ sole discretion, the number of shares of Common Stock and Series B Stock to be issued to the Investors at the Closing under this Agreement shall be equitably adjusted and/or the shares of Common Stock and Series B Stock to be issued to the Investors at the Closing under this Agreement shall be equitably substituted with shares of other stock or securities or property (including cash), in each case, to provide the Investors with substantially the same economic benefit from this Agreement as the Investors had prior to the applicable transaction. Notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.

(c) In the event that, at or prior to the Closing, there occurs any distribution, issuance or other transaction that would result in any adjustment or give rise to any right under Section 13 of the Warrant if the applicable transaction were to occur after the Closing, then at the Investors’ option, which may be exercised in the Investors’ sole discretion, the form of the Warrant shall be amended, automatically and without action on the part of the parties to this Agreement, to reflect any adjustment to or right in respect of (x) the Exercise Price (as defined in the Warrant) and (y) the amount and nature of shares of stock or other securities or property (including cash) that a warrantholder would receive upon the exercise of the Warrant, in each case, that would be effected or created in accordance with Section 13 of the Warrant as if the Warrant had been issued to the Investors on the date of this Agreement and were in effect at the time of the applicable transaction. In connection with such amendment, all references to the Warrant in this Agreement shall be conformed, automatically and without action on the part of the parties to this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.

(d) In the event that, at or prior to the Closing, there occurs any distribution, issuance or other transaction that would result in any adjustment or give rise to any right under 7 of the Series B Stock Articles of Amendment if the applicable transaction were to occur after the Closing, then at the Investors’ option, which may be exercised in the Investors’ sole discretion, the form of the Series B Stock Articles of Amendment shall be amended, automatically and without action on the part of the parties to this Agreement, to reflect any adjustment to or right in respect of (x) the Conversion Rate (as defined in the Series B Stock Articles of Amendment) and (y) the amount and nature of shares of stock or other securities or property (including cash) that a holder of Series B Preferred Stock would receive upon the conversion of the Series B Stock Articles of Amendment, in each case, that would be effected or created in accordance with Section 7 of the Series B Stock Articles of Amendment as if the Series B Stock Articles of Amendment had been issued to the Investors on the date of this Agreement and were in effect at the time of the applicable transaction. In connection with such amendment, all references to the Series B Stock Articles of Amendment in this Agreement shall be conformed, automatically and without action on the part of the parties to this Agreement; provided, however, that notwithstanding anything in this Agreement to the contrary, in no event shall the Purchase Price or any component thereof be changed by the foregoing.

(e) Until the first day of a taxable year of the Company to which the Board of Directors determines that no Tax Benefit of the Company, or any direct or indirect subsidiary thereof, may be carried forward, the Company shall not take any action with respect to its stock or any “options” (within the meaning of Section 1.382-4(d) of the Treasury Regulations) to acquire its stock following the Closing, unless the Company shall have first received an unqualified opinion (based on reasonable assumptions and factual representations) of nationally recognized tax counsel or a private letter ruling from the Internal Revenue Service, in either case to the effect that such action would not cause an “ownership change” of the Company (within the meaning of Section 382(g) of the Code and applicable Treasury Regulations), taking into account the maximum reasonably expected effect of the exercise of any outstanding “options” (as defined above).

(f) Notwithstanding anything in the foregoing, the provisions of this Section 4.18 shall not be triggered by (i) the transactions contemplated by the Other Private Placements, (ii) the transactions contemplated by the TARP Exchange, (iii) any issuances of shares of Company’s Series E Participating Cumulative Preferred Stock or Common Stock under the terms of the Agreed Plan (including upon exercise of Rights (as defined in the Agreed Plan) issued pursuant thereto), or (iv) any issuances of options, restricted stock units or other equity-based awards granted to newly-appointed directors, employees or consultants of the Company at or around the same time as the Investment, the Other Private Placements and the TARP Exchange, or the issuance of Common Stock to such persons, including upon exercise of any such options (not to exceed 2.5% of the capital stock of the Company on a fully-diluted basis).

4.19 Transfer Restrictions. The Investors shall comply with the transfer restrictions set forth in the Charter Amendment Proposal as if the Charter Amendment Proposal had been approved and effective as of the Closing Date (until such time as the Charter Amendment Proposal actually is approved and effective). Each subscription agreement for the purchase of Series D Shares pursuant to the Other Private Placements shall require each purchaser pursuant thereto to comply with the transfer restrictions set forth in the Charter Amendment Proposal as if Charter Amendment Proposal had been approved and effective as of the Closing Date (until such time as the Charter Amendment Proposal actually is approved and effective).

ARTICLE V

Termination

5.1 Termination. This Agreement shall be terminated prior to the Closing:

(a) by mutual written agreement of the Company and the Investors;

(b) by the Company or the Investors, upon written notice to the other parties, in the event that the Closing does not occur on or before September 1, 2010 (the “Transaction Deadline”); provided, however, that the right to terminate this Agreement pursuant to this Section 5.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

(c) by the Company or the Investors, upon written notice to the other parties, in the event that any Governmental Entity shall have issued any order, decree or injunction or taken any other action restraining, enjoining or prohibiting any of the transactions contemplated by this Agreement, and such order, decree, injunction or other action shall have become final and nonappealable;

(d) by the Investors, if the Investors or any of their Affiliates receive written notice from or is otherwise advised by the Federal Reserve that the Federal Reserve shall not grant (or intends to rescind or revoke if previously granted) the written confirmation described in Section 1.2(c)(2)(xii); or

(e) by the Investors, if any of the conditions to Closing set forth in Section 1.2(c)(2) are not capable of being satisfied on or before the Transaction Deadline.

5.2 Effects of Termination. In the event of any termination of this Agreement as provided in Section 5.1, this Agreement (other than Section 3.2, Section 3.3(b) (except, in respect of any party, in connection with litigation against it by the other party or its Affiliates), Section 4.7, this Section 5.2 and Article VI (excluding Section 6.14), which shall remain in full force and effect) shall forthwith become wholly void and of no further force and effect; provided, that (i) nothing herein shall relieve any party from liability for willful breach of this Agreement and (ii) in no event shall the Company be obligated to reimburse any Transaction Expenses in excess of the amounts provided for in Section 3.2.

ARTICLE VI

Miscellaneous

6.1 Survival. Each of the representations and warranties set forth in this Agreement shall survive the Closing under this Agreement but only for a period of fifteen months following the Closing Date (or until final resolution of any claim or action arising from the breach of any such representation and warranty, if notice of such breach was provided prior to the end of such period) and thereafter shall expire and have no further force and effect, including in respect of Section 4.7; provided, that the representations and warranties in Sections 2.2(a), 2.2(b), 2.2(c), 2.2(d), 2.3(a) and 2.3(b) shall survive indefinitely and the representations and warranties in Section 2.2(i) shall survive until 60 days after the expiration of the applicable statutory periods of limitations. Except as otherwise provided herein, all covenants and agreements contained herein shall survive for the duration of any statutes of limitations applicable thereto or until, by their respective terms, they are no longer operative.

6.2 Amendment. No amendment or waiver of this Agreement shall be effective with respect to any party unless made in writing and signed by an officer of a duly authorized representative of such party.

6.3 Waivers. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The conditions to each party’s obligation to consummate the Closing are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. No waiver of any party to this Agreement shall be effective unless it is in a writing signed by a duly authorized officer of the waiving party that makes express reference to the provision or provisions subject to such waiver.

6.4 Counterparts and Facsimile. For the convenience of the parties hereto, this Agreement may be executed in any number of separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Executed signature pages to this Agreement may be delivered by facsimile and such facsimiles shall be deemed as sufficient as if actual signature pages had been delivered.

6.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State. The parties hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the state and federal courts located in the State of New York for any actions, suits or proceedings arising out of or relating to this Agreement and the transactions contemplated hereby.

6.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.7 Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) on the date of delivery if delivered personally or by telecopy or facsimile, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the third business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

(1) If to the Investors:

C/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attn: Thomas M. Hagerty

Facsimile: (617) 227-3514

with a copy to (which copy alone shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attn: James Westra, Esq. and Marilyn French, Esq.

Facsimile: (617) 772-8333

(2) If to the Company:

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

Attn: J. Gregory Seibly

Facsimile: (509) 358-6191

with a copy to (which copy alone shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: John L. Douglas

Facsimile: (212) 701-5145

and

Witherspoon Kelley

422 W. Riverside Avenue, Suite 1100

Spokane, WA 99201

Attn: Andrew J. Schultheis

Facsimile: (509) 458-2728

6.8 Entire Agreement, Etc. (a) This Agreement (including the Exhibits and Disclosure Schedules hereto) and the Transaction Documents constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof; (b) this Agreement shall not be assignable by operation of law or otherwise (any attempted assignment in contravention hereof being null and void), except that the Investors shall be permitted to assign any or all of their respective rights or obligations hereunder to (i) any Affiliate entity, but only if such Affiliate agrees in writing to undertake such assigned obligations of the assigning Investor hereunder for the benefit of the Company, with a copy thereof to be furnished to the Company (any such transferee shall be included in the term “Investors”); provided, further, that no such assignment shall relieve the Investors of any of their respective obligations under this Agreement and (ii) as provided in Section 4.9, and (c) all Securities held by an Investor and its Affiliates shall be aggregated together for purposes of determining the availability of rights and obligations under this Agreement, including, without limitations, in Sections 1.1, 3.3, 4.1, 4.3, 4.4 and 4.11. The Investors may allocate among the Investors and their Affiliates the ability to exercise any rights under this Agreement in any manner that the Investors see fit. For the avoidance of doubt, the confidentiality agreement, dated as of February 12, 2010, by and between the Company and Thomas H. Lee Partners, L.P. shall be void and supplanted by the terms of this Agreement.

6.9 Other Definitions. Wherever required by the context of this Agreement, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa, and references to any agreement, document or instrument shall be deemed to refer to such agreement, document or instrument as amended, supplemented or modified from time to time. All article, section, paragraph or clause references not attributed to a particular document shall be references to such parts of this Agreement, and all exhibit, annex and schedule references not attributed to a particular document shall be references to such exhibits, annexes and schedules to this Agreement. When used herein:

(1) the term “subsidiary” means those corporations, banks, savings banks, associations and other persons of which such person owns or controls 51% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity;

(2) the term “Affiliate” means, with respect to any person, any person directly or indirectly Controlling, Controlled by or under Common Control with, such other person.

(3) “Control” (including, with correlative meanings, the terms “Controlling,” “Controlled by” and “under Common Control with”), when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise;

(4) the word “or” is not exclusive;

(5) the words “including,” “includes,” “included” and “include” are deemed to be followed by the words “without limitation”;

(6) the terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision;

(7) “business day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close;

(8) “person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act;

(9) “Beneficially Own,” “Beneficial Owner” and “Beneficial Ownership” are defined in Rules 13d-3 and 13d-5 of the Exchange Act; and

(10) “to the knowledge of the Company” or “Company’s knowledge” means the actual knowledge after due inquiry of the officers of the Company listed on Schedule 6.9(10).

(11) “Change in Control” means, with respect to the Company, the occurrence of any one of the following events:

(A) individuals who, on the date of this Agreement, constitute the Board of Directors (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board of Directors; provided that any person becoming a director subsequent to the date of this Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (3) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that the Board Representative will be treated as an Incumbent Director even if the person designated to be such Board Representative should change;

(B) any person is or becomes a Beneficial Owner (other than the Investors and their Affiliates), directly or indirectly, of 20% of the aggregate voting power of the Voting Securities; provided, however, that the event described in this clause (2) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 20% of the then outstanding Voting Securities, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(C) the consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than 50% of the total voting power of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Voting Securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Voting Securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board of Directors approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”); or

(D) the stockholders of the Company approve a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

(12) “Tax Benefit” means net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code.

(13) “Treasury Regulations” means as the United States Treasury Regulations promulgated under the Code, as in effect from time to time.

6.10 Captions. The article, section, paragraph and clause captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

6.11 Severability. If any provision of this Agreement or the application thereof to any person (including, the officers and directors of each Investor and the Company) or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

6.12 No Third Party Beneficiaries. Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person other than the parties hereto, any benefit right or remedies, except that the provisions of Sections 4.7 and 4.9 shall inure to the benefit of the persons referred to in those Sections.

6.13 Time of Essence. Time is of the essence in the performance of each and every term of this Agreement.

6.14 Certain Adjustments. If the representations and warranties set forth in Section 2.2(c) shall not be true and correct as of the Closing Date, the number of shares of Common Stock, the number of shares of Series B Stock, and the number of shares of Common Stock subject to the Warrant (and the exercise price of the Warrant) shall be, at the Investors’ option, proportionately adjusted to provide the Investors the same economic effect as contemplated by this Agreement in the absence of such failure to be true and correct.

6.15 Public Announcements. Subject to each party’s disclosure obligations imposed by law or regulation, (i) each of the parties hereto shall cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement and any of the transactions contemplated by this Agreement or the other Transaction Documents, and (ii) no party hereto shall make any such news release or public disclosure without first consulting with the other party hereto and receiving its consent (which shall not be unreasonably withheld or delayed), and each party shall coordinate with the other with respect to any such news release or public disclosure.

6.16 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

6.17 No Recourse. This Agreement may only be enforced against the named parties hereto. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may be made only against the entities that are expressly identified as parties hereto or that are subject to the terms hereof, and no past, present or future director, officer, employee, incorporator, member, manager, partner, stockholder, Affiliate, agent, attorney or representative of Investors or any other party hereto (including any person negotiating or executing this Agreement on behalf of a party hereto) shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action, whether in tort, contract or otherwise, that may arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement and the transactions contemplated hereby and thereby.

*    *    *

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first herein above written.

STERLING FINANCIAL CORPORATION

By:	/s/ J. Gregory Seibly
	Name:	J. Gregory Seibly
	Title:	President and Chief Executive Officer

[Company Signature Page to Investment Agreement]

THOMAS H. LEE EQUITY FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC,
its general partner
By:	THOMAS H. LEE PARTNERS, L.P.,
its sole member
By:	THOMAS H. LEE ADVISORS, LLC,
its general partner

By:	/s/ Thomas Hagerty
Name: Thomas Hagerty
Title: Managing Director

THOMAS H. LEE PARALLEL FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC
its general partner
By:	THOMAS H. LEE PARTNERS, L.P.,
its sole member
By:	THOMAS H. LEE ADVISORS, LLC,
its general partner

By:	/s/ Thomas Hagerty
Name: Thomas Hagerty
Title: Managing Director

THOMAS H. LEE PARALLEL (DT) FUND VI, L.P.

By:	THL EQUITY ADVISORS VI, LLC
its general partner
By:	THOMAS H. LEE PARTNERS, L.P.,
its sole member
By:	THOMAS H. LEE ADVISORS, LLC,
its general partner

By:	/s/ Thomas Hagerty
Name: Thomas Hagerty
Title: Managing Director

[Investor Signature Page to Investment Agreement]

EXHIBIT A TO INVESTMENT AGREEMENT

ARTICLES OF AMENDMENT

TO THE

RESTATED ARTICLES OF INCORPORATION

OF

STERLING FINANCIAL CORPORATION

(CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK, SERIES B)

Sterling Financial Corporation, a corporation organized and existing under the laws of Washington (the “Corporation”), in accordance with the provisions of Chapter 23B.10 and Section 23B.06.020 of the Revised Code of Washington thereof, does hereby submit for filing these Articles of Amendment and does hereby certify:

FIRST: The name of the corporation is Sterling Financial Corporation.

SECOND: The board of directors of the Corporation (the “Board of Directors”) or an applicable committee of the Board of Directors, in accordance with the restated articles of incorporation as amended and bylaws of the Corporation (collectively, the “Governing Documents”) and applicable law, adopted the following resolutions on [                    ] (the “Resolution Date”) creating a series of convertible participating voting Preferred Stock of the Corporation designated as “CONVERTIBLE PARTICIPATING VOTING PREFERRED STOCK, SERIES B.”

RESOLVED, that, pursuant to the provisions of the Corporation’s restated articles of incorporation as amended, bylaws and applicable law, a series of convertible participating voting preferred stock (the “Series B Preferred Stock”), no par value per share, is hereby created, and that the Board of Directors hereby fixes the voting and other powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series B Preferred Stock.

RESOLVED FURTHER, that each share of Series B Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. Number and Designation; Fractional Shares. [1,647,451] shares of the authorized and unissued shares of preferred stock of the Corporation (the “Preferred Stock”) shall be designated as Series B Preferred Stock (the “Series B Preferred Stock”). The Series B Preferred Stock shall have no par value per share. The Corporation may issue fractional interests in and/or fractional shares of Series B Preferred Stock. Each holder of a fractional interest in a share of Series B Preferred Stock shall be entitled, proportionately, to all the rights, preferences and privileges of the Series B Preferred Stock.

2. Rank. The Series B Preferred Stock shall, with respect to dividend rights and rights upon dissolution, liquidation or winding-up of the Corporation rank (i) senior to the Corporation’s common stock, no par value per share (the “Common Stock”), and to all other classes or series of equity securities of the Corporation the terms of which expressly provide that such security ranks junior to the Series B Preferred Stock with respect to dividend rights, rights of redemption or rights upon liquidation, dissolution or winding-up of the Corporation (the securities described in this clause (i), the “Junior Securities”) and (ii) on parity with any class or series of equity securities of the Corporation the terms of which do not expressly provide that such security shall rank either senior or junior to the Series B Preferred Stock with respect to dividend rights, rights of redemption and rights upon liquidation, dissolution or winding-up of the Corporation, including the Corporation’s Series D Convertible Participating Voting Preferred Stock (the “Series D Preferred Stock”) except that the Series B Preferred Stock shall rank senior to the Series D Preferred Stock in respect of its right to receive Additional Dividends (the securities described in this clause (ii), the “Parity Securities”). The respective definitions of Junior Securities and Parity Securities shall also include any options, warrants and any other rights exercisable into, exchangeable for or convertible into any Junior Securities or Parity Securities, as the case may be.

3. Dividends.

(a) Holders of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors or a duly authorized committee of the Board of Directors, out of funds legally available therefor, (i) non-cumulative dividends and any other distributions, whether payable in cash, securities or any other form of property or assets in the amount determined as set forth in Section 3(b) and (ii) Additional Dividends (as defined below) in the amount determined as set forth in Section 3(c). Holders of Series B Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series B Preferred Stock as specified in this Section 3 (subject to the other provisions herein).

(b) Subject to Section 3(a)(i), if the Board of Directors or a duly authorized committee of the Board of Directors declares and pays a dividend in respect of Common Stock, then the Board of Directors or such duly authorized committee of the Board of Directors shall declare and pay to the holders of the Series B Preferred Stock, on the same dates on which such dividend is declared or paid, as applicable, on the Common Stock, a dividend in an amount per share of Series B Preferred Stock (such amount, the “Deemed Conversion Dividend”) equal to the product of (x) the per share dividend declared and paid in respect of each share of Common Stock and (y) the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the then-current Conversion Rate. Any dividend or distribution payable on the Series B Preferred Stock pursuant to this Section 3(b) shall be paid in the same form of consideration (whether cash, securities or any other form of property or assets, as the case may be) as the corresponding dividend or distribution on the Common Stock.

(c) In the event (and only in the event) that the Shareholder Approvals have not been received within 120 days of the closing of the various recapitalization transactions to occur at or around the Resolution Date (the “Approval Deadline”), then in addition to any dividends payable pursuant to Sections 3(a)(i) and 3(b), holders of Series B Preferred Stock shall be entitled to receive cumulative cash dividends at a per annum rate of 15% on the stated amount of $75.00 per share of Series B Preferred Stock (the “Additional Dividend”). Additional Dividends, if the Shareholder Approvals have not been received by the Approval Deadline, shall begin to accrue and be cumulative from the Approval Deadline.

(d) Dividends payable pursuant to Section 3(b) shall be payable on the same date that dividends are payable to holders of shares of Common Stock. Additional Dividends, if any, shall be payable quarterly in arrears on each Additional Dividend Payment Date, commencing with the first such Additional Dividend Payment Date to occur at least 30 calendar days after the Approval Deadline. In the event that the Additional Dividend Payment Date would otherwise fall on a day that is not a business day, the dividend payment due on that date shall be postponed to the next day that is a business day and no additional dividend shall accrue as a result of that postponement. No dividends shall be payable to holders of shares of Common Stock unless the full dividends contemplated by Sections 3(b) and (c) are paid at the same time in respect of the Series B Preferred Stock. “Additional Dividend Payment Date” means January 15, April 15, July 15 and October 15 of each year. The period from and including any Additional Dividend Payment Date to, but excluding, the next Additional Dividend Payment Date, is a “Dividend Period”; provided, that the initial Dividend Period shall be the period from and including the Approval Deadline, but excluding the next Additional Dividend Payment Date.

(e) Additional Dividends that are payable pursuant to Section 3(a) shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of Additional Dividends, if any, payable on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month. Each dividend payable pursuant to this Section 3 shall be payable to holders of record as they appear in the records of the Corporation at the close of business on the same record date, which, for dividends contemplated by Section 3(b), shall be the same day as the record date for the payment of the corresponding dividends to the holders of shares of Common Stock and, for dividends contemplated by Section 3(c), shall be the 15th calendar day immediately preceding such Additional Dividend Payment Date or such other record date fixed by the Corporation’s Board of Directors that is not more than 60 nor less than 10 days prior to such Additional Dividend Payment Date. Any such record date shall be a record date whether or not such day is a business day.

(f) So long as any shares of the Series B Preferred Stock are outstanding, (1) no dividend or distribution shall be declared or paid, or set apart for payment, on any Junior Securities and (2) no Junior Securities shall be, directly or indirectly, purchased, redeemed or otherwise acquired by the Corporation or any of its subsidiaries, nor shall any funds be set apart for any such repurchase, redemption or other acquisition, through a sinking fund or otherwise, unless, in each case, the dividend to be due on the shares of Series B Preferred Stock upon payment of such dividend, distribution, purchase, redemption or other acquisition is contemporaneously declared and paid in full (or has been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series B Preferred Stock on the applicable record date). The foregoing limitations shall not apply to (i) redemptions, purchases or other acquisitions of shares of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or shareholder stock purchase plan and (ii) any declaration of a dividend in connection with any shareholders’ rights plan, or the issuance of rights, stock or other property under any shareholders’ rights plan, or the redemption or repurchase of rights pursuant thereto.

(g) So long as any shares of Series B Preferred Stock remain outstanding, no dividends shall be declared or paid or set aside for payment on any Parity Securities for any period unless full dividends on all outstanding shares of Series B Preferred Stock for the then-current dividend period have been paid in full or declared and a sum sufficient for the payment thereof set aside for all outstanding shares of Series B Preferred Stock. To the extent the Corporation declares dividends on the Series B Preferred Stock and on any Parity Securities but does not make full payment of such declared dividends, the Corporation shall allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Securities then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, the Corporation shall allocate those payments so that the respective amounts of those payments bear the same ratio to each other as all accrued and unpaid dividends per share on the Series B Preferred Stock and all Parity Securities bear to each other. No interest shall be payable in respect of any dividend payment on shares of Series B Preferred Stock that may be in arrears.

(h) If a Mandatory Conversion Date is prior to the record date for the payment of any dividend on the Common Stock, the holders of the shares of Series B Preferred Stock shall not have the right to receive any corresponding dividends on the Series B Preferred Stock. If a Mandatory Conversion Date is after the record date for any declared dividend and prior to the payment date for that dividend, the holder of a share of Series B Preferred Stock shall receive that dividend on the relevant payment date if such holder was the holder of record on the record date for that dividend. This section (3)(h) shall apply to dividends payable pursuant to both Section 3(b) and Section 3(c).

4. Liquidation Preference.

(a) In the event of the liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series B Preferred Stock shall be entitled to receive for each share of Series B Preferred Stock, out of the Corporation’s assets or proceeds thereof (whether capital or surplus) available for distribution to the Corporation’s Shareholders, subject to the rights of any of the Corporation’s creditors, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock or any other stock ranking junior to the Series B Preferred Stock as to such distribution, payment of $3.75 per share plus an amount equal to the sum of (x) declared but unpaid dividends and (y) accrued Additional Dividends, if any, in each case, to and including the date of liquidation (the “Liquidation Preference”).

(b) If in any distribution described in Section 4(a), the Corporation’s assets or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series B Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with the Series B Preferred Stock as to such distribution, then holders of the Series B Preferred Stock and the holders of such other stock shall share ratably (based on the relative Liquidation Preference of the Series B Preferred

Stock and such other stock) in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) For purposes of Section 4(a), the merger or consolidation of the Corporation with any other Person, including a merger or consolidation in which the holders of the Series B Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange for cash, securities or other property of all or substantially all of the assets of the Corporation, in each case shall not constitute a liquidation, dissolution or winding-up of the Corporation.

(d) If the amount required under Section 4(a) has been paid in full to all holders of Series B Preferred Stock and the corresponding amounts payable with respect to any other stock of the Corporation ranking equally with the Series B Preferred Stock as to such distribution have been paid in full, the holders of other of the Corporation’s stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences; provided, that if the amount of such assets or proceeds to be distributed with respect to a number of shares of the Corporation’s Common Stock equal to the then-current Conversion Rate (the “As-converted Liquidation Amount”) exceeds $3.75 per share, then holders of Series B Preferred Stock shall be entitled to receive, for each share of Series B Preferred Stock, an additional amount (the “Liquidation Participation Amount”) out of such assets or proceeds such that the As-converted Liquidation Amount equals the sum of the Liquidation Preference plus the Liquidation Participation Amount, after making appropriate adjustment such that the holders of Series B Preferred Stock, the Series D Preferred Stock and any other Parity Securities receive the same amount on an as-converted basis as the holders of a number of shares of Common Stock equal to the then-current conversion rate applicable to each of the Series B Preferred Stock, the Series D Preferred Stock and any other Parity Securities.

5. Redemption. The Series B Preferred Stock shall not be redeemable at the Corporation’s option at any time or subject to repurchase at the option of the holders of the Series B Preferred Stock at any time.

6. Conversion.

(a) Subject to Section 6(d), effective as of the close of business on the first business day after the date on which the approval of each of the Shareholder Proposals (such approval, the “Shareholder Approval”) has been obtained (such date, the “Mandatory Conversion Date”), each share of the Series B Preferred Stock shall automatically convert into shares of Common Stock at a conversion rate, subject to adjustment pursuant to Section 7, of 375 shares of common stock for each share of Series B Preferred Stock (the “Conversion Rate”). “Shareholder Proposals” means a proposal to amend the restated articles of incorporation, as amended, of the Corporation to increase the number of authorized shares of Common Stock to 10,000,000,000 or such larger number as the Board of Directors determines in its reasonable judgment is necessary to comply with any obligations of the Corporation pursuant to any agreement entered into in connection with certain recapitalization transactions to occur at or around the Resolution Date.

(b) Upon occurrence of the Mandatory Conversion Date, the Corporation shall provide the Shareholder Approval notice specified in Section 11.

(c) Effective immediately prior to the close of business on the Mandatory Conversion Date, dividends shall no longer be declared on any share of Series B Preferred Stock and such share of Series B Preferred Stock shall cease to be outstanding, in each case, subject to the right of the holder to receive any declared and unpaid dividends on such share to the extent provided in Section 3(h) and any other payments to which such holder is otherwise entitled pursuant to this Section or Section 8(a). No allowance or adjustment to the Conversion Rate, except pursuant to Section 7, shall be made in respect of dividends payable to holders of the Common Stock of record as of any date prior to the close of business on any Mandatory Conversion Date with respect to any share of Series B Preferred Stock. Prior to the close of business on the Mandatory Conversion Date, shares of Common Stock or other securities issuable upon conversion of any share of Series B Preferred Stock shall not be deemed outstanding for any purpose, and, subject to the two immediately preceding sentences, holders of Series B Preferred Stock shall have no rights with respect to the Common Stock or other securities issuable upon conversion (including voting rights and rights to receive any dividends or other distributions on the Common Stock or other securities issuable upon conversion) by virtue of holding shares of Series B Preferred Stock.

Notwithstanding anything to the contrary herein, a holder of Series B Preferred Stock shall be entitled to receive shares of Common Stock upon any conversion of Series B Preferred Stock pursuant to this Section 6 to the extent (but only to the extent) that at such time such holder (i) does not own, and is not deemed for applicable bank regulatory purposes to own, securities of the Corporation in excess of the Ownership Limit, or (ii) transfers such shares of Series B Preferred Stock in a Widely Dispersed Offering, upon which transfer such shares of Series B Preferred Stock shall be immediately convertible into such shares of Common Stock by the transferee. If any delivery of shares of Common Stock owed to a holder upon conversion of Series B Preferred Stock is not made, in whole or in part, as a result of the foregoing limitations, the Corporation’s obligation to make such delivery shall not be extinguished and, at the holders’ option, the Corporation shall (x) deliver such shares as promptly as practicable after any such converting holder gives notice to the Corporation that the requirements of this Section 6(d) are met or (y) deliver shares of Non-Voting Stock in lieu of such shares of Common Stock concurrently upon the conversion of the Series B Preferred Stock. For the avoidance of doubt, these limitations shall not limit the number of shares of Series B Preferred Stock the Corporation may cause to be converted, or otherwise constrain in any way the Corporation’s ability to exercise its right to cause Series B Preferred Stock to be converted, pursuant to this Section 6. “Ownership Limit” means, at the time of determination, 24.9% of any class of voting securities of the Corporation outstanding at such time. Any calculation of the percentage ownership of a holder of Series B Preferred Stock of the outstanding voting securities of the Corporation for purposes of this definition shall be made in accordance with 12 C.F.R. 225 et seq. “Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Non-Voting Stock” means a class or series of the Corporation’s capital stock, which, in the Board of Directors’ reasonable judgment, has substantially the same economic terms as the Common Stock into which the Series B Preferred Stock would otherwise be convertible into, except that such class or series shall not have any voting rights in the hands of the such holder (other than those permitted by 12 CFR 225.2(q)(2) or any successor provision) but would be convertible into an equivalent amount of Common Stock by a holder thereof, other than the current holders and Affiliates thereof, who acquired such capital stock in a Widely Dispersed Offering. “Widely Dispersed Offering” means (i) a widespread public distribution, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of voting securities of the Corporation or (ii) a transfer to a transferee that would control more than 50% of the voting securities of the Corporation without any transfer from the Investor.

(d) No fractional shares of Common Stock shall be issued to any holder of Series B Preferred Stock upon conversion of the Series B Preferred Stock. In lieu of fractional shares otherwise issuable, holders of Series B Preferred Stock shall be entitled to receive an amount in cash equal to the fraction of a share of Common Stock calculated on an aggregate basis in respect of the shares of Series B Preferred Stock converted by such holder multiplied by the Last Reported Sale Price of the Common Stock on the Mandatory Conversion Date. “Last Reported Sale Price” of the Common Stock on any date shall mean the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock in the over-the-counter market on the relevant date as reported by Pink OTC Markets Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices for the Common Stock on the relevant date from a nationally recognized investment banking firm (unaffiliated with the Corporation) selected by the Corporation for this purpose.

(e) The Person or Persons entitled to receive the Common Stock issuable upon conversion of the Series B Preferred Stock shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on the Mandatory Conversion Date. In the event that a holder of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued or paid upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares of Common Stock should be delivered, the Corporation shall be entitled to register and deliver such shares of Common Stock, and make such payment, in the name of the holder (as of the close of business on the Mandatory Conversion Date) and in the manner shown on the records of the Corporation.

(f) Shares of Series B Preferred Stock duly converted in accordance with this Section 6 or otherwise reacquired by the Corporation shall, upon the effectiveness of such conversion or reacquisition, resume the status of authorized and unissued shares of preferred stock of the Corporation, undesignated as to series and available for future issuance, and all other rights of the holders of such shares of Series B Preferred Stock shall terminate, in each case, irrespective of whether the certificates of Series B Preferred Stock have been surrendered to the Transfer Agent in accordance with Section 11 below.

(g) On the Mandatory Conversion Date with respect to any share of Series B Preferred Stock, certificates representing shares of Common Stock shall be issued and delivered to the holder thereof or such holder’s designee upon presentation and surrender of the certificate evidencing the Series B Preferred Stock to the Corporation and, if required, the furnishing of appropriate endorsements and transfer documents and the payment of all transfer and similar taxes.

7. Anti-dilution Adjustments. The Conversion Rate shall be subject to adjustment, without duplication, under the following circumstances:

(a) (i) The issuance of Common Stock as a dividend or distribution to all holders of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0 = the Conversion Rate in effect at the close of business on the Record Date

CR1 = the Conversion Rate in effect immediately after the Record Date

OS0 = the number of shares of Common Stock outstanding at the close of business on the Record Date prior to giving effect to such issuance

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such issuance

(ii) A subdivision or combination of Common Stock, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS1 / OS0)

where,

CR0 = the Conversion Rate in effect immediately prior to the effective date of such share subdivision or combination

CR1 = the Conversion Rate in effect immediately after the opening of business on the effective date of such share subdivision or combination

OS0 = the number of shares of Common Stock outstanding immediately prior to the effective date of such share subdivision or combination

OS1 = the number of shares of Common Stock that would be outstanding immediately after, and solely as a result of, such share subdivision or combination

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock (or other applicable security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors or by statute, contract or otherwise).

(b) The issuance to all holders of Common Stock of rights or warrants entitling them for a period expiring 60 days or less from the date of issuance of such rights or warrants to purchase shares of Common Stock (or securities convertible into Common Stock) at less than (or having a conversion price per share less than) the Current Market Price as of the Record Date, in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x (OS0 + X) / (OS0 + Y)

where,

CR0 = the Conversion Rate in effect at the close of business on the Record Date

CR1 = the Conversion Rate in effect immediately after the Record Date

OS0 = the number of shares of Common Stock outstanding at the close of business on the Record Date

X = the total number of shares of Common Stock issuable pursuant to such rights (or upon conversion of such securities)

Y = the number of shares of Common Stock equal to the aggregate price payable to exercise such rights or warrants divided by the Current Market Price on the date fixed for the determination of shareholders entitled to receive such rights or warrants

However, the Conversion Rate shall be readjusted to the extent that any such rights or warrants are not exercised prior to their expiration. “Current Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ National Market on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ National Market on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Corporation for this purpose. “Ex-Date”, when used with respect to any issuance or distribution, means the first date on which the Common Stock or other securities trade without the right to receive the issuance or distribution giving rise to an adjustment to the Conversion Price pursuant to Section 7. “Dispute Resolution Procedures” means a procedure that applies in the event that a determination of the Board of Directors is disputed by the holder of the Series B Preferred Stock, or if there is more than one such holder, by holders of a majority of the Series B Preferred Stock. The Board of

Directors and such holder or holders, as applicable, shall mutually agree upon the determinations then the subject of appraisal or evaluation. If within 30 days after the Dispute Resolution Procedures are invoked, the parties are unable to agree upon the amount or matter, as applicable, in question, an independent evaluator shall be chosen within 10 days thereafter by the mutual consent of the parties or, if the parties fail to agree upon the appointment of an evaluator, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised or evaluated as applicable. Within 5 days following the appointment of the evaluator, each of the parties shall submit its determination of the amount or matter, as applicable, in question to the evaluator and to each other. Each of the parties shall have 15 days following receipt of the other party’s determination to submit a written rebuttal of such determination to the evaluator. Within 30 days following his or her appointment, the evaluator shall render a decision, which decision shall be limited to awarding only one of the two such determinations as the final determination with respect to such matter. The costs of conducting any Dispute Resolution Procedures shall be borne by the holder or holders of the Series B Preferred Stock, as applicable, requesting such Dispute Resolution Procedures, except that (A) any costs incurred by the Board of Directors shall be borne by the Corporation and (B) if such Dispute Resolution Procedures shall result in a determination that is disparate by 5% or more from the Board of Director’s initial determination, all costs of conducting such Dispute Resolution Procedures shall be borne by the Corporation.

(c) The dividend or other distribution to all holders of Common Stock of shares of capital stock of the Corporation (other than Common Stock) or evidences of its indebtedness or its assets (excluding any dividend, distribution or issuance covered by clauses (a) or (b) above or (d) or (e) below) in which event the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x SP0 / (SP0 – FMV)

where,

CR0 = the Conversion Rate in effect at the close of business on the Record Date

CR1 = the Conversion Rate in effect immediately after the Record Date

SP0 = the Current Market Price as of the Record Date

FMV = the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures) on the Record Date of the shares of capital stock of the Corporation, evidences of indebtedness or assets so distributed, expressed as an amount per share of Common Stock

However, if the transaction that gives rise to an adjustment pursuant to this clause (c) is one pursuant to which the payment of a dividend or other distribution on Common Stock consists of shares of capital stock of the Corporation of, or similar equity interests in, a subsidiary or other business unit of the Corporation, (i.e., a spin-off) that are, or, when issued, shall be, traded on a U.S. national securities exchange, then the Conversion Rate shall instead be adjusted based on the following formula:

CR1 = CR0 x (FMV0 + MP0) / MP0

where,

CR0 = the Conversion Rate in effect at the close of business on the Record Date

CR1 = the Conversion Rate in effect immediately after the Record Date

FMV0 = the average of the Closing Prices of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution, or, if not traded on a national or regional securities exchange or over-the-counter market, the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures) of the capital stock or equity interests representing the portion of the distribution applicable to one share of Common Stock on such date

MP0 = the average of the Closing Prices of the Common Stock over the first ten Trading Days commencing on and including the fifth Trading Day following the effective date of such distribution.

“Trading Day” means a day on which the shares of Common Stock: (i) are not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business; and (ii) have traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

(d) If the Corporation or any of its subsidiaries successfully completes a tender or exchange offer for the Common Stock where the cash and the value of any other consideration included in the payment per share of the Common Stock exceeds the Closing Price per share of the Common Stock on the Trading Day immediately succeeding the expiration of the tender or exchange offer (the “expiration date”), the Conversion Rate shall be adjusted based on the following formula:

CR1 = CR0 x [FMV + (SP1 x OS1)] / (SP1 x OS0)

where,

CR0 = the Conversion Rate in effect at the close of business on the expiration date

CR1 = the Conversion Rate in effect immediately after the expiration date

FMV = the fair market value (as reasonably determined by the Board of Directors, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures), on the expiration date, of the aggregate value of all cash and any other consideration paid or payable for shares validly tendered or exchanged and not withdrawn as of the expiration date (the “Purchased Shares”)

OS1 = the number of shares of Common Stock outstanding as of the last time tenders or exchanges may be made pursuant to such tender or exchange offer (the “Expiration Time”) less any Purchased Shares

OS0 = the number of shares of Common Stock outstanding at the Expiration Time, including any Purchased Shares

SP1 = the Closing Price per share of the Common Stock on the expiration date.

(e) To the extent that the Corporation has a rights plan in effect on the Mandatory Conversion Date with respect to any shares of Series B Preferred Stock or Common Stock, each share of Common Stock issued upon conversion of the Series B Preferred Stock shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any shareholder rights plan, as the same may be amended from time to time. If, however, on the Mandatory Conversion Date, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable shareholder rights plan and the holders of the Series B Preferred Stock would not be entitled to receive any rights in respect of Common Stock issuable upon conversion of the Series B Preferred Stock, then the Conversion Rate shall be equally and ratably adjusted at the time of the separation, subject to readjustment in the event of the expiration, termination or redemption of such rights. For the avoidance of doubt, if on the Mandatory Conversion Date, any such rights have already separated from the shares of Series B Preferred Stock in accordance with the provisions of the applicable shareholder rights plan, such rights shall not be cancelled by virtue of the conversion of Series B Preferred Stock into shares of Common Stock.

(f) Certain Determinations. For purposes of any computation of any adjustment required under this Section 7:

(i) adjustments shall be made successively whenever any event giving rise to such an adjustment shall occur;

(ii) except as provided herein, if any event occurs that would trigger an adjustment to the Conversion Rate pursuant to this Section 7 under more than one subsection hereof, such event, to the extent fully taken into account in a single adjustment, shall not result in multiple adjustments hereunder;

(iii) all adjustments to the Conversion Rate pursuant to this Section 7 shall be calculated to the nearest 1/10,000th of a share of Common Stock; and

(iv) no adjustment to the Conversion Rate shall be made if holders of Series B Preferred Stock may participate in the transaction that would otherwise give rise to an adjustment, as a result of holding the Series B Preferred Stock (including without limitation pursuant to Section 3(b) hereof), without having to convert the Series B Preferred Stock, as if they held the full number of shares of Common Stock into which a share of the Series B Preferred Stock may then be converted.

(g) Notice of Adjustments. Upon the occurrence of each adjustment to the Conversion Rate, the Corporation shall promptly compute such adjustment in accordance with the terms hereof and furnish to the holders of the Series B Preferred Stock a written notice setting forth such adjustment and showing in reasonable detail the facts upon which such adjustment is based.

(h) Adjustment for Unspecified Actions. If the Corporation takes any action affecting the Series B Preferred Stock, other than actions described in this Section 7, which may adversely affect the rights, preferences, or limitations of any holder thereof, the Conversion Rate for the Series B Preferred Stock shall be adjusted for such affected holder’s benefit, to the extent permitted by law, in such manner, and at such time, as the Board of Directors shall reasonably determine to be equitable in the circumstances, which determination is subject to adjustment pursuant to the Dispute Resolution Procedures.

8. Reorganization Events.

(a) In the event that, prior to the Mandatory Conversion Date with respect to any shares of Series B Preferred Stock, there occurs:

(i) any consolidation or merger of the Corporation with or into another Person pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person, as applicable;

(ii) any sale, transfer, lease or conveyance to another Person of all or substantially all of the Corporation’s property and assets pursuant to which the Common Stock shall be converted into cash, securities or other property of the Corporation or another Person;

(iii) any reclassification of the Common Stock into securities, including securities other than the Common Stock; or

(iv) any statutory exchange of the outstanding shares of Common Stock for securities of another Person (other than in connection with a merger or acquisition) (any such event specified in clauses (i) through (iv), a “Reorganization Event”), each share of Series B Preferred Stock outstanding immediately prior to such Reorganization Event shall, subject to the terms and provisions of this Section 8, be converted, effective as of the close of business on the Reorganization Conversion Date, into the type and amount of securities, cash and other property receivable in such Reorganization Event (other than a counterparty to the Reorganization Event or an Affiliate of such counterparty) in respect of the number of shares of Common Stock into which one share of Series B Preferred Stock would then be convertible assuming that a Mandatory Conversion Date in respect of such shares of Series B Preferred Stock had occurred (such securities, cash and other property, the “Exchange Property”). In the event that a Reorganization Event involves common stock as all or part of the consideration being offered in a fixed exchange ratio transaction, the fair market value per share of such common stock shall be determined by reference to the average of the closing prices of such common stock for the ten Trading Day period ending immediately prior to the consummation of such Reorganization Event. “Reorganization Conversion Date” means, with respect to the shares of Series B Preferred Stock of any holder thereof, the date of the consummation of the Reorganization Event or, if later, the first date on which all regulatory approvals of an applicable holder of Series B Preferred Stock with respect to the conversion of such shares shall have been obtained or made.

(b) Immediately prior to the close of business on the Reorganization Conversion Date, each converting holder of Series B Preferred Stock shall be deemed to be the holder of record of the number of shares of Common Stock deemed to be issuable upon conversion of such holder’s Series B Preferred Stock in accordance with clause (i) or (ii) of Section 8(a), notwithstanding that the share register of the Corporation shall then be closed or that certificates representing such Common Stock shall not then be actually delivered to such Person. Upon notice from the Corporation, each holder of Series B Preferred Stock so converted shall promptly surrender to the Corporation or its transfer agent certificates representing the shares so converted (if not previously delivered), duly endorsed in blank or accompanied by proper instruments of transfer.

(c) In the event that holders of the shares of Common Stock have the opportunity to elect the form of consideration to be received in connection with any Reorganization Event, the consideration that the holders are entitled to receive shall be deemed to be the types and amounts of consideration received by the majority of the holders of the shares of Common Stock that affirmatively make an election.

(d) The Corporation (or any successor) shall, within seven days of the consummation of any Reorganization Event, provide written notice to the holders of such consummation of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this Section 8.

9. Voting Rights.

(a) The holders of the Class B Preferred Stock shall be entitled to vote (i) together with the holders of the Common Stock of the Corporation and any other class or series of stock of the Corporation that is entitled to vote together with such Common Stock holders on the Voting Matters, voting together as a single class, in the election of directors and on all other matters submitted to the vote of shareholders of the Corporation (such matters, together with the election of the directors, the “Voting Matters”), except for those matters for which a series or class vote is required by applicable law or by the terms of a class or series of stock. Each share of Class B Preferred Stock shall have, on such matters submitted to the vote of shareholders, the number of votes, or fraction of a single vote, per share equal to the number of shares of Common Stock into which such share of Series B Preferred Stock is convertible at the then-current Conversion Rate and (ii) on any matters required by law.

(b) In addition, so long as any shares of Series B Preferred Stock are outstanding, the vote or consent of the holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as a single, separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating, whether or not such approval is required by Washington law:

(A) the consummation of a binding share exchange or reclassification involving the Series B Preferred Stock or a merger or consolidation of the Corporation with another entity, except that the holders of the Series B Preferred Stock shall have no right to vote under this provision or under Washington law

(including RCW 23B.11.035) if the Corporation shall have complied with Section 8 with respect to such transaction;

(B) any amendment, alteration or repeal (including by means of a merger, consolidation or otherwise) of any provision of the Governing Documents (including these Articles of Amendment) that would alter or change the rights, preferences or privileges of the Series B Preferred Stock so as to affect them adversely;

(C) any amendment or alteration (including by means of a merger, consolidation or otherwise) of the Governing Documents to authorize or create, or increase the authorized amount of, any shares of, or any securities convertible into shares of, any class or series of the Corporation’s capital stock ranking prior to the Series B Preferred Stock in the payment of dividends or in the distribution of assets on any liquidation, dissolution, or winding-up of the Corporation, thereby adversely affecting the rights, preferences or limitations of the Series B Preferred Stock; or

(D) the voluntary liquidation, dissolution, or winding up of the Corporation.

provided, however, that any increase in the amount of the authorized Preferred Stock or any securities convertible into Preferred Stock or the creation and issuance, or an increase in the authorized or issued amount, of any series of Preferred Stock or any securities convertible into preferred stock ranking equally with and/or junior to the Series B Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon the Corporation’s liquidation, dissolution or winding-up shall not, in and of itself, be deemed to adversely affect the voting powers, preferences or special rights of the Series B Preferred Stock and, notwithstanding any provision of Washington law (including RCW 23B.10.040(1)(a)), holders of Series B Preferred Stock shall have no right to vote solely by reason of such an increase, creation or issuance.

The holders of Series B Preferred Stock shall have one vote per share of Series B Preferred Stock on any matter on which holders of Series B Preferred Stock are entitled to vote as a single, separate class.

(c) Notwithstanding the foregoing, the holders of the Series B Preferred Stock shall not have any voting rights if, at or prior to the effective time of the act with respect to which such vote would otherwise be required, all outstanding shares of Series B Preferred Stock shall have been converted into shares of Common Stock.

10. No Preemptive Rights. No share of Series B Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

11. Notice of Shareholder Approval. The Corporation shall notify the holders of the status of the Shareholder Approval on the business day immediately succeeding the date on which the Shareholder Approval has been received or the date on which the Shareholder Approval has been sought but not received, as applicable. If the Shareholder Approval has been received, such notice shall state (i) that such business day is the Mandatory Conversion Date, (ii) the number of shares of Common Stock to be issued upon conversion of each share of Series B Preferred Stock and (iii) instructions regarding the surrender of certificates of Series B Preferred Stock for Common Stock to the Transfer Agent. “Transfer Agent” has the meaning provided in Section 15 below.

12. Use of Acquired Shares. The Corporation shall be entitled to deliver upon conversion of shares of Series B Preferred Stock, as herein provided, shares of Common Stock acquired by the Corporation (in lieu of the issuance of authorized and unissued shares of Common Stock), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

13. Free and Clear Delivery. All shares of Common Stock or other securities delivered upon conversion of the Series B Preferred Stock shall be duly authorized, validly issued, fully paid and non-assessable, free of preemptive rights and free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the holders of the Series B Preferred Stock).

14. Compliance with Law. Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series B Preferred Stock, the Corporation shall use reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

15. Transfer Agent. The duly appointed Transfer Agent for the Series B Preferred Stock shall be American Stock Transfer & Trust Company, LLC. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided, that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal. Upon any such removal or appointment, the Corporation shall send notice thereof to the holders.

16. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation; provided, that the Corporation shall not be required to issue any additional certificates representing the Series B Preferred Stock on or after the Mandatory Conversion Date. In place of the delivery of a replacement certificate following the Mandatory Conversion Date, the Transfer Agent, upon delivery of the evidence and indemnity described in the immediately preceding sentence, shall deliver the shares of Common Stock pursuant to the terms of the Series B Preferred Stock formerly evidenced by the certificate.

17. Taxes. The Corporation shall pay any and all stock transfer, documentary, stamp and similar taxes that may be payable in respect of any issuance or delivery of shares of Series B Preferred Stock or shares of Common Stock or other securities issued on account of Series B Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable, on account of the transfer of such Series B Preferred Stock, in respect of the issuance or delivery of shares of Series B Preferred Stock, shares of Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

18. Notices. All notices referred to herein shall be in writing, and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of (a) receipt thereof and (b) (i) for notices sent within the United States, three business days after the mailing thereof if sent by registered or certified mail (unless first class mail shall be specifically permitted for such notice under the terms of this amendment to the Articles of Incorporation) with postage prepaid or (ii) for notices sent outside the United States, two business days after the sending thereof if sent by recognized next day courier service, in any such case, addressed: (A) if to the Corporation, to its office at 111 North Wall, Spokane, WA 99201 (Attention: Secretary) or to the Transfer Agent at its office at 59 Maiden Lane, Plaza Level, New York, NY 10038 (Attn: Reorganization Department), or other agent of the Corporation designated as permitted by this amendment to the Articles of Incorporation, or (B) if to any holder of Series B Preferred Stock, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of the Transfer Agent) or (C) to such other address and by such other means as the Corporation or any such holder of Series B Preferred Stock, as the case may be, shall have designated by notice similarly given.

19. Other Rights. The shares of Series B Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional, preemptive or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Articles of Incorporation or as provided by applicable law.

20. Maturity. The shares of Series B Preferred Stock shall be perpetual unless converted in accordance with these Articles of Amendment.

21. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Internal Revenue Code of 1986 (the “Code”) and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with Section 26 below:

(a) Except as otherwise provided in this subparagraph (a), no individual or Entity (including for the avoidance of doubt the U.S. Government) other than the Corporation shall, except as provided in Section 22(a) below, transfer to any individual or Entity any direct or indirect interest in the Series B Preferred Stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage. Nothing in this Section shall preclude the settlement of any transaction with respect to the Series B Preferred Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the securities involved in such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of these Articles of Amendment in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this subparagraph (a), (i) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, (ii) such transferor shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section and (iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

(b) Except as otherwise provided in this subparagraph (b), no Five-Percent Shareholder shall, except as provided in Section 22(b) below, transfer to any individual or Entity any direct or indirect interest in any Series B Preferred Stock owned by such Five-Percent Shareholder without the prior approval of the Board of Directors. Nothing in this Section shall preclude the settlement of any transaction with respect to the Series B Preferred Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the transferor of Series B Preferred Stock in violation of the preceding sentence shall remain subject to the provisions of this Section in respect of such transaction and liable to the Corporation for any damages incurred as a result of such transfer. Unless a transferee has actual knowledge that a transfer to it is prohibited by this subparagraph (b), such transferee shall have no liability whatsoever to the Corporation or such Five-Percent Shareholder in respect of any losses or damages suffered by the Corporation or such Five-Percent Shareholder as a result of such transfer and neither the Corporation nor such Five-Percent Shareholder shall have any cause of action or rights against such transferee in respect of such losses or damages. Unless a Five-Percent Shareholder has actual knowledge (after commercially reasonable investigation) that a transfer by it is prohibited by this subparagraph (b), (i) such Five-Percent Shareholder shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such Five-Percent Shareholder in respect of such losses or damages, (ii) such Five-Percent Shareholder shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Section and (iii) such transferee shall have no cause of action or rights against the Five-Percent Shareholder in respect of such losses or damages, including, without limitation, for breach of warranty of the Five-Percent Shareholder implied by applicable law as to the effectiveness and rightfulness of the transfer.

(c) The Expiration Date is subject to extension for up to three (3) additional years (i.e., until [—]) if the Board of Directors determines in its reasonable discretion that the extension of the transfer restrictions provided in subparagraphs (a) and (b) of this Section 21 is necessary to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof.

“Expiration Date” means [—], 1 unless extended in accordance with Section 21(c) of this section.

“Entity” means an “entity” as defined in Treasury Regulation §1.382-3(a).

“Five Percent Shareholder” means an individual or Entity whose Ownership Interest Percentage is greater than or equal to 5%.

“Ownership Interest Percentage” means, as of any determination date, the percentage of the Corporation’s issued and outstanding Stock (not including treasury shares or shares subject to vesting in connection with compensatory arrangements with the Corporation) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following additional rules: (i) in the event that such individual or Entity, or any affiliate of such individual or Entity, owns or is party to an “option” (within the meaning of Treasury Regulation § 1.382-4) with respect to Series B Preferred Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a “long” exposure with respect to Stock), such individual, Entity or affiliate should be treated as owning an amount of Series B Preferred Stock equal to the number of shares referenced by such “option,” (ii) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity, (iii) Section 382(l)(3)(A)(ii)(II) of the Code shall not apply and (iv) any additional rules the Board of Directors may establish from time to time”

“Prohibited Transfer” means any purported transfer of Stock to the extent that such transfer is prohibited by the restrictions herein.

“Stock” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than shares of any class of Preferred Stock described in Section 1504(a)(4) of the Code), which shall include for the avoidance of doubt Convertible Participating Voting Preferred Stock, Series B and Convertible Participating Voting Preferred Stock, Series D, and (iii) any other interest (other than any “option” within the meaning of Treasury Regulation § 1.382-4) that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

[1]	Date three years from closing of recapitalization transaction.

“transfer” refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary, and “transferee” means any Person to whom any such security is transferred.

22. Permitted Transfers.

(a) Any transfer of Series B Preferred Stock that would otherwise be prohibited pursuant to Section 21(a) of these Articles of Amendment shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee to a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Series B Preferred Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Series B Preferred Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Series B Preferred Stock, (iv) such transfer is pursuant to the exercise by a Strategic Investor or a Permissible Transferee of a warrant issued to a Strategic Investor pursuant to an investment agreement to which the Corporation is a party or (v) such transfer is a transfer by the Corporation to an underwriter or placement agent for distribution in a public offering, whether registered or conducted pursuant to an exception from registration; provided, however, that transfers by such underwriter or placement agent to purchasers in such offering remain subject to this Section. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (a), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits.

(b) Any transfer of Series B Preferred Stock that would otherwise be prohibited pursuant to Section 21(b) shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Series B Preferred Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Series B Preferred Stock. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (b), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits. In the case of a proposed transfer by a Five-Percent Shareholder pursuant to this subparagraph (b), the Board of Directors will not unreasonably withhold approval of a proposed transfer that is structured in a manner that the Board of Directors determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of Section 382 of the Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the Board of Directors will apply the Treasury Regulations under Section 382 of the Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the Board of Directors may withhold approval of any proposed transfer that it determines will result in a material risk that any limitation pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits.

(c) The Board of Directors may exercise the authority granted by this Section 22 through duly authorized officers or agents of the Corporation. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to these Articles of Amendment. As a condition to the Corporation’s consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed transfer.

“Strategic Investor” means any Person that is identified as a Strategic Investor in an investment agreement between such Person and the Company.

“Permissible Transferee” means a transferee that, immediately prior to any transfer, has an Ownership Interest Percentage equal to (i) zero percentage points plus (ii) any percentage attributable to a prior transfer from, or attribution of ownership from, a Strategic Investor or another Permissible Transferee.

23. Treatment of Prohibited Transfers. Unless the transfer is permitted as provided in Section 22, any attempted transfer of Series B Preferred Stock in excess of the Series B Preferred Stock that could be transferred to the transferee without restriction under Section 21(a) shall not be effective to transfer ownership of such excess Series B Preferred Stock (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).

(a) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the “Agent”). If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (b) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this subparagraph (a) shall not be effective to transfer any ownership of such Prohibited Shares.

(b) The Agent shall sell in one or more arm’s-length transactions (through the NASDAQ Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, provided, however, that any such sale must not constitute a Prohibited Transfer and provided further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Stock or otherwise would adversely affect the value of the Series B Preferred Stock. The proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Section 23 with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares, and (ii) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value (as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this Section 23 with respect to the related Prohibited Shares. Notwithstanding anything in these Articles of Amendment to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Washington for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to these Articles of Amendment and applicable law and for leave to pay such amounts into such court.

(c) Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph (a) of this Section 23.

(d) Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of these Articles of Amendment, including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer.

24. Transferee Information. The Corporation may require as a condition to the approval of the transfer of any shares of its Series B Preferred Stock pursuant to these Articles of Amendment that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation and reasonably available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

25. Legends on Certificates. All certificates evidencing ownership of shares of Series B Preferred Stock that are subject to the restrictions on transfer contained in these Articles of Amendment shall bear a conspicuous legend referencing the restrictions set forth in these Articles of Amendment.

26. Waiver. The Board of Directors may, at any time prior to the Expiration Date, waive the transfer restrictions in these Articles of Amendment in respect of one or more classes of transfers or in respect of all transfers, provided that the Board of Directors determines (a) that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (b) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are sufficient to permit such waiver notwithstanding the likely detriment to the shareholders as a whole of the limitations referred to in (a). Any such determination to waive such restrictions in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all shareholders of this Corporation within ten days after the date of such determination.

27. General Provisions.

(a) The term “outstanding”, when used with reference to shares of stock, shall mean issued shares, excluding shares held by the Corporation or any subsidiary of the Corporation.

(b) The term “Person” as used herein means any corporation, limited liability Corporation, partnership, trust, organization, association, other entity or individual.

(c) The headings of the sections of this amendment to the Articles of Incorporation are for convenience of reference only and shall not define, limit or affect any of the provisions hereof.

THIRD: These Articles of Amendment to the Restated Articles of Incorporation do not provide for an exchange, reclassification or cancellation of any issued shares.

FOURTH: These Articles of Amendment to the Restated Articles of Incorporation were duly adopted by the Board of Directors of the Corporation on [                    ].

FIFTH: No shareholder action was required.

SIXTH: These Articles of Amendment are effective upon filing with the Secretary of State of Washington.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, Sterling Financial Corporation has caused these Articles of Amendment to be signed by             , its             , this      day of             , 2010.

Sterling Financial Corporation

By
Name:
Title:

EXHIBIT B TO INVESTMENT AGREEMENT

Form of Warrant

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO TRANSFER AND OTHER RESTRICTIONS SET FORTH HEREIN AND IN AN INVESTMENT AGREEMENT, DATED AS OF APRIL 29, 2010, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE ISSUER.

WARRANT

to purchase

[168,383,759]1

Shares of Common Stock

dated as of [April] [—], 2010

Sterling Financial Corporation

a Washington Corporation

Issue Date: [April] [—], 2010

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“Adjustment” has the meaning given to it in Section 13(H).

[1]

Reflects aggregate number of shares of Common Stock issuable to all Investors upon exercise of Warrant. To be adjusted at Closing similar to the adjustment in Section 1.1 of the Investment Agreement, to reflect 4.00% initial ownership by the Warrantholder of the fully diluted equity of the Company, not giving effect to the shares of Common Stock and Series B Preferred Stock acquired at the Closing.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with, such other person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any Person, means the possession, directly or indirectly, of the power to cause the direction of management or policies of such person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Price” means 95% of the greater of the Market Price per share of outstanding Common Stock and/or Common Equivalent Preferred Stock, as applicable (A) on the date on which the Company issues or sells any Common Stock and/or Common Equivalent Preferred Stock, as applicable other than Excluded Stock and (B) the first date of the announcement of such issuance or sale.

“Appraisal Procedure” means a procedure whereby the Company and the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders) shall mutually agree upon the determinations then the subject of appraisal or dispute, as applicable. If within 30 days after the Appraisal Procedure is invoked, the parties are unable to agree upon the amount or Disputed Adjustment Matter, as applicable, in question, an independent evaluator shall be chosen within 10 days thereafter by the mutual consent of the parties or, if the parties fail to agree upon the appointment of an evaluator, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the subject matter to be appraised or evaluated, as applicable. Within 5 days following the appointment of the evaluator, each of the parties shall submit its determination of the amount or Disputed Adjustment Matter, as applicable, in question to the evaluator and to each other. Each of the parties shall have 15 days following receipt of the other party’s determination to submit a written rebuttal of such determination to the evaluator. Within 30 days following his or her appointment, the appraiser shall render a decision, which decision shall be limited to awarding only one of the two such determinations as the final determination with respect to such matter. The costs of conducting any Appraisal Procedure shall be borne by the Warrantholder or Warrantholders, as applicable, requesting such Appraisal Procedure, except that (A) any costs incurred by the Company shall be borne by the Company and (B) if such Appraisal Procedure shall result in a determination that is disparate by 5% or more from the Company’s initial determination, all costs of conducting such Appraisal Procedure shall be borne by the Company.

“Beneficial Owner” and “Beneficial Ownership” have the meanings given to such terms in Rules 13d-3 and 13d-5 of the Exchange Act.

“BHC Act” means the Bank Holding Company Act of 1956, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Board” means the Board of Directors of the Company.

“Board Representative” has the meaning given to it in the Investment Agreement.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York or the State of Washington generally are authorized or required by law or other governmental actions to close.

“Capital Stock” means (A) with respect to any Person that is a corporation or company, any and all shares, interests, participations or other equivalents (however designated) of capital or capital stock of such Person and (B) with respect to any Person that is not a corporation or company, any and all partnership or other equity interests of such Person.

“CBC Act” means the Change in Bank Control Act of 1978, as amended, and the rules and regulations promulgated thereunder.

“Change of Control” means, with respect to the Company, the occurrence of any one of the following events:

(A) any Person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 24.9% or more of the aggregate voting power of the outstanding Voting Securities of the Company and, in connection with or subsequent to such acquisition, the Incumbent Directors cease for any reason to constitute at least a majority of the Board; provided, that any person becoming a director subsequent to the date of the Investment Agreement whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the relevant party in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director (except that no individuals who were not directors at the time any agreement or understanding with respect to any Business Combination or contested election is reached shall be treated as Incumbent Directors for the purposes of clause (C) below with respect to such Business Combination or this paragraph in the case of a contested election); provided, further, that the Board Representative will be treated as an Incumbent Director even if the Person designated to be such Board Representative should change;

(B) any Person is or becomes a Beneficial Owner (other than the Investor and its Affiliates), directly or indirectly, of 50% or more of the aggregate voting power of the outstanding Voting Securities of the Company; provided, however, that the event described in this clause (B) will not be deemed a Change of Control by virtue of any holdings or acquisitions: (i) by the Company or any of its Subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries; and provided, further, that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Internal Revenue Code of 1986, as amended) do not exceed 50% of the then outstanding Voting Securities of the Company, (iii) by any underwriter temporarily holding securities pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction;

(C) a Business Combination, to the extent it is not a Non-Qualifying Transaction; or

(D) adoption of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets.

“Common Equivalent Preferred Stock” means the Series B Preferred Stock, the Series D Preferred Stock or any other class or series of Capital Stock of the Company ranking pari passu with the Common Stock as to dividends or payments upon liquidation.

“Common Stock” means the Company’s common stock, and (except as used in the definition of Non-Qualifying Transaction) any Capital Stock for or into which such Common Stock hereafter is exchanged, converted, reclassified or recapitalized by the Company or pursuant to an agreement or Business Combination to which the Company is a party.

“Company” means Sterling Financial Corporation, a Washington corporation.

“Disputed Adjustment Matter” has the meaning given to it in Section 13(H).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Excluded Stock” means (A) shares of Common Stock issued by the Company as a stock dividend payable in shares of Common Stock, or upon any subdivision or split-up of the outstanding shares of Capital Stock, in each case which is subject to Section 13(B), or upon conversion of shares of Capital Stock (but not the issuance of such Capital Stock which will be subject to the provision of Section 13(A)), (B) shares of Common Stock to be issued to directors, employees or consultants of the Company pursuant to options, restricted stock units or other equity-based awards granted prior to the date of issuance of this Warrant and pursuant to options, restricted stock units or other equity-based awards granted after the date of issuance of this Warrant if, in the case of options, the exercise price per share of Common Stock on the date of such grant equals or exceeds the Market Price of a share of Common Stock on the date of such grant, (C) any options, restricted stock units or other equity-based awards to be issued after the date of issuance of this Warrant to directors, employees or consultants hired in connection with, and at or around the same time as, the Recapitalization Transactions of the Company, or the issuance of Common Stock to such persons, including pursuant to any such awards, not to exceed 2.5% of the capital stock of the Company on a fully diluted basis, (D) shares of Common Stock issued upon conversion of the Series B Preferred Stock, (E) shares of Common Stock issued upon conversion of the Series D Preferred Stock, (F) shares of Common Stock issued upon the conversion of the Series C Preferred Stock, (G) the Treasury Warrant, (H) shares of Common Stock issued upon exercise of the Treasury Warrant, (I) shares of Series E Preferred Stock or Common Stock issued under the terms of the Shareholder Rights Plan (including upon exercise of Rights (as defined in the Shareholder Rights Plan) issued pursuant thereto), (J) any shares issued to the Warrantholder or its Affiliates in connection with the exercise by such Person of preemptive rights under the terms of any of the Company’s Capital Stock and (K) any shares of Common Stock, Common Equivalent Preferred Stock or Series C Preferred Stock issued on the day hereof.

“Exercise Price” means [$0.22].2 The Exercise Price shall be subject to adjustment from time to time in accordance with Section 13.

“Expiration Time” has the meaning given to it in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board, acting in good faith. If the Warrantholder does not accept the Board’s calculation of Fair Market Value and the Warrantholder and the Company are unable to agree on Fair Market Value, the procedures described in Section 15 shall be used to determine Fair Market Value.

“Group” means a “group” within the meaning of Section 13(d)(3) of the Exchange Act.

“Incumbent Directors” means individuals who, on the date of the Investment Agreement, constitute the Board.

“Investment Agreement” means the Investment Agreement, dated as of April 29, 2010, between the Company and the Investor, including all schedules and exhibits thereto.

“Investor” means [—]3.

“Market Price” of the Common Stock (or other relevant capital stock or equity interest) on any date of determination means the closing sale price or, if no closing sale price is reported, the last reported sale price of the shares of the Common Stock (or other relevant capital stock or equity interest) on the NASDAQ on such date. If the Common Stock (or other relevant capital stock or equity interest) is not traded on the NASDAQ on any date of determination, the Closing Price of the Common Stock (or other relevant capital stock or equity interest) on such date of determination means the closing sale price as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on the principal U.S. national or regional securities exchange on which the Common Stock (or other relevant capital stock or equity interest) is so listed or quoted, or if the Common Stock (or other relevant capital stock or equity interest) is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price for the Common Stock (or other relevant capital stock or equity interest) in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the market price of the Common Stock (or other relevant capital stock or equity interest) on that date as determined by a nationally recognized independent investment banking firm retained by the Company for this purpose.

“NASDAQ” means the Nasdaq National Market.

[2]

To be adjusted at Closing to reflect 110% of the lesser of (i) $.20 per Common Share on an as converted basis, and (ii) the lowest price per Common Share on an as converted basis sold in any of the Other Private Placements.

[3]	Names to be conformed as appropriate.

“Net Income” means net income, excluding the impact of any one-time deferred tax benefit due to the reduction of valuation allowance against deferred tax assets, extraordinary loan loss provisions or other extraordinary items calculated pursuant to generally acceptable accounting principles consistent with past practice.

“Non-Qualifying Transaction” means any Business Combination that satisfies all of the following criteria: (A) more than 50% of the total voting power of the capital stock of the surviving corporation resulting from such Business Combination, or, if applicable, the ultimate parent corporation that directly or indirectly has Beneficial Ownership of 100% of the voting securities eligible to elect directors of the surviving corporation, is represented by shares of Common Stock that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such Common Stock was converted pursuant to such Business Combination) and (B) at least a majority of the members of the board of directors of the parent corporation (or, if there is no parent corporation, the surviving corporation) following the consummation of the Business Combination were Incumbent Directors at the time the Company’s Board approved the execution of the initial agreement providing for such Business Combination.

“Ordinary Cash Dividends” means the portion, if any, of any cash dividend that (i) is made out of surplus or net profits legally available therefor (determined in accordance with generally accepted accounting principles, consistently applied) and (ii) (a) prior to [            , 2015],4 does not exceed $4,500,000 per quarter in the aggregate, and (b) on or after [            , 2015],5 does not exceed 20% of the quarterly Net Income of the Company per quarter in the aggregate.

“Ownership Limit” means at the time of determination, 24.9% of any class of Voting Securities of the Company outstanding at such time. Any calculation of a Warrantholder’s percentage ownership of the outstanding Voting Securities of the Company for purposes of this definition shall be made in accordance with the relevant provisions of Regulation Y of the Federal Reserve Board (12 C.F.R. 225 et seq.)

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Preliminary Control Event” means, with respect to the Company, (A) the execution of definitive documentation for a transaction or (B) the recommendation that stockholders tender in response to a tender or exchange offer, in each case, that could reasonably be expected to result in a Change of Control upon consummation.

“Pro Rata Repurchases” means any purchase of shares of Common Stock by the Company or any Affiliate thereof pursuant to (A) any tender offer or exchange offer subject to Section 13(e) of the Exchange Act, or (B) pursuant to any other offer available to substantially all holders of Common Stock, in each case whether for cash, shares of Capital Stock of the

[4]	Date to reflect 5th anniversary of the Closing.
[5]	Date to reflect 5th anniversary of the Closing.

Company, other securities of the Company, evidences of indebtedness of the Company or any other Person or any other property (including, without limitation, shares of Capital Stock, other securities or evidences of indebtedness of a Subsidiary of the Company), or any combination thereof, effected while this Warrant is outstanding; provided, however, that “Pro Rata Repurchase” shall not include any purchase of shares by the Company or any Affiliate thereof made in accordance with the requirements of Rule 10b-18 as in effect under the Exchange Act. The “Effective Date” of a Pro Rata Repurchase shall mean the date of acceptance of shares for purchase or exchange under any tender or exchange offer which is a Pro Rata Repurchase or the date of purchase with respect to any Pro Rata Repurchase that is not a tender or exchange offer.

“Regulatory Approvals” means, as to any Warrantholder, to the extent applicable and required to permit such Warrantholder to exercise this Warrant for Shares and to own such Common Stock without such Warrantholder being in violation of applicable law, rule or regulation (including the BHC Act and the CBC Act), the receipt or making of approvals and authorizations of, filings and registrations with, notifications to, or determinations by any U.S. federal, state or foreign governmental authority or self-regulatory organization with respect to any such exercise, including the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if any.

“SEC” has the meaning given to it in Section 12.

“Securities” has the meaning given to it in the Investment Agreement.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” means the Convertible Participating Voting Preferred Stock, Series B of the Company.

“Series C Preferred Stock” means the Mandatorily Convertible Preferred Stock, Series C of the Company.

“Series D Preferred Stock” means the Convertible Participating Voting Preferred Stock, Series D of the Company.

“Series E Preferred Stock” means the Series E Participating Cumulative Preferred Stock, Series E of the Company.

“Shareholder Rights Plan” means the Shareholder Rights Plan dated as of April 14, 2010 between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

“Shares” is defined in Section 2.

“Stockholder Proposals” means a proposal to amend the restated articles of incorporation, as amended, of the Company to increase the number of authorized shares of Common Stock to 10,000,000,000 or such larger number as the Board determines in its reasonable judgment is necessary to comply with any obligations of the Company pursuant to any agreement entered into in connection with certain recapitalization transactions to occur at or around the date of this Warrant.

“Subsidiary” of a Person means any corporation, bank, savings bank, association or other Person of which such Person owns or controls 51% or more of the outstanding equity securities either directly or indirectly through an unbroken chain of entities, as to each of which 51% or more of the outstanding equity securities is owned directly or indirectly by its parent; provided, however, that there shall not be included any such entity to the extent that the equity securities of such entity were acquired in satisfaction of a debt previously contracted in good faith or are owned or controlled in a bona fide fiduciary capacity.

“Transfer” has the meaning given to it in Section 8(B)(ii).

“Treasury Warrant” means the Amended and Restated Warrant issued by the Company to the United States Department of the Treasury on the date hereof.

“Voting Securities” means, at any time, shares of any class of capital stock of the Company that are then entitled to vote generally in the election of directors.

“Warrantholder” has the meaning given to it in Section 2.

“Warrant” means this Warrant, issued to the Investor pursuant to the Investment Agreement.

“Widely Dispersed Offering” means (a) a widespread public distribution, (b) a transfer in which no transferee (or group of associated transferees) would receive more than 2% of any class of Voting Securities of the Company or (c) a transfer to a transferee that would control more than 50% of the Voting Securities of the Company without any transfer from the Investor.

2. Number of Shares; Exercise Price. This certifies that, for value received, [—]6, its Affiliates or its registered assigns (the “Warrantholder”) is entitled, upon the terms and subject to the conditions hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of 258,852,738 fully paid and nonassessable shares of Common Stock (the “Shares”), of the Company, at a purchase price equal to the Exercise Price per Share or to acquire from the Company shares of Series B Preferred Stock in accordance with Section 14. The number of Shares and the Exercise Price are subject to adjustment as provided herein, and all references to “Shares,” “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3. Exercise of Warrant; Term. (A) To the extent permitted by applicable laws and regulations, and subject to the restrictions set forth in Section 3(B), the right to purchase the Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time after the execution and delivery of this Warrant by the Company, on the date hereof, but in no event later than 11:59 p.m., New York City time, on the [seventh] anniversary of the date of issuance of the Warrant (the “Expiration Time”), by (i) the surrender

[6]	Names to be conformed as appropriate.

of this Warrant and Notice of Exercise annexed hereto, duly completed and executed on behalf of the Warrantholder, at the office of the Company in Spokane, Washington (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder at the address of the Warrantholder appearing on the books of the Company), and (ii) payment of the Exercise Price for the Shares thereby purchased at the election of the Warrantholder in one of the following manners:

(1) by tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company; or

(2) by having the Company withhold shares of Common Stock issuable upon exercise of the Warrant equal in value to the aggregate Exercise Price as to which this Warrant is so exercised based on the Market Price of the Common Stock on the trading day immediately prior to the date on which this Warrant and the Notice of Exercise are delivered to the Company.

If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder will be entitled to receive from the Company within a reasonable time, and in any event not exceeding three (3) Business Days, a new warrant in substantially identical form for the purchase of that number of Shares equal to the difference between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

(B) Notwithstanding anything herein to the contrary, the Warrant shall be exercisable only as follows:

(i) by the Investor pursuant to Section 3(A) for shares of Common Stock, provided that in no event shall Investor be entitled to receive shares of Common Stock upon the exercise hereof to the extent (but only to the extent) that at the time the Investor exercises the Warrant (1) the Investor has failed to obtain any applicable Regulatory Approvals or (2) such receipt would cause the Investor to own, or be deemed for applicable bank regulatory purposes to own, Voting Securities of the Company in excess of the Ownership Limit; or

(ii) by any Warrantholder other than the Investor and its Affiliates, if such Warrantholder shall have acquired this Warrant directly or indirectly by a transaction or transactions constituting a Widely Dispersed Offering and not in violation of the provisions of Section 8 hereof, for shares of Common Stock, subject to any restrictions or limitations under applicable laws and regulations.

4. Issuance of Shares; Authorization; Listing. Certificates for Shares or Series B Preferred Stock as the case may be, issued upon exercise of this Warrant will be issued in such name or names as the Warrantholder may designate and will be delivered to such named Person or Persons within a reasonable time, not to exceed 3 Business Days after the date on which this Warrant has been duly exercised in accordance with the terms of this Warrant. The Company hereby represents and warrants that any Shares or Series B Preferred Stock issued upon the exercise of this Warrant in accordance with the provisions of Section 3 and all other provisions of this Warrant will be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges (other than liens or charges created by the Warrantholder or taxes in respect of any transfer occurring contemporaneously therewith). The Company agrees that the Shares or Series B Preferred Stock so issued will be deemed to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or certificates representing such Shares or Series B Preferred Stock, as the case may be, may not be actually delivered on such date. Subject to receipt of the approval by the Company’s stockholders of the Stockholder Proposals, the Company will at all times reserve and keep available, in the case of Common Stock, out of its authorized but unissued Common Stock, and, in the case of the Series B Preferred Stock, out of its authorized but unissued preferred stock, solely for the purpose of providing for the exercise of this Warrant, the aggregate number of shares of Common Stock and Series B Preferred Stock, as the case may be, then issuable upon exercise of this Warrant. The Company will use reasonable best efforts to (i) procure, at its sole expense, the listing of (A) the Shares issuable upon exercise of this Warrant, including but not limited to those Shares issuable pursuant to Section 13 of this Warrant and (B) in the event that the approval by the Company’s stockholders of the Stockholder Proposals has not been received within 120 days of the date of this Warrant, any other securities issuable upon exercise of this Warrant, in each of cases (A) and (B) subject to issuance or notice of issuance on all stock exchanges on which the Common Stock are then listed or traded and (ii) maintain the listing of such Shares after issuance. The Company will use commercially reasonable efforts to ensure that the Shares and the Series B Preferred Stock may be issued without violation of any applicable law or regulation or of any requirement of any securities exchange on which the Shares or Series B Preferred Stock, as the case may be, are listed or traded.

5. No Fractional Shares or Scrip. No fractional shares or scrip representing fractional shares shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which the Warrantholder would otherwise be entitled, the Warrantholder shall be entitled to receive a cash payment equal to the Market Price of the Common Stock less the pro-rated Exercise Price for such fractional share.

6. No Rights as Shareholders; Transfer Books. This Warrant does not entitle the Warrantholder to any voting rights or other rights as a shareholder of the Company prior to the date of exercise hereof. The Company will at no time close its transfer books against transfer of this Warrant in any manner which interferes with the timely exercise of this Warrant.

7. Charges, Taxes and Expenses. Issuance of certificates for Shares to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8. Transfer/Assignment. This Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of the transferee, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 2. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new warrants pursuant to this Section 8 shall be paid by the Company. Notwithstanding the foregoing, the Investor shall comply with the transfer restrictions set forth in the Charter Amendment Proposal (as defined in the Investment Agreement) as if the Charter Amendment Proposal had been approved and effective as of the Closing Date (as defined in the Investment Agreement) until such time as the Charter Amendment Proposal actually is approved and effective. Following the approval of the Charter Amendment Proposal (or other similar amendment to the Company’s Articles of Incorporation), the Investor shall comply with the transfer restrictions contained therein.

9. Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10. Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of an indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11. Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12. Rule 144 Information. The Company covenants that it will use its reasonable best efforts to timely file all reports and other documents required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the “SEC”) thereunder (or, if the Company is not required to file such reports under the Securities Act or the Exchange Act, it will, upon the request of any Warrantholder, make publicly available such information as necessary to permit sales pursuant to Rule 144), and it will use reasonable best efforts to take such further action as any Warrantholder may reasonably request, all to the extent required from time to time to enable such holder to sell the Warrants without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any successor rule or regulation hereafter adopted by the SEC. Upon the written request of any Warrantholder, the Company will deliver to such Warrantholder a written statement that it has complied with such requirements.

13. Adjustments and Other Rights. The Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided, that no single event shall be subject to adjustment under more than one sub-section of this Section 13 so as to result in duplication; provided, further, that, notwithstanding any provision of this Warrant to the contrary, any adjustment shall be made to the extent (and only to the extent) that such adjustment would not cause or result in any Warrantholder and its Affiliates, collectively, being in violation of the Ownership Limit (excluding for purposes of this calculation any reduction in the percentage of Voting Securities or other capital stock of the Company such Warrantholder and its Affiliates so owns, controls or has the power to vote resulting from transfers by the Investor and its Affiliates of Securities purchased by the Investor pursuant to the Investment Agreement) or any other applicable law, regulation or rule of any governmental authority or self-regulatory organization. Any adjustment (or portion thereof) prohibited pursuant to the foregoing proviso shall be postponed and implemented on the first date on which such implementation would not result in the condition described in such proviso.

(A) Common Stock Issued at Less than the Applicable Price. (i) If the Company issues or sells, or agrees to issue or sell, any Common Stock or other securities that are convertible into or exchangeable or exercisable for or otherwise linked to Common Stock, other than Excluded Stock, for consideration per share less than the Applicable Price then the Exercise Price in effect immediately prior to each such issuance or sale will immediately (except as provided below) be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to such issuance or sale by a fraction, (x) the numerator of which shall be (1) the number of shares of Common Stock outstanding immediately prior to such issuance or sale (including, to the extent applicable, the number of shares of Common Stock into which any shares of Series B Preferred Stock and Series D Preferred Stock then outstanding are convertible and into which this Warrant and the Treasury Warrant are exercisable) plus (2) the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of such additional shares of Common Stock so issued or sold would purchase at the Applicable Price, and (y) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issuance or sale (including, to the extent applicable, the number of shares of Common Stock into which any shares of Series B Preferred Stock and Series D Preferred Stock then outstanding are convertible and into which this Warrant and the Treasury Warrant are exercisable). In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the issuance or sale giving rise to this adjustment, by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. For the avoidance of doubt, no increase in the Exercise Price or reduction in the number of Shares issuable upon exercise of this Warrant shall be made pursuant to this sub-clause (i) of this Section 13(A).

(ii) For the purposes of any adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant pursuant to this Section 13(A), the following provisions shall be applicable:

(1) In the case of the issuance or sale of equity or equity-linked securities for cash, the amount of the consideration received by the Company shall be deemed to be the amount of the gross cash proceeds received by the Company for such securities before deducting therefrom any discounts or commissions allowed, paid or incurred by the

Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(2) In the case of the issuance or sale of equity or equity-linked securities (otherwise than upon the conversion of shares of Capital Stock or other securities of the Company) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the Fair Market Value, before deducting therefrom any discounts or commissions allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

(3) In the case of the issuance of (i) options, warrants or other rights to purchase or acquire equity or equity-linked securities (whether or not at the time exercisable) or (ii) securities by their terms convertible into or exchangeable for equity or equity-linked securities (whether or not at the time so convertible or exchangeable) or options, warrants or rights to purchase such convertible or exchangeable securities (whether or not at the time exercisable):

(a) The aggregate maximum number of shares of securities deliverable upon exercise of such options, warrants or other rights to purchase or acquire equity or equity-linked securities shall be deemed to have been issued at the time such options, warrants or rights are issued and for a consideration equal to the consideration (determined in the manner provided in Section 13(A)(i) and (ii)), if any, received by the Company upon the issuance or sale of such options, warrants or rights plus the minimum purchase price provided in such options, warrants or rights for the equity or equity-linked securities covered thereby.

(b) The aggregate maximum number of shares of equity or equity-linked securities deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options, warrants or other rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such options, warrants or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options, warrants or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (in each case, determined in the manner provided in Section 13(A)(i) and (ii)), if any, to be received by the Company upon the conversion or exchange of such securities, or upon the exercise of any related options, warrants or rights to purchase or acquire such convertible or exchangeable securities and the subsequent conversion or exchange thereof.

(c) On any change in the number of shares of equity or equity-linked securities deliverable upon exercise of any such options, warrants or rights or conversion or exchange of such convertible or exchangeable securities or any change in the consideration to be received by the Company upon such exercise, conversion or exchange, but excluding changes resulting from the anti-dilution provisions thereof (to the extent comparable to the anti-dilution provisions contained herein), the Exercise Price and the number of Shares issuable upon exercise of this Warrant as then in effect shall forthwith be readjusted to such Exercise Price and number of Shares as would have been obtained had an adjustment been made upon the issuance or sale of such options, warrants or rights not exercised prior to such change, or of such convertible or exchangeable securities not converted or exchanged prior to such change, upon the basis of such change.

(d) If the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance or sale of any such options, warrants, rights or convertible or exchangeable securities, no further adjustment of the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

(B) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall (i) declare a dividend or make a distribution on its Common Stock in shares of Common Stock, (ii) subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares, or (iii) combine or reclassify the outstanding Common Stock into a smaller number of shares, the number of Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder after such date shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive after such date had this Warrant been exercised immediately prior to such date. In such event, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for such dividend, distribution, subdivision, combination or reclassification giving rise to this adjustment by (y) the new number of Shares issuable upon exercise of this Warrant determined pursuant to the immediately preceding sentence.

(C) Other Distributions. In case the Company shall fix a record date for the making of a distribution to all holders of shares of its Common Stock (i) of shares of any class other than its Common Stock, (ii) of evidence of indebtedness of the Company or any Subsidiary, (iii) of assets or cash (excluding Ordinary Cash Dividends, and dividends or distributions referred to in Section 13(B)), or (iv) of rights or warrants (other than in connection with the adoption of a shareholder rights plan), in each such case, the Exercise Price in effect prior thereto shall be reduced immediately thereafter to the price determined by dividing (x) an amount equal to the difference resulting from (1) the number of shares of Common Stock outstanding on such record date multiplied by the Exercise Price per Share on such record date, less (2) the Fair Market Value of said shares or evidences of indebtedness or assets or rights or warrants to be so distributed, by (y) the number of shares of Common Stock outstanding on such record date; such adjustment shall be made successively whenever such a record date is fixed. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the issuance giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence. In the event that such distribution is not so made, the Exercise Price and the number of Shares issuable upon exercise of this Warrant then in effect shall be readjusted, effective as of the date when the Board determines not to distribute such shares, evidences of indebtedness, assets, rights or warrants, as the case may be, to the Exercise Price that would then be in effect and the number of Shares that would then be issuable upon exercise of this Warrant if such record date had not been fixed.

(D) Certain Repurchases of Common Stock. In case the Company effects a Pro Rata Repurchase of Common Stock, then the Exercise Price shall be reduced to the price determined by multiplying the Exercise Price in effect immediately prior to the effective date of such Pro Rata Repurchase by a fraction of which the numerator shall be (i) the product of (x) the number of shares of Common Stock outstanding immediately before such Pro Rata Repurchase and (y) the Market Price of a share of Common Stock on the trading day immediately preceding the first public announcement by the Company or any of its Affiliates of the intent to effect such Pro Rata Repurchase, minus (ii) the aggregate purchase price of the Pro Rata Repurchase, and of which the denominator shall be the product of (i) the number of shares of Common Stock outstanding immediately prior to such Pro Rata Repurchase minus the number of shares of Common Stock so repurchased and (ii) the Market Price per share of Common Stock on the trading day immediately preceding the first public announcement of such Pro Rata Repurchase. In such event, the number of shares of Common Stock issuable upon the exercise of this Warrant shall be increased to the number obtained by dividing (x) the product of (1) the number of Shares issuable upon the exercise of this Warrant before such adjustment, and (2) the Exercise Price in effect immediately prior to the Pro Rata Repurchase giving rise to this adjustment by (y) the new Exercise Price determined in accordance with the immediately preceding sentence.

(E) Business Combinations. In case of any Business Combination or reclassification of Common Stock (other than a reclassification of Common Stock referred to in Section 13(B)), any Shares (assuming, for these purposes, that the Stockholder Approval shall have been obtained) issued or issuable upon exercise of this Warrant after the date of such Business Combination or reclassification shall be exchangeable for the number of shares of stock or other securities or property (including cash) to which the Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to the consummation of such Business Combination or reclassification would have been entitled upon consummation of such Business Combination or reclassification; and in any such case, if necessary, the provisions set forth herein with respect to the rights and interests thereafter of the Warrantholder shall be appropriately adjusted so as to be applicable, as nearly as may reasonably be, to any shares of stock or other securities or property thereafter deliverable on the exercise of this Warrant. In determining the kind and amount of stock, securities or the property receivable upon consummation of such Business Combination, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination, then the Warrantholder shall have the right to make a similar election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder will receive upon exercise of this Warrant.

(F) Rounding of Calculations; Minimum Adjustments. All calculations under this Section 13 shall be made to the nearest one-tenth (1/10th) of a cent. Any provision of this Section 13 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more.

(G) Timing of Issuance of Additional Common Stock Upon Certain Adjustments. In any case in which the provisions of this Section 13 shall require that an adjustment shall become effective immediately after a record date for an event, the Company may defer until the occurrence of such event (i) issuing to the Warrantholder of this Warrant exercised after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such exercise by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such exercise before giving effect to such adjustment and (ii) paying to such Warrantholder any amount of cash in lieu of a fractional share of Common Stock; provided, however, that the Company upon request shall deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

(H) Adjustment for Unspecified Actions. If the Company takes any action affecting the Common Stock or the Common Equivalent Preferred Stock, other than actions described in this Section 13, which in the reasonable judgment of the Board would adversely affect the exercise rights of the Warrantholder, the Exercise Price for the Warrant and/or the number of Shares received upon exercise of the Warrant shall be adjusted for the Warrantholder’s benefit (the “Adjustment”), to the extent permitted by law, in such manner, and at such time, as the Board after consultation with the Warrantholder shall reasonably determine to be equitable in the circumstances. In the event that an Adjustment or the Board’s failure to make an Adjustment is disputed (each, a “Disputed Adjustment Matter”), such Disputed Adjustment Matter shall be resolved through the Appraisal Procedure mutatis mutandis.

(I) Statement Regarding Adjustments. Whenever the Exercise Price or the number of Shares into which this Warrant is exercisable shall be adjusted as provided in Section 13, the Company shall forthwith file at the principal office of the Company a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the number of Shares into which this Warrant shall be exercisable after such adjustment, and the Company shall also cause a copy of such statement to be sent by mail, first class postage prepaid, to each Warrantholder at the address appearing in the Company’s records.

(J) Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 13 (but only if the action of the type described in this Section 13 would result in an adjustment in the Exercise Price or the number of Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall give notice to the Warrantholder, in the manner set forth in Section 13(I), which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed, and in case of all other action, such notice shall be given at least 15 days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.

(K) No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in taking of all such action as may be necessary or appropriate in order to protect the rights of the Warrantholder.

(L) Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 13, the Company shall take any action which may be necessary, including obtaining regulatory, NASDAQ or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 13.

(M) Adjustment Rules. Any adjustments pursuant to this Section 13 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(N) Notwithstanding anything to contrary set forth herein, the Exercise Price and the number of Shares issuable upon exercise of this Warrant shall also be subject to adjustment from time to time as set forth in this Section 13 as applied to any Common Equivalent Preferred Stock, mutatis mutandis.

14. Exercise for Series B Preferred Stock. Prior to the receipt of all necessary approvals of the Company’s stockholders of the Stockholder Proposals, the Warrantholder may exercise all or any part of this Warrant for a number of shares of Series B Preferred Stock that would be convertible in accordance with the terms thereof into that number of shares of Common Stock it would otherwise be entitled to receive in accordance with Section 3. The

Company will at all times reserve and keep available, out of its authorized preferred stock, a sufficient number of shares of preferred stock for the purpose of providing for the exchange of this Warrant for shares of Series B Preferred Stock. It is understood and agreed that, in lieu of delivering shares of Series B Preferred Stock pursuant to this Section 14, the Company may deliver depositary shares for shares of a new series of preferred stock having rights, preferences and privileges identical to the Series B Preferred Stock.

15. Contest and Appraisal Rights. Upon each determination of Market Price or Fair Market Value, as the case may be, hereunder, the Company shall promptly give notice thereof to the Warrantholder, setting forth in reasonable detail the calculation of such Market Price or Fair Market Value, and the method and basis of determination thereof, as the case may be. If the Warrantholder (or if there is more than one Warrantholder, a majority in interest of Warrantholders) shall disagree with such determination and shall, by notice to the Company given within 15 days after the Company’s notice of such determination, elect to dispute such determination, such dispute shall be resolved in accordance with this Section 15. In the event that a determination of Market Price, or Fair Market Value (if such determination solely involves Market Price), is disputed, such dispute shall be submitted, at the Company’s expense, to a NASDAQ member firm selected by the Company and acceptable to the Warrantholder, whose determination of Market Price or Fair Market Value, as the case may be, shall be binding on the Company and the Warrantholder. In the event that a determination of Fair Market Value, other than a determination solely involving Market Price, is disputed, such dispute shall be resolved through the Appraisal Procedure.

16. Governing Law. This Warrant shall be binding upon any successors or assigns of the Company. This Warrant shall constitute a contract under the laws of the State of New York and for all purposes shall be construed in accordance with and governed by the laws of the State of New York applicable to agreements made and to be performed entirely within such state.

17. Attorneys’ Fees. In any litigation, arbitration or court proceeding between the Company and the Warrantholder as the holder of this Warrant relating hereto, the prevailing party shall be entitled to reasonable attorneys’ fees and expenses incurred in enforcing this Warrant.

18. Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only, in the case of an amendment, with the written consent of the Company and the Warrantholder, or in the case of a waiver, by the party against whom the waiver is to be effective.

19. Notices. All notices hereunder shall be in writing and shall be effective (A) on the day on which delivered if delivered personally or transmitted by telex or telegram or telecopier with evidence of receipt, (B) one Business Day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (C) five Business Days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for the Company, or at the address for the Warrantholder set forth in the registry maintained by the Company pursuant to Section 9, or at such other address and/or telecopy or telex number and/or to the attention of such other person as the Company or the Warrantholder may designate by ten-day advance written notice.

If to the Investor:

C/o Thomas H. Lee Partners, L.P.

100 Federal Street, 35th Floor

Boston, MA 02110

Attn: Thomas M. Hagerty

Facsimile: (617) 227-3514

with a copy to (which copy alone shall not constitute notice):

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attn: James Westra, Esq. and Marilyn French, Esq.

Facsimile: (617) 772-8333

If to the Company:

Sterling Financial Corporation

111 North Wall Street

Spokane, WA 99201

Attn: J. Gregory Seibly

Facsimile: (509) 358-6191

with a copy to (which copy alone shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attn: John Douglas

Facsimile: (212) 701-5145

20. Prohibited Actions. The Company agrees that it will not take any action which would entitle the Warrantholder to an adjustment of the Exercise Price if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant, together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise of all outstanding options, warrants, conversion and other rights, would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

21. Entire Agreement. This Warrant and the forms attached hereto, and the Investment Agreement, contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by a duly authorized officer.

Dated: [                    ]

STERLING FINANCIAL CORPORATION

By:
Name:
Title:

Attest:

By:
Name:
Title:

Acknowledged and Agreed:

[INVESTOR]

By:
Name:
Title:

[Signature Page to Warrant]

[Form Of Notice Of Exercise]

Date:

TO:	Sterling Financial Corporation

RE:	Election to Subscribe for and Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of the Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock in the manner set forth below. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, should be issued in the name set forth below. If the new warrant is being transferred, an opinion of counsel is attached hereto with respect to the transfer of such warrant.

Number of Shares of Common Stock:

Method of Payment of Exercise Price:

Name and Address of Person to be
Issued New Warrant:

Holder:

By:

Name:

Title:

[Form of Notice of Exercise]

EXHIBIT C TO INVESTMENT AGREEMENT

[Form of Opinion]

C-1

EXHIBIT D TO INVESTMENT AGREEMENT

ARTICLES OF AMENDMENT

OF

RESTATED

ARTICLES OF INCORPORATION

OF STERLING FINANCIAL CORPORATION

The undersigned officer of Sterling Financial Corporation (the “Corporation”), on behalf of the Corporation, does hereby certify that the following correctly sets forth an amendment to the Corporation’s Restated Articles of Incorporation.

A. The name of this Corporation is Sterling Financial Corporation.

B. The Restated Articles of Incorporation are hereby amended as follows:

1. The following text is hereby added as Article [—] of the Restated Articles of Incorporation of the Corporation:

ARTICLE [—]

Ownership Limit

Section 1. Certain Definitions. For purposes of this Article [—], the following terms shall have the meanings indicated:

“affiliate” shall have the meanings set forth in Rule 12b-2 under the 1934 Act;

“Code” means the Internal Revenue Code of 1986, as amended from time to time;

“Entity” means an “entity” as defined in Treasury Regulation § 1.382-3(a);

“Expiration Date” means [—],1 unless extended in accordance with Section 2(c) of this Article [—];

“Five-Percent Shareholder” means an individual or Entity whose Ownership Interest Percentage is greater than or equal to 5%;

“Option” shall have the meaning set forth in Treasury Regulation § 1.382-4.

[1]	Date three years from closing of recap transaction.

“Ownership Interest Percentage” means, as of any determination date, the percentage of the Corporation’s issued and outstanding Stock (not including treasury shares or shares subject to vesting in connection with compensatory arrangements with the Corporation) that an individual or Entity would be treated as owning for purposes of Section 382 of the Code, applying the following additional rules: (i) in the event that such individual or Entity, or any affiliate of such individual or Entity, owns or is party to an Option with respect to Stock (including, for the avoidance of doubt, any cash-settled derivative contract that gives such individual or Entity a “long” exposure with respect to Stock), such individual, Entity or affiliate should be treated as owning an amount of Stock equal to the number of shares referenced by such “option,” (ii) for purposes of applying Treasury Regulation § 1.382-2T(k)(2), the Corporation shall be treated as having “actual knowledge” of the beneficial ownership of all outstanding shares of Stock that would be attributed to any such individual or Entity, (iii) Section 382(l)(3)(A)(ii)(II) of the Code shall not apply and (iv) any additional rules the Board of Directors may establish from time to time;

“Permissible Transferee” means a transferee that, immediately prior to any transfer, has an Ownership Interest Percentage equal to (i) zero percentage points plus (ii) any percentage attributable to a prior transfer from, or attribution of ownership from, a Strategic Investor or another Permissible Transferee.

“Person” means any individual, firm, corporation, partnership, trust association, limited liability company, limited liability partnership, governmental entity or other entity and shall include any successor (by merger or otherwise) of any such entity.

“Prohibited  Transfer”  means any purported transfer of Stock to the extent that such transfer is prohibited under this Article  [—];

“Strategic Investor” means any Person that is identified as a Strategic Investor in an investment agreement between such Person and the Company.

“Stock” means (i) shares of Common Stock, (ii) shares of Preferred Stock (other than shares of any class of Preferred Stock described in Section 1504(a)(4) of the Code), which shall include for the avoidance of doubt Convertible Participating Voting Preferred Stock, Series B and Convertible Participating Voting Preferred Stock, Series D, and (iv) any other interest (other than any “option” within the meaning of Treasury Regulation § 1.382-4) that would be treated as “stock” of the Corporation pursuant to Treasury Regulation § 1.382-2T(f)(18).

“Tax Benefit” means the net operating loss carryovers, capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers, as well as any potential loss or deduction attributable to an existing “net unrealized built-in loss” within the meaning of Section 382 of the Code, of the Corporation or any direct or indirect subsidiary thereof;

“transfer” refers to any means of conveying record, beneficial or tax ownership (applying, in the case of tax ownership, applicable attribution rules for purposes of

Section 382 of the Code) of Stock, whether such means is direct or indirect, voluntary or involuntary, and “transferee” means any Person to whom any such security is transferred; and

“U.S. Government” means any of (i) the federal government of the United States of America, (ii) any instrumentality or agency of the federal government of the United States of America and (iii) any Person wholly-owned by, or the sole beneficiary of which is, the federal government of the United States or any instrumentality or agency thereof.

Section 2. Transfer Restrictions. Solely for the purpose of permitting the utilization of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder, the following restrictions shall apply until the Expiration Date, unless the Board of Directors has waived such restrictions in respect of all transfers in accordance with Section 7 below:

(a) From and after [—],2 except as otherwise provided in this subparagraph (a), no individual or Entity (including for the avoidance of doubt the U.S. Government) other than the Corporation shall, except as provided in Section 3(a) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire stock to the extent that such transfer, if effective, would cause the Ownership Interest Percentage of the transferee or any other Entity or individual to increase to 4.95 percent (4.95%) or above, or from 4.95% or above to a greater Ownership Interest Percentage. Nothing in this Article [—] shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the securities involved in such transaction, and the Purported Acquiror (as defined below) thereof, shall remain subject to the provisions of this Article [—] in respect of such transaction. Unless a transferor has actual knowledge that a transfer by it is prohibited by this subparagraph (a), (i) such transferor shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such transferor in respect of such losses or damages, (ii) such transferor shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article [—] and (iii) such transferee shall have no cause of action or rights against the transferor in respect of such losses or damages, including, without limitation, for breach of warranty of the transferor implied by applicable law as to the effectiveness and rightfulness of the transfer.

(b) From and after [—],3 except as otherwise provided in this subparagraph (b), no Five-Percent Shareholder shall, except as provided in Section 3(b) below, transfer to any individual or Entity any direct or indirect interest in any Stock or Options to acquire stock owned by such Five-Percent Shareholder without the prior approval of the Board of

[2]	Effective date of this amendment.
[3]	Effective date of this amendment.

Directors. Nothing in this Article [—] shall preclude the settlement of any transaction with respect to the Stock entered into through the facilities of the NASDAQ Stock Market or any other national securities exchange; provided, however, that the transferor of Stock in violation of the preceding sentence shall remain subject to the provisions of this Article [—] in respect of such transaction and liable to the Corporation for any damages incurred as a result of such transfer. Unless a transferee has actual knowledge that a transfer to it is prohibited by this subparagraph (b), such transferee shall have no liability whatsoever to the Corporation or such Five-Percent Shareholder in respect of any losses or damages suffered by the Corporation or such Five-Percent Shareholder as a result of such transfer and neither the Corporation nor such Five-Percent Shareholder shall have any cause of action or rights against such transferee in respect of such losses or damages. Unless a Five-Percent Shareholder has actual knowledge (after commercially reasonable investigation) that a transfer by it is prohibited by this subparagraph (b), (i) such Five-Percent Shareholder shall have no liability whatsoever to the Corporation in respect of any losses or damages suffered by the Corporation as a result of such transfer and the Corporation shall have no cause of action or rights against such Five-Percent Shareholder in respect of such losses or damages, (ii) such Five-Percent Shareholder shall have no liability whatsoever to the respective transferee in respect of any losses or damages suffered by such transferee by virtue of the operation of this Article [—] and (iii) such transferee shall have no cause of action or rights against the Five-Percent Shareholder in respect of such losses or damages, including, without limitation, for breach of warranty of the Five-Percent Shareholder implied by applicable law as to the effectiveness and rightfulness of the transfer. Notwithstanding the foregoing, the transfer restrictions described in this subparagraph (b) shall not apply to the transfer of any direct or indirect interest in any Stock by the U.S. Government, provided that such transfer is made to a direct “public group” of the Corporation, as defined in Treasury Regulation Section 1.382-2T(f)(13).

(c) The Expiration Date is subject to extension for up to three (3) additional years (i.e., until [—]) if the Board of Directors determines in its reasonable discretion that the extension of the transfer restrictions provided in subparagraphs (a) and (b) of this Section 2 is necessary to preserve the value of the Tax Benefits to which the Corporation (or any other member of the consolidated group of which the Corporation is common parent for federal income tax purposes) is or may be entitled pursuant to the Code and the regulations thereunder.

Section 3. Permitted Transfers.

(a) Any transfer that would otherwise be prohibited pursuant to Section 2(a) of this Article [—] shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee to a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its sole discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers), (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock, (iv) such transfer is pursuant to the exercise by a Strategic Investor or a Permissible Transferee of a warrant issued to a Strategic Investor pursuant to an investment agreement to which the Corporation is a party or (v) such transfer is a transfer by the Corporation to an underwriter or placement agent for distribution in a public offering, whether registered or conducted pursuant to an exception from registration; provided, however, that transfers by such underwriter or placement agent to purchasers in such offering remain subject to this Article [—]. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (a), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits.

(b) Any transfer that would otherwise be prohibited pursuant to Section 2(b) of this Article [—] shall nonetheless be permitted if (i) such transfer is made by a Strategic Investor or a Permissible Transferee, (ii) prior to such transfer being consummated (or, in the case of an involuntary transfer, as soon as practicable after the transaction is consummated), the Board of Directors, in its discretion, approves the transfer (such approval may relate to a transfer or series of identified transfers) or (iii) such transfer is pursuant to any transaction, including, but not limited to, a merger or consolidation, in which all holders of Stock receive, or are offered the same opportunity to receive, cash or other consideration for all such Stock, and upon the consummation of which the acquiror will own at least a majority of the outstanding shares of Stock. In determining whether to approve a proposed transfer pursuant to (ii) of this subparagraph (b), the Board of Directors may, in its discretion, require (at the expense of the transferor and/or transferee) an opinion of counsel selected by the Board of Directors that the transfer will not result in the application of any limitation pursuant to Section 382 of the Code on the use of the Tax Benefits. In the case of a proposed transfer by a Five-Percent Shareholder pursuant to this subparagraph (b), the Board of Directors will not unreasonably withhold approval of a proposed transfer that is structured in a manner that the Board of Directors determines, in its reasonable judgment, minimizes the “owner shift” required to be taken into account for purposes of Section 382 of the Code as a result of such transfer and any subsequent transfers by the transferor and its affiliates. In assessing whether proposed transfers are so structured, the Board of Directors will apply the Treasury Regulations under Section 382 of the Code, including but not limited to Treasury Regulations Sections 1.382-2T(g)(5) and 1.382-2T(k). For the avoidance of doubt, the Board of Directors may withhold approval of any proposed transfer that it determines will result in a material risk that any limitation pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits.

(c) The Board of Directors may exercise the authority granted by this Section 3 through duly authorized officers or agents of the Corporation. The Board of Directors may establish a committee to determine whether to approve a proposed transfer or for any other purpose relating to this Article [—]. As a condition to the Corporation’s consideration of a request to approve a proposed transfer, the Board of Directors may require the transferor and/or transferee to reimburse or agree to reimburse the

Corporation, on demand, for all costs and expenses incurred by the Corporation with respect to such proposed transfer, including, without limitation, the Corporation’s costs and expenses incurred in determining whether to authorize such proposed transfer.

Section 4. Treatment of Prohibited Transfers. Unless the transfer is permitted as provided in Section 3 of this Article [—], any attempted transfer of Stock or Options in excess of the Stock or Options that could be transferred to the transferee without restriction under Section 2(a) of this Article [—] shall not be effective to transfer ownership of such excess Stock or Options (the “Prohibited Shares”) to the purported acquiror thereof (the “Purported Acquiror”), who shall not be entitled to any rights as a shareholder of the Corporation with respect to such Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto).

(a) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of purported ownership of Prohibited Shares within the Purported Acquiror’s possession or control, along with any dividends or other distributions paid by the Corporation with respect to any Prohibited Shares that were received by the Purported Acquiror (the “Prohibited Distributions”), to such Person as the Corporation shall designate to act as transfer agent for such Prohibited Shares (the “Agent”). If the Purported Acquiror has sold any Prohibited Shares to an unrelated party in an arm’s-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold such Prohibited Shares for the Agent, and in lieu of transferring such Prohibited Shares (and Prohibited Distributions with respect thereto) to the Agent shall transfer to the Agent any such Prohibited Distributions and the proceeds of such sale (the “Resale Proceeds”) except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of such Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to subparagraph (b) below if such Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of Prohibited Shares by the Purported Acquiror other than a transfer described in one of the first two sentences of this subparagraph (a) shall not be effective to transfer any ownership of such Prohibited Shares.

(b) The Agent shall sell in one or more arm’s-length transactions (through the NASDAQ Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, provided, however, that any such sale must not constitute a Prohibited Transfer and provided further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Stock or otherwise would adversely affect the value of the Stock. The proceeds of such sale (the “Sales Proceeds”), or the Resale Proceeds, if applicable, shall be used to pay the expenses of the Agent in connection with its duties under this Section 4 with respect to such Prohibited Shares, and any excess shall be allocated to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for such Prohibited Shares, and (ii) where the purported transfer of Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported transfer, the fair market value

(as determined in good faith by the Board of Directors) of such Prohibited Shares at the time of such purported transfer. Subject to the succeeding provisions of this subparagraph, any Resale Proceeds or Sales Proceeds in excess of the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be transferred to an entity described in Section 501(c)(3) of the Code and selected by the Board of Directors or its designee; provided, however, that if the Prohibited Shares (including any Prohibited Shares arising from a previous Prohibited Transfer not sold by the Agent in a prior sale or sales), represent a 4.95% or greater Ownership Interest Percentage, then any such remaining amounts to the extent attributable to the disposition of the portion of such Prohibited Shares exceeding a 4.94% Ownership Interest Percentage shall be paid to two or more organizations qualifying under Section 501(c)(3) selected by the Board of Directors. In no event shall any such amounts described in the preceding sentence inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in connection with its duties under this Section 4 with respect to the related Prohibited Shares. Notwithstanding anything in this Article [—] to the contrary, the Corporation shall at all times be entitled to make application to any court of equitable jurisdiction within the State of Washington for an adjudication of the respective rights and interests of any Person in and to any Sale Proceeds, Resale Proceeds and Prohibited Distributions pursuant to this Article [—] and applicable law and for leave to pay such amounts into such court.

(c) Within thirty (30) business days of learning of a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror the Corporation may institute legal proceedings to compel such transfer; provided, however, that nothing in this paragraph (c) shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this paragraph (c) shall not constitute a waiver of any right of the Corporation to compel any transfer required by subparagraph (a) of this Section 4.

(d) Upon a determination by the Corporation that there has been or is threatened a purported transfer of Prohibited Shares to a Purported Acquiror, the Corporation may take such action in addition to any action permitted by the preceding paragraph as it deems advisable to give effect to the provisions of this Article [—], [including, without limitation, refusing to give effect on the books of this Corporation to such purported transfer or instituting proceedings to enjoin such purported transfer].

Section 5. Transferee Information. The Corporation may require as a condition to the approval of the transfer of any shares of its Stock or Options to acquire Stock pursuant to this Article [—] that the proposed transferee furnish to the Corporation all information reasonably requested by the Corporation and reasonably available to the proposed transferee and its affiliates with respect to the direct or indirect ownership interests of the proposed transferee (and of Persons to whom ownership interests of the proposed transferee would be attributed for purposes of Section 382 of the Code) in Stock or other options or rights to acquire Stock.

Section 6. Legend on Certificates. All certificates evidencing ownership of shares of Stock that are subject to the restrictions on transfer contained in this Article [—] shall bear a conspicuous legend referencing the restrictions set forth in this Article [—].

Section 7. Waiver of Article [—]. The Board of Directors may, at any time prior to the Expiration Date, waive this Article [—] in respect of one or more classes of transfers or in respect of all transfers, provided that the Board of Directors determines (a) that there is no reasonable likelihood that such waiver will create or increase a material risk that limitations pursuant to Section 382 of the Code will be imposed on the utilization of the Tax Benefits, either at the time of waiver or a reasonable time thereafter, or (b) that the benefits to the shareholders of the Corporation as a whole of so waiving the provisions hereof are sufficient to permit such waiver notwithstanding the likely detriment to the shareholders as a whole of the limitations referred to in (a). Any such determination to waive this Article [—] in respect of all transfers shall be filed with the Secretary of the Corporation and mailed by the Secretary to all shareholders of this Corporation within ten days after the date of such determination.

Section 8. Board Authority.

(a) The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this  Article  [—], including, without limitation, the identification of Five-Percent Shareholders with respect to the Corporation within the meaning of Section 382 of the Code and the regulations thereunder; the ownership shifts, within the meaning of Section 382 of the Code, that have previously taken place; the magnitude of the ownership shift that would result from the proposed transaction; the effect of any reasonably foreseeable transactions by the Corporation or any other Person (including any transfer of Stock that the Corporation has no power to prevent, without regard to any knowledge on the part of the Corporation as to the likelihood of such transfer); the possible effects of an ownership change within the meaning of Section 382 of the Code and any other matters which the Board of Directors determines to be relevant. Moreover, the Corporation and the Board of Directors shall be entitled to rely in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Article [—] to the fullest extent permitted by law. Any determination by the Board of Directors pursuant to this Article [—] shall be conclusive.

(b) Nothing contained in this Article [—] shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits.

(c) In the case of an ambiguity in the application of any of the provisions of this Article [—], including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article [—] requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article [—]. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent, and all other parties for all other purposes of this Article [—].

Section 9. Severability. If any provision of this Article [—] or any application of such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

Section 10. Benefits of Article [—]. Nothing in this Article [—] shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article [— ]. This Article [—] shall be for the sole and exclusive benefit of the Corporation and the Agent.

[Remainder of Page Intentionally Left Blank]

C. This amendment of the Restated Articles of Incorporation of the Corporation was duly adopted by the Board of Directors of the Corporation, in accordance with the provisions of RCW 23B.10.030, at the meeting of the Board of Directors of the Corporation held on [—], 2010, and approved by the Shareholders of the Corporation in accordance with the provisions of RCW 23B.10.030 and 23B.10.040 at a Special Meeting of Shareholders on [—], 2010.

IN WITNESS WHEREOF, Sterling Financial Corporation has caused these Articles of Amendment to be signed by                         , its                         , this      day of                         , 20    .

Sterling Financial Corporation

By:

Name:

Title:

EXHIBIT E TO INVESTMENT AGREEMENT

EXHIBIT 4.1 to Form 8-K filed on April 15, 2010